                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-26615

                               6,557,280 SHARES

LOGO                          SHOPKO STORES, INC.

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)
                               ---------------
  Of the 6,557,280 shares of Common Stock offered, 5,245,824 are being offered hereby in the United States (the "U.S. Offering") and 1,311,456 are being offered in a concurrent international offering outside the United States (the "International Offering") (together, the "Offerings"). The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."
  All of the shares of Common Stock offered are being sold by a wholly owned subsidiary of Supervalu Inc. (such subsidiary and Supervalu Inc. are referred to herein as the "Selling Shareholder" or "Supervalu") other than the shares, if any, sold in connection with the exercise by the Underwriters of the over-allotment option, which will be sold by ShopKo Stores, Inc. (the "Company" or "ShopKo"). The Offerings are a condition for the Company's repurchase of 8,174,387 shares of Common Stock from the Selling Shareholder at $18.35 per share (the "Stock Buyback"), and all of such transactions are expected to be consummated simultaneously. The Selling Shareholder currently holds 14,731,667 shares of Common Stock, which represents approximately 46% of the outstanding Common Stock. After the Offerings and the Stock Buyback, the Selling Shareholder will not beneficially own any Common Stock of the Company. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby or pursuant to the concurrent International Offering, other than proceeds from the sale of shares of Common Stock, if any, sold in connection with the exercise by the Underwriters of the over-allotment options.
  The last reported sale price of the Common Stock, which is listed under the symbol "SKO," on the New York Stock Exchange on June 26, 1997 was $26.0625 per share. See "Price Range of Common Stock and Dividend Policy."
  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR  BY ANY  STATE SECURITIES COMMISSION  NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ---------------

                                INITIAL
                                 PUBLIC
                                OFFERING    UNDERWRITING       PROCEEDS TO
                                 PRICE     DISCOUNT(1)(2) SELLING SHAREHOLDER(2)
                              ------------ -------------- ----------------------
Per Share....................    $25.00        $1.19              $23.81
Total(3)..................... $163,932,000   $7,803,163        $156,128,837

-------
(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) The Selling Shareholder will bear the underwriting discount and pay certain other expenses of the Offerings, estimated at $8,500,000.
(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 786,874 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 196,718 shares as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to Selling Shareholder and proceeds to Company will be $188,521,800, $8,973,638, $156,128,837 and $23,419,326,
    respectively. See "Underwriting."
                               ---------------
  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about July 2, 1997, against payment therefor in immediately available funds.
GOLDMAN, SACHS & CO.
                           MERRILL LYNCH & CO.
                                                           SALOMON BROTHERS INC
                               ---------------
                 The date of this Prospectus is June 26, 1997.

[Inside front cover to include photographs of the exterior and interior of a ShopKo store.]




  ShopKo(R) and ProVantage(R) are registered servicemarks of the Company. All other trademarks, servicemarks and trade names referred to in this Prospectus are the property of their respective owners.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the web site that the Commission maintains at http://www.sec.gov. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-10876 pursuant to the Exchange Act) are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended February 22, 1997;

    2. The Company's Current Reports on Form 8-K dated April 2, April 24, June 9 and June 20, 1997;

    3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, and any report or amendment filed for the purpose of updating such description; and

    4. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock.


  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to ShopKo Stores, Inc., 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060, Attention:
Investor Relations (telephone: (414) 497-2211).

                               ----------------

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

  CAUTIONARY NOTE: This Prospectus, certain of the documents incorporated herein by reference, and other written materials, future filings, releases and oral statements issued by or on behalf of the Company contain certain forward-looking statements, including, but not limited to, statements about the future performance of the Company and the Company's plans, objectives, expectations, or intentions. These forward-looking statements are based on management's assumptions and beliefs in light of information currently available to it and are subject to risks and uncertainties. The Company's actual results may differ significantly and materially from those projected or suggested in the forward-looking statements. Factors that might cause such differences to occur include, but are not limited to: (i) heightened competition, including specifically increased price competition from national and regional discount stores, specialty stores, and prescription benefit management companies, (ii) adverse weather conditions in the Company's retail markets, (iii) changes in the prescription drug industry regarding pricing, formulary use, or reimbursement practices, (iv) changes in minimum wage legislation, (v) regulatory and litigation matters affecting healthcare service providers, particularly prescription benefit managers, (vi) interest rates, (vii) real estate, construction and development costs, (viii) inventory imbalances caused by unanticipated fluctuations in consumer demand, (ix) trends in the economy which affect consumer confidence and consumer demand for the Company's goods, particularly trends affecting the Company's markets, (x) possible termination of prescription benefit management contracts with key clients or pharmaceutical manufacturers, (xi) the availability of suitable retail real estate which can be acquired on terms which are acceptable to the Company and
(xii) the factors mentioned under "Risk Factors."

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements contained or incorporated by reference in the Prospectus. The Company's fiscal year ends on the last Saturday of February.

                                  THE COMPANY

  ShopKo is a leading regional retailer which operates 130 retail stores and four free standing optical centers in 16 Upper Midwest, Pacific Northwest and Western Mountain states. ShopKo is also engaged in the business of providing health services in its retail stores and through its subsidiary, ProVantage, which specializes in prescription benefit management, mail service pharmacy, vision benefit management and health information technology. The ProVantage businesses are conducted throughout the United States. ShopKo has also recently launched a free standing optical center strategy by opening four Vision Advantage stores in Ohio in fiscal 1997. The Company's annual sales in its fiscal year ended February 22, 1997 were $2.3 billion.

RETAIL STRATEGY

  In response to the growing competition from national discount stores, ShopKo's management recognized the need for a new strategy to differentiate the Company from its competitors. With a focus on serving the customer and building customer loyalty, ShopKo has over the last few years undergone a significant strategic repositioning under its Vision 2000 program. That strategy, which strengthened the Company's market position, was built on four guiding principles:

  . Establish an enhanced merchandising strategy in concert with customers' needs, primarily focused on certain core business segments: health-related products including retail pharmacy and optical services, casual apparel, leisure products and home products;

  . Remodel and re-merchandise the store base to create a more customer-friendly shopping environment;

  . Design an organizational structure which enables superior store execution by closely linking the Company's merchandising, marketing, and logistics functions to respond quickly and effectively to changing customer demands; and

  . Improve the Company's infrastructure, merchandising, and distribution systems to enable the Company to be more responsive to its customers and suppliers.

  To execute this strategy, the Company centralized its merchandising operations to allow store management to focus on providing customers with a customer-friendly shopping environment defined by simplicity, speed and convenience of service.

  The Company is continuously changing and updating its merchandising strategy to ensure continued differentiation from its competitors and to reflect changing consumer preferences. ShopKo's current merchandising strategy is focused on enhancing its product offering by adding new product segments to its core product offerings. Such product segments have been identified and include: casual furniture for the home and home office; bed and bath products; housewares and small appliances; and special, plus-sized and intimate apparel for women. In addition to emphasizing branded and private label products in these segments, management intends to be category dominant in specific casual lifestyle related product categories.

  The Company prices its merchandise to be competitive with its discount retail competitors, both regional and national. In general, the Company uses its frequent advertising of a large group of high demand items to reinforce its competitive price image and to generate store traffic, rather than attempting to meet the lowest available price on every item. The Company believes it provides its customers with quality brands, focused assortments and trend-right apparel at competitive prices in an attractive shopping environment.

  The Company's strategy has been implemented in stages over the last several years throughout the Company's 130 stores. During this period, substantially all stores have been remodeled, all three distribution centers expanded, management information systems upgraded, and merchandising centralized and linked to marketing and logistics all with a view to enhancing customer service and building customer loyalty. The Company intends to continue to make investments of this type to enhance the Company's infrastructure. These infrastructure changes, when combined with an organization and management team able to deal with continuous change, provide the necessary platform for the Company to improve its competitive position and to grow its general merchandise retail business going forward. The results of the Company's retail strategy have recently been demonstrated by the Company's accelerating comparable store sales growth which, at 6.0% for fiscal 1997, was among the strongest in the highly competitive discount retail industry.

Growth Strategy for the Retail Business

  The Company's current growth plan for the retail business is to increase the number of retail stores to achieve economies of scale and to capitalize on the Company's existing infrastructure. The Company intends to consider the acquisition of existing stores, either as specific sites, in clusters, or as part of an existing business. The Company believes that selective and opportunistic acquisitions of retail stores or sites will allow the Company to achieve economies of scale, improve the Company's profitability, and maintain its financial strength. The Company may also consider new store construction utilizing leases, sale and leaseback, or other financing alternatives to improve the expected financial performance of new stores. The Company's plans with respect to new store growth are subject to change, and there can be no assurance that the Company will achieve its plans.

  In reviewing possible retail store acquisitions, the Company intends to take a disciplined approach to maintain the Company's competitive position and financial integrity. The key elements of such an approach are: avoiding excessive debt and maintaining a balance sheet which will exhibit the Company's financial strength to the vendor and creditor communities; leveraging the Company's existing infrastructure, including the Company's advanced management information and distribution systems; maintaining adequate liquidity for the Company's operations; and critically evaluating the competitive environment for all new stores.

  The Company currently anticipates that new stores will be refurbished or constructed to generally mirror existing ShopKo stores to benefit from its merchandising strategies. The Company also plans to expand the practice of purchasing existing pharmacy businesses in the market where a new ShopKo store opens and transferring the business to the new store to generate customer traffic and to improve the financial performance of the store in its initial years.

  The Company opened only one new store (excluding relocations) in fiscal 1997 and does not plan to construct any new stores in the traditional ShopKo format in fiscal 1998. New store construction was affected by competitive pressures and the proposed combination with Phar-Mor, Inc. See "Recent Developments."

HEALTH SERVICES STRATEGY

Retail

  Almost all of the Company's 130 stores provide professional healthcare services through pharmacy and optical centers. In addition to generating increased store traffic through more frequent store visits and building customer loyalty, these services contribute significantly to the Company's overall profitability and provide the opportunity for additional growth. The Company estimates that its pharmacies dispense on average 60% more prescriptions than the average drugstore and produce on average over $2 million in revenues per pharmacy. Each store with pharmacy and optical centers employs or contracts with an average of approximately three licensed pharmacists, one licensed optometrist and six opticians. The Company's independent optometrists perform in-store eye exams and prescribe corrective lenses. In fiscal 1997, the Company's central optical lab and 77 in-store finishing labs dispensed over 617,000 eyewear prescriptions.

ProVantage

  As an extension of the Company's retail business, which includes the sale of pharmaceutical and optical products and services, the Company operates ProVantage, Inc., which is its health services subsidiary that provides: prescription benefit management, vision benefit management, and healthcare information technology for businesses. The ProVantage operations have provided significant and growing revenues to the Company's operating base. ProVantage currently has 4.1 million lives under management, compared to 1.7 million lives at the end of fiscal year 1996.

  Prescription Benefit Management (PBM). In fiscal 1994, the Company expanded its traditional retail pharmacy services by developing ProVantage Mail Service, a prescription management and mail service pharmacy that was offered to healthcare plan sponsors throughout the United States. Because of the success of this service, management decided to expand it, and acquired a prescription claims processing firm, Bravell, Inc., in January 1995. This acquisition enabled the Company to develop ProVantage into a full service PBM, providing custom prescription benefit management, benefit plan design, a network of over 46,000 retail pharmacies, program administration, formulary administration, clinical services, and claims and benefit processing services to insurance companies, third party administrators and self-funded healthcare plan sponsors. More recently, the Company acquired CareStream Scrip Card, a PBM firm that provides services similar to those provided by ProVantage. Healthcare plan sponsors are increasingly utilizing PBM firms in order to reduce their costs. The sponsors direct or encourage plan participants to utilize managed care pharmacy benefit programs that are developed and administered by PBM firms. These programs control pharmacy costs by monitoring decisions regarding the usage of, for example, generic drugs instead of brand name drugs. As healthcare sponsors seek yet further ways to contain costs, PBM companies such as ProVantage will have greater importance in the effort to produce the best medical results at the lowest cost.

  Vision Benefit Management (VBM). ProVantage VBM was formed to leverage the Company's expertise in retail optical services and PBM. VBM's operations are very similar to those of the PBM. VBM has established a growing national network (currently at 4,500) of retail optical chains and private ophthalmologists, optometrists and opticians. In August, 1996, VBM completed the acquisition of United Wisconsin Insurance Company's vision benefit management business. This acquisition gave VBM an immediate market presence in the vision benefit management industry. Unlike the PBM, VBM offers insured as well as uninsured services. The insured products are sold by licensed independent and employee sales agents, and are underwritten by a licensed insurance company. VBM currently provides services for approximately 190,000 plan participants.

  Health Information Technology. Another component of ProVantage is health information technology. ProVantage has developed two separate uses for this technology and is currently commercializing this technology. The first is a separate division called ProVMed. ProVMed focuses on turning enterprise-wide data of managed care organizations, other purchasers, payers, and providers of healthcare, and pharmaceutical companies into useful, actionable information using a concept called decision support services (DSS). ProVMed has made use of ShopKo's investment in leading-edge technology. Using an IBM SP2 massively parallel processing computer, Oracle database technology and DSS tools, ProVMed can extract actionable information from huge data bases much more efficiently than most companies. The second use for this technology is for a PBM product-- ProVRx. ProVRx applies the same principles and tools as ProVMed, but focuses on the pharmacy claims data of ProVantage's PBM customers.

  ProVantage Operating Results (in millions).

                                                  FISCAL YEARS ENDED
                                       -----------------------------------------
                                       FEB. 22, 1997 FEB. 24, 1996 FEB. 25, 1995
                                        (52 WEEKS)    (52 WEEKS)    (52 WEEKS)
                                       ------------- ------------- -------------
Net Sales.............................    $348.8         $93.8         $14.1
Operating Earnings....................       9.5           2.7           1.5
PBM lives.............................       4.1           1.7           0.6

  Growth Strategy for ProVantage. Going forward, the Company expects that ProVantage will grow through internal and external initiatives. Internal initiatives will emanate from additional marketing efforts by the present sales force to obtain new customers, and to obtain additional revenues through the implementation of new products to existing customers. External initiatives will be pursued opportunistically through acquisitions. ProVantage's managed healthcare operations are distinct from the Company's retail operations, and the Company may, at some point in the future, consider monetizing all or part of its investment in ProVantage through one or more public or private transactions. However, there can be no assurance if or when any such transaction will occur.

                 STOCK BUYBACK AND SECONDARY OFFERING AGREEMENT

  On April 24, 1997, the Company and the Selling Shareholder entered into a Stock Buyback and Secondary Offering Agreement, as amended (the "Agreement"), pursuant to which the Company has agreed to repurchase 8,174,387 shares of Common Stock from the Selling Shareholder for $18.35 per share. The obligation of the Company and the Selling Shareholder to consummate the Stock Buyback is conditioned upon completion of the Offerings. The Selling Shareholder is obligated to go forward with the Offerings if the offering price of the Common Stock is equal to or greater than $18.35 per share. The Selling Shareholder may choose to go forward with the Offerings if the offering price of the Common Stock is less than $18.35 per share, in which case the offering price per share will be less than the Stock Buyback price per share. The Stock Buyback and the Offerings are expected to be significantly accretive to the Company's earnings per share, excluding one-time charges in fiscal 1998 related to the termination of the Phar-Mor transaction, due to the fact that the reduction of the number of shares outstanding (even if the over-allotment options are exercised in full) more than offsets the impact of the additional interest expense to be incurred as a result of the Stock Buyback. See "Recent Developments" and "Summary Historical and Pro Forma Statements of Earnings."

  It is anticipated that upon the closing of the Offerings and the Stock Buyback, Dale P. Kramer, the Company's President and Chief Executive Officer, will be named Chairman of the Company's Board of Directors. The Agreement provides that Michael W. Wright, Chairman of Supervalu and the Company, and Jeffrey C. Girard, Executive Vice President and Chief Financial Officer of Supervalu, will resign from the Company's Board of Directors upon the Company's selection of replacements, but not later than October 1, 1997. A search is currently underway for new independent directors to replace Messrs. Wright and Girard. In addition, William J. Podany, the Company's Executive Vice President and Chief Operating Officer, and Stephen E. Watson, former President and member of the Board of Directors of the Dayton Hudson Corporation, will be named as additional directors prior to or shortly after the closing of the Offerings and the Stock Buyback, increasing the number of directors on the Company's Board to seven. See "Management--Expansion of Board of Directors."

  The Selling Shareholder will bear the underwriting discount and certain other expenses of the Offerings estimated in the aggregate at $8,500,000, up to an amount equal to the excess of the aggregate public offering price over $123,604,728 ($18.85 per share). The Company will pay the underwriting discount to the Selling Shareholder and such expenses only to the extent not borne by the Selling Shareholder. Because the offering price per share is in excess of $20.25, the Selling Shareholder will bear the entire underwriting discount and certain other expenses of the Offerings under the terms of the Agreement. However, the Company and the Selling Shareholder have each agreed to bear the costs and expenses of its own counsel and the Company has agreed to bear certain marketing costs.

  After completion of the Offerings and the Stock Buyback, the Selling Shareholder will not beneficially own any of the outstanding shares of Common Stock. See "Selling Shareholder--Stock Buyback Agreement." There are currently no material supply, financial or operational agreements between the Company and the Selling Shareholder. Other than as described in this Prospectus, the Company does not anticipate any material changes in its business or operations as a result of the Selling Shareholder ceasing to hold an investment in the Company.

                  TERMINATION OF PROPOSED PHAR-MOR TRANSACTION

  On April 2, 1997, the Company, Cabot Noble, Inc. ("Cabot Noble") and Phar-Mor, Inc. ("Phar-Mor") mutually agreed to terminate the Agreement and Plan of Reorganization dated as of September 7, 1996, as amended (the "Plan of Reorganization"), which provided for the combination of the Company and Phar-Mor under a new holding company, Cabot Noble. The Company incurred a one-time pre-tax charge of $2.8 million ($0.05 per share) in the first quarter of fiscal 1998, representing costs and expenses incurred in connection with the proposed combination. See "Recent Developments."

                            RECENT OPERATING RESULTS

  On June 20, 1997, the Company reported results of operations for its first fiscal quarter (16 weeks) ended June 14, 1997. Consolidated net sales increased 17.9% to $720.0 million for the period, compared to $610.9 million for the quarter (16 weeks) ended June 15, 1996. Retail store sales increased by $30.8 million, or 5.6%, and ProVantage sales increased by $80.6 million, or 116.1%, over the first quarter of fiscal 1997. Retail comparable store sales increased 5.1% in the first quarter. The increase in ProVantage sales in the first quarter is due primarily to internally generated growth and the acquisition of CareStream Scrip Card in August 1996. Consolidated gross margin as a percentage of sales for the first quarter was 22.7% versus 24.0% for the same period in fiscal 1997. The decrease is primarily attributable to a larger percentage of sales coming from ProVantage offset in part by an improvement in retail store gross margin from 25.8% in the first quarter of fiscal 1997 to 26.5% in the first quarter of fiscal 1998. Consolidated selling, general and administrative expenses as a percentage of sales decreased to 17.2% for the first quarter of fiscal 1998 from 18.6% for the first quarter of fiscal 1997 primarily due to increased ProVantage sales. First quarter net income increased 25.7% to $7.2 million, or $0.22 per share, compared to $5.8 million, or $0.18 per share, for the same period in fiscal 1997. Results for the first quarter of fiscal 1998 are net of a nonrecurrring pre-tax charge of $2.8 million ($0.05 per share) for costs incurred in connection with the termination on April 2, 1997 of the Plan of Reorganization with Phar-Mor.

                                                     QUARTER (16 WEEKS) ENDED
                                                     --------------------------
                                                       JUNE 14,      JUNE 15,
                                                         1997          1996
                                                     ------------  ------------
                                                            (MILLIONS)
   Net Sales........................................        $720.0        $610.9
   Nonrecurring Charge..............................           2.8           --
   Operating income.................................          20.9          19.0
   Net income.......................................           7.2           5.8

            SUMMARY HISTORICAL AND PRO FORMA STATEMENTS OF EARNINGS

  The following unaudited pro forma statement of earnings presents the estimated effect of the Stock Buyback from Supervalu (8,174,387 shares at $18.35 per share plus investment banking and other professional fees associated with the Stock Buyback). The pro forma statement of earnings assumes that this event occurred on February 25, 1996 and accordingly includes the following adjustment: increased interest expense of $9,677,000 due to an estimated reduction of interest income of $4,158,000 and increased interest expense of $5,519,000 due to additional borrowings needed under the revolving credit agreement. The pro forma statement of earnings assumes no exercise of the Underwriters' over-allotment options and does not give the effect of the payment by the Company of the underwriting discounts and commissions in connection with the Offerings which would have occurred if the offering price per share was less than approximately $20.25. The "Historical and Pro Forma Statements of Earnings" should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                    FIFTY-TWO WEEKS ENDED FEBRUARY 22, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           ACTUAL   PRO FORMA(1)
                                                         ---------- ------------
Revenues:
  Net sales............................................. $2,333,407  $2,333,407
  Licensed department rentals and other income..........     13,058      13,058
                                                         ----------  ----------
                                                          2,346,465   2,346,465
Costs and expenses:
  Cost of sales.........................................  1,783,741   1,783,741
  Selling, general and administrative expenses..........    397,092     397,092
  Depreciation and amortization expenses................     59,833      59,833
                                                         ----------  ----------
                                                          2,240,666   2,240,666
Income from operations..................................    105,799     105,799
Interest expense--net...................................     31,777      41,454
                                                         ----------  ----------
Earnings before income taxes............................     74,022      64,345
Provision for income taxes..............................     29,076      25,275
                                                         ----------  ----------
Net earnings............................................ $   44,946  $   39,070
                                                         ==========  ==========
Net earnings per common share........................... $     1.40  $     1.63
Weighted average number of common shares outstanding....     32,092      23,918

--------
(1) The Pro Forma Statement of Earnings does not include the effect of the payment by the Company of the underwriting discounts and certain other expenses, estimated at $8.5 million, which would have occurred if the offering price per share was less than approximately $20.25. If these expenses were recorded, earnings per share would be $1.26. See "Selling Shareholder--Stock Buyback Agreement."

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data in the following table for each of the five years in the period ended February 22, 1997 have been derived from the Company's consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus.

                                          FISCAL YEARS ENDED
                         ------------------------------------------------------
                          FEB. 22,  FEB. 24,    FEB. 25,   FEB. 26,   FEB. 27,
                            1997      1996        1995     1994(1)      1993
                         (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS)
                         ---------- ---------  ---------- ---------- ----------
DATA DERIVED FROM
 CONSOLIDATED FINANCIAL
 STATEMENTS:
Summary of Operations
 (millions except per
 share data)
 Net sales
   Retail Store.........   $2,005    $1,881      $1,840     $1,739     $1,683
   ProVantage ..........      349        94          14        --         --
   Intercompany(2)......      (21)       (7)         (1)       --         --
                           ------    ------      ------     ------     ------
   Total................    2,333     1,968       1,853      1,739      1,683
 Gross margin...........      550       501         488        453        457
 Operating income.......      106        97          91         74        100
 Net income.............       45        38          38         32         50
 Earnings per share.....     1.40      1.20        1.18       1.00       1.56
Balance Sheet Data
 Total assets...........    1,234     1,118       1,110        953        792
 Total debt(3)..........      421       416         429        337        225
 Total shareholders'
  equity................      461       422         397        374        355
Cash Flow Data
 Provided (used) by
 Operations.............      112       156          41         34         75
 Investing Activities...      (66)      (49)       (104)      (129)       (91)
 Financing Activities...      (11)      (30)         73         95         16
Other Data
 Gross margin-Retail
  Store.................      526       493         485        453        457
 Gross margin-
  ProVantage............       24         8           3        --         --
 EBITDA(4)..............      166       154         145        122        143
 Capital expenditures...   $   39    $   53      $   95     $  134     $   91
 Total debt as % of
  total
  capitalization(5).....     46.6%     48.5%       50.9%      46.2%      37.9%
 Ratio of Earnings to
  Fixed Charges(6)......      3.2       2.7         2.9        3.0        4.8
OTHER OPERATING DATA:
 Same Retail Store
  sales growth..........      6.0%     (0.5)%       0.7%       1.2%       1.5%
 Stores at year end.....      130       129         124        117        111
 Retail Store sales per
  gross selling square
  foot(7)...............   $  218    $  210      $  216     $  217     $  216
 ProVantage lives
  (thousands)(8)........    4,116     1,665         627        --         --

--------
(1) The effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," resulted in a decrease in net earnings of $0.6 million ($0.02 per share). Adoption of SFAS No. 109, "Accounting for Income Taxes," had no effect on reported net earnings or financial position.
(2) Intercompany sales consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage.
(3) Total debt includes short-term debt, current portion of long-term obligations and long-term obligations.
(4) EBITDA--Earnings before interest, taxes, depreciation and amortization. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.
(5) Total capitalization includes shareholders' equity, total debt and non-current deferred income taxes.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings plus income taxes, interest expense, such portion of rent expense as is representative of the interest factor thereon and amortization expense of capitalized interest. Fixed charges consist of interest expense, such portion of rent expense and capitalized interest. Such portion of rent expense, capitalized interest and amortization of capitalized interest amounted to $2.7 million, $0.1 million and $0.5 million in fiscal 1997, $2.7 million, $0.2 million and $0.5 million in fiscal 1996, $2.4 million, $1.3 million and $0.5 million in fiscal 1995, $1.9 million, $2.1 million and $0.4 million in fiscal 1994, and $1.8 million, $1.1 million and $0.3 million in fiscal 1993.
(7) Sales per square foot for each period are based on both Company owned and leased retail sales of all stores open the entire fiscal year preceding such period, divided by such stores' total square feet of total selling space at the end of such period. Leased sales represent sales by retail vendors that lease store space (primarily a shoe vendor) and ranged from 1.9% to 2.2% of total owned and leased retail sales during the periods presented.
(8) Lives are derived from the plan eligibility files and exclude long-term care lives for which ProVantage provides formulary management services only.

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Common Stock.

COMPETITION

  The discount retail merchandise business is highly competitive and subject to excess capacity. Certain competitors of the Company are much larger and have substantially greater resources than the Company. The competition for customers has intensified in recent years as larger competitors, such as Wal-Mart, Kmart and Target, have moved into the Company's geographic markets. In addition, stores recently opened by the Company have been less successful than established stores as a result of competitive pressures from larger national retail chains and the difficulty in attracting a sufficient customer base in new market areas. Although the Company has performed well notwithstanding this intensified competition, there is no assurance that the Company will be able to continue to compete successfully.

  The prescription benefit management industry is dynamic, growing and very competitive. ProVantage competes for health services clients with a number of prescription benefit management companies including PCS Health Systems, Inc. (a subsidiary of Eli Lilly and Co.), Merck-Medco Managed Care, Inc. (a subsidiary of Merck & Co., Inc.), Express Scripts, Inc., Caremark International, Inc. (a subsidiary of Med Partners, Inc.), TDI, Inc. (a subsidiary of Thrift Drug Company, Inc.), Value Rx (a former subsidiary of Value Health, Inc. which was recently sold to Columbia/HCA), and Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham), many of which are substantially larger than ProVantage and each of which has considerable resources.

REDUCED FINANCIAL FLEXIBILITY AND INCREASED LEVERAGE

  All or substantially all of the Company's available cash will be used to fund the Stock Buyback. Depending upon the timing of the Stock Buyback, the Company may incur a nominal amount of additional short-term debt to complete the Stock Buyback, and to fund its operations. Use of the Company's available cash to fund the Stock Buyback will reduce the Company's financial flexibility and increase its leverage ratio. The Company's increased leverage ratio could have adverse effects on the Company, including the following: (i) additional financing may not be available to the Company upon terms as favorable as those currently available to the Company, (ii) a portion of cash flow from operations must be dedicated to the payment of the principal of and interest on debt, and (iii) the leverage may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures and any adverse changes in government regulation.

AVAILABILITY OF RETAIL STORE SITES

  The Company's plans to increase its number of retail stores will depend in part upon the availability of existing retail stores or store sites. There can be no assurance that such stores or sites will be available, or that they will be available on terms acceptable to the Company.

LITIGATION

  The sale of retail merchandise and provision of health services entails an inherent risk of liability. The Company is currently subject to a number of lawsuits, and it is expected that the Company from time to time will be subject to similar suits in the ordinary course of business. The Company currently maintains insurance intended to cover a majority of such claims, subject to a $250,000 deductible for general liability claims and a $500,000 deductible for liability claims arising from prescription dispensing errors, and management believes that its respective insurance programs are adequate. There can be no assurance, however, that claims in excess of insurance coverage or claims not covered by insurance coverage will not arise. There can be no assurance that the Company will be able to obtain insurance coverage in the future on acceptable terms, if at all. A successful claim against the Company substantially in excess of its insurance coverage, or for claims which are not covered by such insurance, could have a material adverse effect on its financial condition and results of operations. In addition, claims against the Company, regardless of merit or eventual outcome, may have a material adverse effect upon its reputation and business.

  Additionally, groups of retail pharmacies have filed lawsuits throughout the United States against pharmaceutical manufacturers and certain pharmacy benefit managers challenging certain brand pharmaceutical pricing practices under various state and federal antitrust laws. The suits allege, among other things, that the manufacturers have offered, and certain parties have knowingly accepted, discounts and rebates on pharmaceutical purchases that violate the U.S. Robinson-Patman Act. ProVantage is not a party to any of these proceedings. However, if certain pricing practices now prevalent in the pharmaceutical industry are determined to be violative of any laws, then the availability to ProVantage of certain discounts, rebates and fees that ProVantage presently receives in connection with its drug purchasing and formulary management programs could be adversely affected.

SEASONALITY OF GENERAL MERCHANDISE BUSINESS

  The retail general merchandise operations of the Company are highly seasonal, with the third and fourth fiscal quarters contributing a significant part of the Company's earnings due to the Christmas selling season. Because the Company's fiscal year ends on the last Saturday in February, the Christmas selling season impacts both the third and fourth fiscal quarters.

DEPENDENCE ON KEY MANAGEMENT AND DIRECTORS

  The Company believes that its continued success will depend to a significant extent upon the continued services of its senior management and a seasoned Board of Directors. The loss of the services of key senior management and Board members could have a material adverse effect on the Company's business. Messrs. Wright and Girard will resign from the Board of Directors when replacements are selected by the Company, but not later than October 1, 1997. See "Selling Shareholder--Stock Buyback Agreement".

EFFECTS OF ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), and Bylaws, the existence of authorized but unissued capital stock, certain provisions of Minnesota law and the Company's Rights Plan may tend to deter unfriendly offers or other efforts to obtain control of the Company that are not approved by the Company's Board of Directors or a committee of the Board of Directors and thereby render the Company less attractive to a potential acquirer and deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Certain Anti-Takeover Provisions".

ADDITIONAL RISK FACTORS PARTICULAR TO PROVANTAGE

PBM Industry Margin Erosion

  Over the last several years, PBM's have experienced significant erosion in the prices they have been able to charge for their services. Additionally, competitive pressures have caused PBM's to increase client revenue sharing opportunities. The combination of such lower prices and increased revenue sharing have caused margin erosion. Such margin erosion is expected to continue.

Ability to Retain Clients

  ProVantage's business is largely built upon contractual relationships with its clients. These client contracts have various expiration dates and, in some instances, are terminable by the client upon relatively short notice. There can be no assurance that ProVantage's client contracts will continue unchanged beyond their stated terms. Loss of accounts with large clients or with clients which, in the aggregate account for a significant portion of ProVantage's revenues, would adversely affect the Company's financial condition and results of operations.

Ability to Maintain Growth Rate

  A significant portion of the growth of ProVantage has been attributable to acquisitions. There can be no assurance that ProVantage will be able to consummate similar acquisitions to supplement ProVantage's internally generated growth in the future.

Continuance of Formulary Revenues

  A significant portion of ProVantage's earnings are attributable to its formulary management service programs. Revenues derived from these services include payments from pharmaceutical manufacturers and third party formulary administrators for volume discounts, rebates and other fees. ProVantage has secured contractual commitments from pharmaceutical manufacturers and third party formulary administrators with regard to payment of such discounts, rebates and fees, but there is no assurance that such contractual relationships will continue unchanged beyond their stated terms, which are typically one or two years.

Ability to Manage Growth

  ProVantage's business has grown rapidly in the last three fiscal years, with total revenues increasing from $14 million in fiscal year 1995 to $349 million in fiscal year 1997. This recent rapid growth has placed, and if such growth continues will increasingly place, a significant strain on ProVantage's management and operations. Accordingly, ProVantage's future operating results will depend on the ability of its officers and other key employees to continue implementing and improving its operations, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that ProVantage will be able to manage any future expansion successfully or provide the necessary management resources to successfully manage its business, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

Government Regulation

  The PBM industry is subject to extensive federal and state laws and regulations, and compliance with such laws and regulations imposes significant operational requirements for ProVantage. The regulatory requirements with which ProVantage must comply in conducting its business vary from state to state. Management believes that ProVantage is in substantial compliance with all existing statutes and regulations material to the operation of its business. The impact of future legislation and regulatory changes affecting ProVantage's business cannot be predicted, and there can be no assurance that ProVantage will be able to obtain or maintain the regulatory approvals required to operate its business.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is traded on the New York Stock Exchange under the symbol "SKO". The following table sets forth the high and low reported closing sales prices for the Common Stock for the fiscal periods indicated as reported on the New York Stock Exchange Composite Tape.

                                                        HIGH     LOW    DIVIDEND
                                                      -------- -------- --------
Fiscal Year 1996
  First Quarter (ended June 17, 1995)................ $11.7500 $ 8.7500   $.11
  Second Quarter (ended September 9, 1995)...........  14.0000  10.2500    .11
  Third Quarter (ended December 2, 1995).............  13.2500  10.2500    .11
  Fourth Quarter (ended February 24, 1996)...........  11.7500  10.8750    .11
Fiscal Year 1997
  First Quarter (ended June 15, 1996)................ $16.5000 $11.2500   $.11
  Second Quarter (ended September 7, 1996)...........  16.2500  13.5000    .11
  Third Quarter (ended November 30, 1996)............  16.2500  15.0000    --
  Fourth Quarter (ended February 22, 1997)...........  16.1250  14.3750    --
Fiscal Year 1998
  First Quarter (ended June 14, 1997)................ $26.8750 $14.5000    --
  Second Quarter (through June 26, 1997).............  27.3125  25.7500    --

  The last closing sales price of the Common Stock on the New York Stock Exchange on June 26, 1997 was $26.0625 per share.

  As a result of the proposed transaction with Phar-Mor and Cabot Noble, the Company was prohibited from declaring or paying any dividends. Upon termination of such transaction, the Company determined to retain earnings, if any, for the growth and expansion of its business and not declare or pay any cash dividends. The Company intends to reconsider its dividend policy after completion of the Offerings and the Stock Buyback. Future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, capital expenditure program, debt repayment requirements and other factors, some of which are beyond the Company's control. There can be no assurance as to whether or when the Company's Board of Directors will change the current policy regarding dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of February 22, 1997 and pro forma to give effect to the Offerings and the Stock Buyback. The Company will not receive any of the proceeds from the sale of the shares of Common Stock in the Offerings (other than proceeds from the sale of shares of Common Stock, if any, sold in connection with the exercise by the Underwriters of the over-allotment options). This table should be read in conjunction with the consolidated financial statements and related notes and the other financial information contained or incorporated by reference in this Prospectus.

                                                           FEBRUARY 22, 1997
                                                         ----------------------
                                                          ACTUAL   PRO FORMA(1)
                                                         --------  ------------
                                                         (IN THOUSANDS, EXCEPT
                                                            SHARE AMOUNTS)
Cash(2)................................................. $124,550    $  2,776
                                                         ========    ========
Current liabilities:
  Short-term debt(2).................................... $    --     $ 30,526
  Current portion of long-term obligations..............    2,014       2,014
Long-term obligations, less current maturities..........  418,714     418,714
                                                         --------    --------
  Total Debt............................................  420,728     451,254
  Deferred Income Tax...................................   20,999      20,999
Shareholders' Equity:
  Common Stock, $.01 par value; 75,000,000 shares
   authorized;
   32,166,720 shares issued.............................      322         322
  Additional Paid In Capital............................  245,137     245,137
  Retained Earnings.....................................  215,405     215,405
  Less cost of treasury stock (8,174,387 shares as
   adjusted)(2).........................................      --     (152,300)
                                                         --------    --------
    Total Shareholders' Equity..........................  460,864     308,564
                                                         --------    --------
Total capitalization.................................... $902,591    $780,817
                                                         ========    ========
Total debt to total capitalization......................     46.6%       57.8%
                                                         ========    ========

--------
(1) Assumes no exercise of the Underwriters' over-allotment options. Does not give effect to the payment by the Company of the underwriting discounts and commissions in connection with the Offerings which would have occurred if the offering price per share was less than approximately $20.25. If these expenses were recorded, the pro forma total debt to total capitalization ratio would have increased to 58.9%. See "Selling Shareholder--Stock Buyback Agreement."
(2) Reflects the Stock Buyback of 8,174,387 shares of Common Stock from the Selling Shareholder and related costs, including estimated investment banking and professional fees associated with the Stock Buyback.

                HISTORICAL AND PRO FORMA STATEMENTS OF EARNINGS

  The following unaudited pro forma statement of earnings presents the estimated effect of the Stock Buyback from Supervalu (8,174,387 shares at $18.35 per share plus investment banking and other professional fees associated with the Stock Buyback). The pro forma statement of earnings assumes that this event occurred on February 25, 1996 and accordingly includes the following adjustment: increased interest expense of $9,677,000 due to an estimated reduction of interest income of $4,158,000 and increased interest expense of $5,519,000 due to additional borrowings needed under the revolving credit agreement. The pro forma statement of earnings assumes no exercise of the Underwriters' over-allotment options and does not give the effect of the payment by the Company of the underwriting discounts and commissions in connection with the Offerings which would have occurred if the offering price per share was less than approximately $20.25. The "Historical and Pro Forma Statements of Earnings" should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                    FIFTY-TWO WEEKS ENDED FEBRUARY 22, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           ACTUAL   PRO FORMA(1)
                                                         ---------- ------------
Revenues:
  Net sales............................................. $2,333,407  $2,333,407
  Licensed department rentals and other income..........     13,058      13,058
                                                         ----------  ----------
                                                          2,346,465   2,346,465
Costs and expenses:
  Cost of sales.........................................  1,783,741   1,783,741
  Selling, general and administrative expenses..........    397,092     397,092
  Depreciation and amortization expenses................     59,833      59,833
                                                         ----------  ----------
                                                          2,240,666   2,240,666
Income from operations..................................    105,799     105,799
Interest expense--net...................................     31,777      41,454
                                                         ----------  ----------
Earnings before income taxes............................     74,022      64,345
Provision for income taxes..............................     29,076      25,275
                                                         ----------  ----------
Net earnings............................................ $   44,946  $   39,070
                                                         ==========  ==========
Net earnings per common share........................... $     1.40  $     1.63
Weighted average number of common shares outstanding....     32,092      23,918

--------
(1) The Pro Forma Statement of Earnings does not include the effect of the payment by the Company of the underwriting discounts and certain other expenses, estimated at $8.5 million, which would have occurred if the offering price per share was less than approximately $20.25. If these expenses were recorded, earnings per share would be $1.26. See "Selling Shareholder--Stock Buyback Agreement."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data in the following table for each of the five years in the period ended February 22, 1997 have been derived from the Company's consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus.

                                          FISCAL YEARS ENDED
                         ------------------------------------------------------
                          FEB. 22,  FEB. 24,    FEB. 25,   FEB. 26,   FEB. 27,
                            1997      1996        1995     1994(1)      1993
                         (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS)
                         ---------- ---------  ---------- ---------- ----------
DATA DERIVED FROM
 CONSOLIDATED FINANCIAL
 STATEMENTS:
Summary of Operations
 (millions except per
 share data)
 Net sales
   Retail Store.........   $2,005    $1,881      $1,840     $1,739     $1,683
   ProVantage ..........      349        94          14        --         --
   Intercompany(2)......      (21)       (7)         (1)       --         --
                           ------    ------      ------     ------     ------
   Total................    2,333     1,968       1,853      1,739      1,683
 Gross margin...........      550       501         488        453        457
 Operating income.......      106        97          91         74        100
 Net income.............       45        38          38         32         50
 Earnings per share.....     1.40      1.20        1.18       1.00       1.56
Balance Sheet Data
 Total assets...........    1,234     1,118       1,110        953        792
 Total debt(3)..........      421       416         429        337        225
 Total shareholders'
  equity................      461       422         397        374        355
Cash Flow Data
 Provided (used) by
   Operations...........      112       156          41         34         75
   Investing Activities.      (66)      (49)       (104)      (129)       (91)
   Financing Activities.      (11)      (30)         73         95         16
Other Data
 Gross margin-Retail
  Store.................      526       493         485        453        457
 Gross margin-
  ProVantage............       24         8           3        --         --
 EBITDA(4)..............      166       154         145        122        143
 Capital expenditures...   $   39    $   53      $   95     $  134     $   91
 Total debt as % of
  total
  capitalization(5).....     46.6%     48.5%       50.9%      46.2%      37.9%
 Ratio of Earnings to
  Fixed Charges(6)......      3.2       2.7         2.9        3.0        4.8
OTHER OPERATING DATA:
 Same Retail Store
  sales growth..........      6.0%     (0.5)%       0.7%       1.2%       1.5%
 Stores at year end.....      130       129         124        117        111
 Retail Store sales per
  gross selling square
  foot(7)...............   $  218    $  210      $  216     $  217     $  216
 ProVantage lives
  (thousands)(8)........    4,116     1,665         627        --         --

--------
(1) The effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," resulted in a decrease in net earnings of $0.6 million ($0.02 per share). Adoption of SFAS No. 109, "Accounting for Income Taxes," had no effect on reported net earnings or financial position.
(2) Intercompany sales consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage.
(3) Total debt includes short-term debt, current portion of long-term obligations and long-term obligations.
(4) EBITDA--Earnings before interest, taxes, depreciation and amortization. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.
(5) Total capitalization includes shareholders' equity, total debt and non-current deferred income taxes.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings plus income taxes, interest expense, such portion of rent expense as is representative of the interest factor thereon and amortization expense of capitalized interest. Fixed charges consist of interest expense, such portion of rent expense and capitalized interest. Such portion of rent expense, capitalized interest and amortization of capitalized interest amounted to $2.7 million, $0.1 million, and $0.5 million in fiscal 1997, $2.7 million, $0.2 million and $0.5 million in fiscal 1996, $2.4 million, $1.3 million and $0.5 million in fiscal 1995, $1.9 million, $2.1 million, and $0.4 million in fiscal 1994, and $1.8 million, $1.1 million, and $0.3 million in fiscal 1993.
(7) Sales per square foot for each period are based on both Company owned and leased retail sales of all stores open the entire fiscal year preceding such period, divided by such stores' total square feet of total selling space at the end of such period. Leased sales represent sales by retail vendors that lease store space (primarily a shoe vendor) and ranged from 1.9% to 2.2% of total owned and leased retail sales during the periods presented.
(8) Lives are derived from the plan eligibility files and exclude long-term care lives for which ProVantage provides formulary management services only.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Offerings, other than proceeds from the sale of shares of Common Stock, if any, sold in connection with the exercise by the Underwriters of the over-allotment options. If the over-allotment options are exercised, the Company intends to use the net proceeds from such sales for general corporate purposes.

                              RECENT DEVELOPMENTS

  On April 24, 1997, the Company and the Selling Shareholder entered into the Agreement pursuant to which the Company has agreed to repurchase 8,174,387 shares of Common Stock from the Selling Shareholder for $18.35 per share. The obligation of the Company and the Selling Shareholder to consummate the Stock Buyback is conditioned upon completion of the Offerings. The Stock Buyback and the Offerings are expected to be significantly accretive to the Company's earnings per share, excluding one-time charges in fiscal 1998 related to the termination of the Phar-Mor transaction, due to the fact that the reduction of the number of shares outstanding (even if the over-allotment options are exercised in full) more than offsets the impact of the additional interest expense to be incurred as a result of the Stock Buyback. Because the offering price per share is in excess of $20.25, the Company does not anticipate incurring any material charges in connection with the expenses of the Offerings. See "Selling Shareholder--Stock Buyback Agreement" and "Summary Historical and ProForma Statements of Earnings."

  On April 2, 1997, the Company, Cabot Noble and Phar-Mor mutually agreed to terminate the Plan of Reorganization which provided for the combination of the Company and Phar-Mor under a new holding company, Cabot Noble. The Company incurred a one-time pre-tax charge of $2.8 million ($0.05 per share) in the first quarter of fiscal 1998, representing costs and expenses incurred in connection with the proposed combination.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The discussion of results of operations that follows is based upon, and should be read in conjunction with the Company's consolidated financial statements, including notes thereto, appearing elsewhere herein.

RECENT OPERATING RESULTS

  On June 20, 1997, the Company reported results of operations for its first fiscal quarter (16 weeks) ended June 14, 1997. Consolidated net sales increased 17.9% to $720.0 million for the period, compared to $610.9 million for the quarter (16 weeks) ended June 15, 1996. Retail store sales increased by $30.8 million, or 5.6%, and ProVantage sales increased by $80.6 million, or 116.1%, over the first quarter of fiscal 1997. Retail comparable store sales increased 5.1% in the first quarter. The increase in ProVantage sales in the first quarter is due primarily to internally generated growth and the acquisition of CareStream Scrip Card in August 1996. Consolidated gross margin as a percentage of sales for the first quarter was 22.7% versus 24.0% for the same period in fiscal 1997. The decrease is primarily attributable to a larger percentage of sales coming from ProVantage offset in part by an improvement in retail store gross margin from 25.8% in the first quarter of fiscal 1997 to 26.5% in the first quarter of fiscal 1998. Consolidated selling, general and administrative expenses as a percentage of sales decreased to 17.2% for the first quarter of fiscal 1998 from 18.6% for the first quarter of fiscal 1997 primarily due to increased ProVantage sales. First quarter net income increased 25.7% to $7.2 million, or $0.22 per share, compared to $5.8 million, or $0.18 per share, for the same period in fiscal 1997. Results for the first quarter of fiscal 1998 are net of a nonrecurrring pre-tax charge of $2.8 million ($0.05 per share) for costs incurred in connection with the termination on April 2, 1997 of the Plan of Reorganization with Phar-Mor.

                                                     QUARTER (16 WEEKS) ENDED
                                                     --------------------------
                                                       JUNE 14,      JUNE 15,
                                                         1997          1996
                                                     ------------  ------------
                                                            (MILLIONS)
   Net Sales........................................        $720.0        $610.9
   Nonrecurring Charge..............................           2.8           --
   Operating income.................................          20.9          19.0
   Net income.......................................           7.2           5.8

RESULTS OF OPERATIONS

  The following table sets forth items from the Company's Consolidated Statements of Earnings as percentages of consolidated net sales:

                                                      FISCAL YEARS ENDED
                                               --------------------------------
                                                FEB. 22,   FEB. 24,   FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------- ---------- ----------
   Revenues:
     Net sales................................   100.0%     100.0%     100.0%
     Licensed department rentals and other
      income..................................     0.6        0.7        0.7
                                                 -----      -----      -----
                                                 100.6      100.7      100.7
   Costs and expenses:
     Cost of sales............................    76.4       74.5       73.7
     Selling, general and administrative
      expenses................................    17.0       18.4       19.2
     Depreciation and amortization expenses...     2.6        2.9        2.9
                                                 -----      -----      -----
                                                  96.0       95.8       95.8
   Income from operations.....................     4.6        4.9        4.9
   Interest expense...........................     1.4        1.7        1.6
                                                 -----      -----      -----
   Earnings before income taxes...............     3.2        3.2        3.3
   Provision for income taxes.................     1.3        1.2        1.3
                                                 -----      -----      -----
   Net earnings...............................     1.9%       2.0%       2.0%
                                                 =====      =====      =====

  The Company has redefined its business segments from the classifications of General Merchandise and Health Services (which had included ProVantage's managed healthcare operations and ShopKo's retail pharmacy and optical departments), to a Retail Store segment (which includes general merchandise, retail pharmacy and retail optical operations) and a ProVantage segment (which includes prescription benefit management, mail service pharmacy, vision benefit management and healthcare information technology). The new segment reporting will provide better information for shareholders and business analysts. Intercompany sales, which consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage, have been eliminated.

  The following tables set forth items from the Company's business segments as percentages of net sales:

RETAIL STORE SEGMENT

                                                      FISCAL YEARS ENDED
                                               --------------------------------
                                                FEB. 22,   FEB. 24,   FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------- ---------- ----------
Revenues:
  Net sales...................................   100.0%     100.0%     100.0%
  Licensed department rentals and other
   income.....................................     0.6        0.7        0.7
                                                 -----      -----      -----
                                                 100.6      100.7      100.7
Costs and expenses:
  Cost of sales...............................    73.8       73.8       73.6
  Selling, general and administrative
   expenses...................................    18.3       18.3       18.6
  Depreciation and amortization expenses......     2.8        2.9        2.9
                                                 -----      -----      -----
                                                  94.9       95.0       95.1
Income from operations........................     5.7%       5.7%       5.6%
                                                 =====      =====      =====

PROVANTAGE SEGMENT

                                                      FISCAL YEARS ENDED
                                               --------------------------------
                                                FEB. 22,   FEB. 24,   FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------- ---------- ----------
Revenues:
  Net sales...................................   100.0%     100.0%     100.0%
  Licensed department rentals and other
   income.....................................     0.2        0.5        0.4
                                                 -----      -----      -----
                                                 100.2      100.5      100.4
Costs and expenses:
  Cost of sales...............................    93.1       91.0       78.0
  Selling, general and administrative
   expenses...................................     3.8        5.5       10.0
  Depreciation and amortization expenses......     0.6        1.1        1.8
                                                 -----      -----      -----
                                                  97.5       97.6       89.8
Income from operations........................     2.7%       2.9%      10.6%
                                                 =====      =====      =====

FISCAL 1997 COMPARED TO FISCAL 1996

  Consolidated net sales for fiscal 1997 (52 weeks) increased 18.6% or $365.4 million over fiscal 1996 (52 weeks) to $2,333.4 million.

  Retail Store sales increased 6.6% or $124.7 million over fiscal 1996 to $2,005.7 million. Comparable Retail Store sales increased 6.0%. The Comparable Retail Store increases by category were as follows: Apparel--12%, Retail Health--8% and Hardline/Home goods--3%. The Company attributes these increases in large part to the success of its merchandising operations and marketing initiatives. Changes in retail comparable store sales for a fiscal year are based upon those stores which were open for the entire preceding fiscal year.

  ProVantage sales increased 271.7% or $254.9 million over fiscal 1996 to $348.8 million. Management attributes this increase primarily to internally generated growth and supplementally to the acquisition of CareStream Scrip Card in August 1996. Included in ProVantage sales are amounts billed to insurance companies, third party administrators and self-funded medical plan sponsors and the amounts billed to pharmaceutical manufacturers and third party formulary administrators for formulary fees. The formulary fees included in ProVantage sales were $16.7 million and $5.7 million for fiscal years 1997 and 1996, respectively. On a per claim basis, net formulary fees were $0.51 and $0.79 for fiscal years 1997 and 1996, respectively. Management expects the net formulary fees per claim to decrease in fiscal 1998.

  Consolidated gross margins as percentages of sales were 23.6% and 25.5% for fiscal 1997 and 1996, respectively. Retail Store gross margins as percentages of sales were 26.2% for both fiscal years and include LIFO charges of $2.6 million and $2.2 million for fiscal 1997 and 1996, respectively. Retail Store gross margins, before LIFO expense, were 26.3% in fiscal 1997 and fiscal 1996. ProVantage gross margins as percentages of sales were 6.9% and 9.0% for fiscal 1997 and 1996, respectively. This decrease is attributable to a larger percentage of the sales coming from the lower gross margin claims processing activities and to an increase in the percentage of formulary fees shared with clients. Management anticipates that this downward trend in gross margin percent for ProVantage will continue.

  Consolidated selling, general and administrative expenses decreased 1.4% of net sales to 17.0% compared with 18.4% in fiscal 1996. The decrease is due to increased sales related to ProVantage. Retail Store selling, general and administrative expenses were 18.3% of net sales for both fiscal years. ProVantage selling, general and administrative expenses decreased 1.7% of net sales to 3.8% compared with 5.5% in fiscal 1996. This decrease is primarily due to leveraging costs against increasing sales volumes.

  The Company's operating earnings (earnings before interest and income taxes) increased 8.6% to $105.8 million in fiscal 1997 from $97.4 million in fiscal 1996. Retail Store operating earnings (earnings before corporate expenses, interest and income taxes) increased 6.0% to $113.7 million in fiscal 1997 compared to $107.2 million in fiscal 1996. This increase is primarily due to increased sales. ProVantage operating earnings increased in fiscal 1997 to $9.5 million compared to $2.7 million in fiscal 1996. This increase is primarily due to growth in prescription benefit management services and business acquisitions.

  Net interest expense in fiscal 1997 decreased from the prior year by 0.3% of net sales to 1.4% of net sales. This decrease is primarily due to increased sales and increased interest income. Interest income increased to $4.3 million in fiscal 1997 compared with $1.8 million in fiscal 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

  Consolidated net sales for fiscal 1996 (52 weeks) increased 6.2% or $115.1 million over fiscal 1995 (52 weeks) to $1,968.0 million.

  Retail Store sales increased 2.2% or $41.1 million over fiscal 1995 to $1,881.0 million. Management attributes this sales increase to the opening of five new stores and increased business in the Company's retail pharmacy and optical centers. Comparable Retail Store sales decreased 0.5%. Management believes Retail Store sales were negatively impacted by a difficult retail environment, planned contraction of several departments and increased competitive entries.

  ProVantage sales increased 567.5% or $79.8 million over fiscal 1995 to $93.8 million. In fiscal 1995, ProVantage sales only included prescription benefit management sales for the eight week period from the date of the Company's acquisition of Bravell, Inc. ("Bravell") to the end of the fiscal year, in addition to mail service revenues. Of the increase, $53.4 million or 380.1% is due to fiscal 1995 including only a partial year of Bravell sales. Management attributes the rest of the increase to growth in prescription benefit management services business.

  Consolidated gross margins as percentages of sales were 25.5% and 26.3% for fiscal 1996 and 1995, respectively. Retail Store gross margins as percentages of sales were 26.2% and 26.4% for fiscal 1996 and 1995, respectively. The Retail Store gross margin for fiscal 1996 includes a LIFO charge of $2.2 million and for fiscal 1995 includes a LIFO credit of $2.0 million and a $5.5 million charge to reduce certain inventories to market value. Retail Store gross margin before LIFO expense was 26.3% in fiscal 1996 and 26.2% in fiscal 1995. ProVantage gross margins as percentages of sales were 9.0% and 22.0% for fiscal 1996 and 1995, respectively. This decrease is attributable to an increase in the percentage of formulary fees shared with clients and a larger portion of the sales coming from the lower gross margin claims processing activities.

  Consolidated selling, general and administrative expenses decreased 0.8% of net sales to 18.4% compared with 19.2% in fiscal 1995. Retail Store selling, general and administrative expenses were 18.3% and 18.6% for fiscal 1996 and 1995, respectively. This improvement is primarily due to expense control initiatives. ProVantage selling, general and administrative expenses decreased to 5.5% of net sales from 10.0% of net sales in fiscal 1995. This decrease is primarily due to leveraging costs against increased sales volumes.

  The Company's operating earnings (earnings before interest and income taxes) increased 6.5% to $97.4 million in fiscal 1996 from $91.5 million in fiscal 1995. Retail Store operating earnings (earnings before corporate expenses, interest and income taxes) increased 4.4% to $107.2 million in fiscal 1996 compared to $102.7 million in fiscal 1995. This increase is primarily due to increased sales and expense control initiatives. ProVantage operating earnings increased in fiscal 1996 to $2.7 million compared to $1.5 million in fiscal 1995. The increase is due to growth in prescription benefit management services.

  Net interest expense in fiscal 1996 increased from the prior year by 0.1% of net sales to 1.7% of net sales. The increase reflects a full year of interest charges on fiscal 1995's issuance of long-term debentures.

LIQUIDITY AND CAPITAL RESOURCES

  The Company relies on cash generated from its operations, with the remaining needs being met by short-term and long-term borrowings. Cash provided from operating activities was $111.7 million, $155.6 million and $40.9 million in fiscal years 1997, 1996 and 1995, respectively.

  On November 9, 1994, the Company issued $100 million 9.0% senior unsecured notes due November 15, 2004. The net proceeds of $98.9 million, after underwriting and issuance costs, were used to reduce the Company's short-term borrowings and to provide for working capital needs and other general corporate purposes.

  Funds generated from operations, and if necessary, the existing $125 million revolving credit agreement are expected to fund the projected working capital needs and total capital expenditures through fiscal 1998, including the Stock Buyback. The revolving credit agreement expires October 4, 1997. The Company anticipates being able to replace this agreement with a revolving credit agreement based on current market terms.

CAPITAL EXPENDITURES AND ACQUISITIONS

  The Company's principal use of cash was for capital expenditures and business acquisitions. The Company spent $38.9 million on capital expenditures (excluding acquisitions) in fiscal 1997, compared to $53.0 million in fiscal 1996 and $94.6 million in fiscal 1995. The following table sets forth the components of the Company's capital expenditures and acquisitions:

                                                     FISCAL YEARS ENDED
                                               -------------------------------
                                               FEB. 22,    FEB. 24,  FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------  ---------- ---------
                                                         (MILLIONS)
Capital Expenditures
  New stores..................................   $ 2.5      $14.9      $31.3
  Remodeling and refixturing..................    14.6       24.7       45.2
  Distribution centers........................     1.3        0.7        2.8
  Management information and point-of-sale
   equipment and systems......................    18.8       11.7       14.8
  Other.......................................     1.7        1.0        0.5
                                                 -----      -----      -----
    Total.....................................   $38.9      $53.0      $94.6
                                                 =====      =====      =====
Acquisitions..................................   $30.5      $ --       $15.9
                                                 =====      =====      =====

  In fiscal 1997, the Company opened two new stores under the Vision 2000 format (one of which was a relocation) and four Vision Advantage stores, which are stand alone optical centers. With respect to store remodels, the Company completed seven remodels under the Vision 2000 format in fiscal 1997. The rate of remodeling activity in fiscal years 1997 and 1996 was substantially reduced compared to fiscal 1995 and is expected to approximate the future annual level of major remodels based on a seven to ten year cycle. There are no plans to complete any major remodels or to construct any new stores in fiscal 1998; however, the Company plans to reallocate store space and modernize fixturing throughout the chain for certain merchandise categories. Expansion and remodel plans for fiscal 1999 and after are under review.

  The Company's total capital expenditures for fiscal 1998 for management information systems and other expenditures are anticipated to approximate $40 to $50 million, the majority of which would relate to existing retail business to support ongoing replacements, merchandise initiatives and continued investment in systems technology, excluding capital required for acquisitions of businesses or real estate. Such plans may be reviewed and revised from time to time in light of changing conditions.

  The Company expects to pursue growth of its retail store business through acquisition of existing retail stores or businesses. The Company may also consider the acquisition of health services businesses. Such plans may be reviewed and revised from time to time in light of changing conditions. See "Business--Expansion." Depending upon the size and structure of any such acquisitions, the Company may require additional capital resources. The Company believes that adequate sources of capital will be available.

  On August 2, 1996, the Company completed the acquisition of CareStream Scrip Card from Avatex Corporation, formerly known as FoxMeyer Health Corporation ("Avatex"). CareStream Scrip Card is a prescription benefit management company which is being integrated with the Company's ProVantage subsidiary. The purchase price was $30.5 million in cash, with a supplemental cash payment of between $2.5 million and $5.0 million due between six months and five years after August 2, 1996. The purchase price was funded from the Company's available cash.

  On October 4, 1996, the Company and the founders of Bravell entered into an agreement whereby the Company (i) acquired the remaining 3% of the common stock of Bravell which the Company did not acquire in January 1995, (ii) extinguished all remaining contingent payment obligations to the founders, and
(iii) terminated the founders' employment agreements. On April 10, 1997, the Company satisfied its obligations under this agreement by making a payment of approximately $8.9 million to the founders.

TERMINATION OF PLAN OF REORGANIZATION

  On September 7, 1996, the Company entered into an Agreement and Plan of Reorganization, as amended as of October 9, 1996, (the "Plan of
Reorganization") with Phar-Mor and Cabot Noble. Pursuant to the Plan of Reorganization, the Company and Phar-Mor would have become subsidiaries of Cabot Noble (the "Reorganization").

  The planned business combination was terminated on April 2, 1997 by mutual agreement between the Company, Cabot Noble and Phar-Mor. The Company incurred a one-time pre-tax charge of $2.8 million ($0.05 per share), during the first quarter of fiscal 1998 to cover costs associated with the proposed combination.

DIVIDEND POLICY

  As a result of the proposed transaction with Phar-Mor and Cabot Noble, the Company was prohibited from declaring or paying any dividends. Upon termination of such transaction, the Company determined to retain earnings, if any, for the growth and expansion of its business and not declare or pay any cash dividends. The Company intends to reconsider its dividend policy after completion of the Offerings and the Stock Buyback. Future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, capital expenditure program, debt repayment requirements and other factors, some of which are beyond the Company's control. There can be no assurance as to whether or when the Company's Board of Directors will change the current policy regarding dividends.

INFLATION

  Inflation has not had a significant effect on the results of operations of the Company or its internal and external sources of liquidity.

RECENT PRONOUNCEMENTS

  In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure," were issued. SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 129 requires an entity to explain the pertinent rights and privileges of the various securities outstanding. Both Statements must be adopted no later than fiscal 1998. The Company is in the process of evaluating the impact of SFAS No. 128 and SFAS No. 129 on its financial statements.

                                   BUSINESS

GENERAL

  ShopKo Stores, Inc., a Minnesota corporation, was founded in 1961 and was acquired by Supervalu Inc. in 1971. In October 1991, the Company completed the initial public offering of its common stock. The Company's principal executive offices are located at 700 Pilgrim Way, Green Bay, Wisconsin 54304, and its telephone number is (414) 497-2211. Effective July 26, 1997, the telephone number will be (920) 497-2211.

  The Company is a leading regional retailer which operates 130 general merchandise stores and four free-standing optical centers in 16 Upper Midwest, Pacific Northwest and Western Mountain states. ShopKo is also engaged in the business of providing health services in its retail stores and through its subsidiary, ProVantage, which provides, among other things, prescription benefit management, mail service pharmacy, vision benefit management and health information technology. The ProVantage businesses are conducted throughout the United States. ShopKo has also recently launched a free standing optical center strategy by opening four Vision Advantage stores in Ohio in fiscal 1997. The Company's annual sales in its fiscal year ended February 22, 1997 were $2.3 billion.

  In fiscal 1997, the Company redefined its business segments from the classifications of General Merchandise and Health Services (which had included ProVantage's operations and ShopKo's retail pharmacy and optical departments), to a Retail Store segment (which includes general merchandise, retail pharmacy and retail optical operations) and a ProVantage segment (which includes prescription benefit management, mail service pharmacy, vision benefit management and healthcare information technology). Intercompany sales, which consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage, have been eliminated. Financial information about these segments is included in Note K of the Notes to Consolidated Financial Statements for fiscal year 1997.

  The Company's Retail Store net sales derived from sales of softline goods were approximately 25% in fiscal year 1997, 24% in fiscal year 1996 and 23% in fiscal year 1995. Net sales derived from sales of hardline/home goods, as a percentage of Retail Store net sales, were approximately 54%, 56% and 58% in fiscal years 1997, 1996 and 1995, respectively. The Company's net sales derived from retail health services, as a percentage of Retail Store net sales, were approximately 21%, 20% and 19% in fiscal years 1997, 1996 and 1995, respectively. The above sales percentages have been restated to reflect how the Company currently manages its merchandise assortment.

  The Company's fiscal year ends on the last Saturday of February. For example, fiscal 1997 was the period from February 25, 1996 to February 22, 1997.

MERCHANDISING PHILOSOPHY--MANAGEMENT

  ShopKo is committed to offering quality merchandise and service in its stores to meet customers' lifestyle requirements for casual apparel, home, health and family, selling products at prices which communicate value. The Company strives to differentiate itself from its competition.

  Continuous improvement and enhancement of the Vision 2000 concept is accomplished through ShopKo's multidisciplinary Senior Merchandising and Marketing Team ("SMMT"). Headed by the Chief Operating Officer, the SMMT consists of ShopKo's senior executives from the areas of merchandising, logistics and replenishment, advertising, in-store marketing and store operations. The SMMT seeks to create a performance-driven culture predicated on fast, friendly customer service. The SMMT has recently completed an intensive reengineering of the work processes of the Company's central organization and store operations. The reengineered work processes require centralized decisions with respect to product selection, pricing, space utilization and marketing to allow store personnel to focus solely on overall customer satisfaction through inventory in-stock position, creation of a friendly shopping environment and simplification of the shopping experience to allow customers to complete their shopping as quickly as they desire.

  With respect to general merchandise, ShopKo's goal is to improve performance by meeting customer needs more quickly and having more of what people expect as their lifestyle needs change. ShopKo merchandise has been reorganized into stratified categories that are defined and driven by customer lifestyles and end usage. This stratification process has allowed ShopKo to identify and prioritize growth potentials based on the changing lifestyle needs of its customers. Through an "infrastructural funding process", ShopKo management allocates store shelf space, inventory commitments and external advertising space among the various categories of merchandise. Heavier infrastructure commitments are given to those categories in which ShopKo has achieved market dominance and other categories believed by ShopKo management to have the potential to become categories of dominance. Regular and systematic analysis of category stratification is performed at various levels as part of the Company's business planning process.

MERCHANDISING AND SERVICES--RETAIL STORE

  The Company carries a wide selection of branded and private label "softline" goods such as women's, men's and children's apparel, shoes, jewelry, cosmetics and accessories and "hardline/home" goods such as housewares, home textiles, household supplies, health and beauty aids, home entertainment products, small appliances, furniture, music/videos, toys, sporting goods, social occasion products, candy, snack foods, seasonal and everyday basic categories. The Company's stores carry a broad assortment of merchandise, thus providing customers with a convenient one-stop shopping source for everyday items. The Company's accommodating customer service policies provide customers with a pleasant shopping experience.

  The Company believes that it offers leading brand names in its merchandise lines, concentrating on brands which have wide customer acceptance and provide quality and value. In addition, ShopKo has well-developed private label programs. ShopKo subjects its private label merchandise and direct imports to independent testing and certification for product performance, safety and fit. In addition, the Company's in-house quality assurance and technical design team analyzes and develops the quality of its fashion offerings. This allows the Company to deliver a better and more consistent product, with greater control and efficiency.

  The Company also provides professional healthcare services in most of its stores. Of the Company's 130 stores as of February 22, 1997, 129 include pharmacy centers and 127 include optical centers. In addition to generating store traffic and building customer loyalty, these services contribute significantly to the Company's overall profitability and provide the opportunity for additional growth. Each store with pharmacy and optical centers employs or contracts with an average of approximately three licensed pharmacists, one licensed optometrist and six opticians. The Company's optometrists perform in-store eye exams and prescribe correctional lenses, most of which are fabricated in the Company's centralized optical laboratory and in approximately 77 in-store finishing labs which, in fiscal 1997, dispensed over 617,000 eyewear prescriptions. The in-store finishing labs typically service other stores in the vicinity and provide customers with same day or next day optical service for single vision lenses.

  In addition, the Company opened four new free-standing optical centers, Vision Advantage, during the third and fourth quarters of fiscal 1997. This format focuses on providing value-priced, high quality eye wear that can be manufactured in about an hour. Convenience to the customer, price and quality will be the primary driving points of this business, which will leverage heavily off of the Company's 18 years of retail optical experience.

MERCHANDISING AND SERVICES--PROVANTAGE

  In fiscal 1994, the Company expanded its traditional retail pharmacy services by developing ProVantage Mail Service, a prescription management and mail service pharmacy that was offered to healthcare plan sponsors throughout the United States. Because of the success of this service, management decided to expand it, and acquired a prescription claims processing firm, Bravell, Inc., in January 1995. This acquisition enabled the Company to develop ProVantage into a full service PBM; providing custom prescription benefit management, benefit plan design, a network of over 46,000 retail pharmacies, program administration, formulary administration, clinical services, and claims and benefit processing services to insurance companies, third party administrators and self-funded healthcare plan sponsors. More recently, the Company acquired CareStream Scrip Card, a PBM firm that provides services similar to those provided by ProVantage. Healthcare plan sponsors are increasingly utilizing PBM firms in order to reduce their costs. The sponsors direct or encourage plan participants to utilize managed care pharmacy benefit programs that are developed and administered by PBM firms. These programs control pharmacy costs by monitoring decisions regarding the usage of, for example, generic drugs instead of brand name drugs. As healthcare sponsors seek yet further ways to contain costs, PBM companies such as ProVantage will have greater importance in the effort to produce the best medical results at the lowest cost.

  Another initiative recently launched is the ProVantage Vision Benefit Management Service ("VBM"). Similar to a PBM, VBM provides benefit management services to client plan sponsors offering vision benefits to their plan participants. ProVantage VBM was formed to leverage the Company's expertise in retail optical services and PBM. VBM's operations are very similar to those of the PBM. VBM has established a growing national network (currently at 4,500) of retail optical chains and private ophthalmologists, optometrists and opticians. In August 1996, VBM completed the acquisition of United Wisconsin Insurance Company's vision benefit management business. This acquisition gave VBM an immediate market presence in the vision benefit managment industry. Unlike the PBM, VBM offers insured as well as uninsured services. The insured products are sold by licensed independent and employee sales agents, and are underwritten by a licensed insurance company. VBM's arrangement with this insurance company requires VBM to market the insurer's vision products and to perform various administrative services, such as maintenance of eligibility records, network maintenance, claims processing, and certain accounting services. The insurer underwrites all insured contracts and provides other insurance-related services such as actuarial review. In consideration of VBM's services, VBM receives a commission equal to the insurer's profits derived from the business. In consideration of the insurer's insurance services, the insurer receives an underwriting fee plus certain other insurance services fees, which in part are based on losses derived from the business.

  Another component of ProVantage is health information technology. ProVantage has developed two separate uses for this technology and is currently commercializing this technology. The first is a separate division called ProVMed. ProVMed focuses on turning enterprise-wide data of managed care organizations, other purchasers, payers, and providers of healthcare, and pharmaceutical companies into useful, actionable information using a concept called decision support services ("DSS"). Using ShopKo's IBM SP2 massively parallel processing computer, Oracle database technology and DSS tools, ProVMed can extract actionable information from huge data bases much more efficiently than most companies. For example, ProVMed will enable users to quickly access data bases to identify physicians and healthcare providers performing outside the norm, or patients that are candidates for case management with a view to managing and lowering costs. The second use for this technology is for a PBM product--ProVRx. ProVRx applies the same principles and tools as ProVMed, but focuses on the pharmacy claims data of ProVantage's PBM customers. ProVMed is a joint venture between

ProVantage and American Medical Security Holdings, Inc. ("AMS"). ProVantage has an 80% ownership interest in ProVMed and AMS has a 20% ownership interest in ProVMed.

MARKETING AND ADVERTISING

  The Company markets its general merchandise and retail pharmacy and optical services via weekly newspaper circulars to reach a broad based customer segment consisting largely of middle income families. These full-color circulars average 24 pages and feature values in all departments of the stores and have a circulation of more than 3.5 million. Direct mail vehicles are used selectively at key promotional periods and have a circulation of more than 5.0 million. All printed advertising materials are designed by the Company's in-house graphic design team and photographed in the Company's own photography studio. In addition to the newspaper circulars, the Company uses television and radio advertising to support the image that ShopKo stores offer quality merchandise to meet the customer's casual lifestyle needs at prices that communicate real value.

  The Company prices its merchandise so as to be competitive with its discount retail competitors both regional and national. In general, the Company utilizes its frequent advertising of a large group of high demand items to reinforce its competitive price image and to generate store traffic, rather than attempting to meet the lowest available price on every item. The Company believes it provides its customers with quality brands, focused assortments and trend-right apparel at competitive prices in an attractive shopping environment.

  The Company's prescription benefit management division focuses its marketing efforts on self-funded medical plan sponsors, third party administrators and insurance companies. The Company markets its services through an internal sales force and a network of independent brokers. This national sales team customizes each program to meet each client's needs and cost containment goals.

STORE LAYOUT AND DESIGN

  ShopKo stores are designed for customer convenience and for effective merchandise presentation. The "Vision 2000" format features a fashion stage at the store entrance to create the upscale image of the store. The stores also feature full assortments of softlines, hard/home lines and professional pharmacy and optical departments. Every ShopKo store now features Vision 2000 merchandising, fixturing and product assortments. The optical and pharmacy departments are placed near the front of the store with the remainder of the store being laid out in a "racetrack" configuration which takes customers between and around departments. Current promotionally priced items are prominently displayed.

  The Company has substantially remodeled its stores using the Vision 2000 format. In fiscal 1997, the Company opened two new stores (one of which was a relocation) and remodeled seven stores under this format. The Company expects to continue to explore and test alternative store layout and display techniques and merchandise mixes. Depending on the cost of land acquisition, size of store and site preparation work, the Company expects that a typical new store's cost for land acquisition, site preparation, building and fixturing will generally approximate $6.0 to $11.0 million. The Company believes that opportunities to lower the initial capital outlay for new stores exist through leasing, sale and leaseback, or other financing alternatives. Remodels, which generally take place approximately every seven to ten years, usually cost from $0.4 to $1.5 million per store. A store renovation, where the square footage is expanded or more extensive remodeling is needed, usually costs from $1.6 to $3.0 million per store.

  The Company's average store size is approximately 90,000 square feet with approximately 84% of the stores greater than 74,000 square feet. The Company's traditional new stores are based on one of three standard prototypes; a 99,000 square foot store, an 88,000 square foot store or a 74,000 square foot store. The prototype selected depends on the community and the retail competition in the immediate area. In comparison to old versions, the Company's current prototypes feature a greater portion of store square footage dedicated to selling space and less space dedicated to the storage of inventory.

STORE OPERATIONS AND MANAGEMENT

  The Company's store operations are driven by its focus on leadership, performance, merchandising, innovation and excellence in execution, striving for continual improvements in customer satisfaction. The successful Vision 2000 operating model based on ShopKo's vision, mission and merchandising and marketing principles has been integrated into store operations with significant improvements in operating efficiency and dedication to customer service.

  During fiscal 1997, the Company's Store Operations Division developed a comprehensive strategic plan geared toward improved customer service, enhanced store execution and reduced costs. These initiatives identified non-value-added activities which were eliminated to simultaneously increase productivity and enhance associate availability to help customers. The Company's unique Customer Satisfaction Monitor process continues to indicate that a significant majority of the Company's customers surveyed give the Company top marks for overall satisfaction.

  The Company has also undertaken an intensive management and associate development program to ensure commitment to the company mission and principles. This education sharpened management's focus and ability to drive sales through integrated partnership with the central organization.

  Committed to its belief that associate satisfaction drives customer satisfaction, the Company believes it has improved associate satisfaction despite a challenging environment characterized by low unemployment and intense competition for quality associates.

  Technological innovation to support store operations included multi-media computer based training as well as an innovative resource management system which provides on-line sales forecasting in 15 minute increments, ties labor scheduling to customer traffic patterns and eliminates duplication of human resources and payroll processes by the stores and the general office.

  These achievements are founded on the Company's consistent focus on leadership and performance among its management team. Operations management is held accountable to aggressive plans, comprehensive goals, performance exceptions and ongoing development to ensure the Company has the competencies required for continued success.

PURCHASING AND DISTRIBUTION

  ShopKo purchases merchandise from more than 3,500 vendors with its ten largest vendors accounting for approximately 27% of the Company's purchases during fiscal 1997. The Company believes that most merchandise, other than branded goods, is available from a variety of sources. ShopKo is working with its entire supply chain to link its vendors into ShopKo's general merchandise business planning process to reduce costs and make the replenishment function more efficient. More than 750 vendors were linked to the Company's EDI purchase order systems as of February 22, 1997. Vendors are now electronically receiving point-of-sale information, allowing them to respond to changing inventory levels in the stores. The Company has also implemented the use of electronic purchase order acknowledgments issued by vendors based on the sales information they have received. In addition, approximately 280 vendors are now electronically transmitting invoices directly into the Company's automated invoice matching system.

  The Company continues to upgrade its merchandise planning, allocation and control systems. In addition, SKU level physical inventories continue to significantly improve perpetual inventory accuracy. Management believes these upgrades and improvements in the physical inventory process will allow the Company to more effectively manage in-stock positions and better manage merchandise assortment.

  Direct imports accounted for approximately 6% of the Company's purchases during fiscal 1997. The Company buys its imported goods, principally in the Far East, and ships the goods to its distribution centers for distribution to the stores.

  Recent expansions of the three distribution centers have enabled the Company to increase the proportion of its merchandise purchased directly from manufacturers (thus reducing its cost of goods), to reduce direct vendor-to-store deliveries (thus reducing freight charges and cost of goods through consolidated volume purchasing) and to increase the pick and push capabilities allowing the Company to enhance the effectiveness and efficiency of its store replenishment process. The Company anticipates that these cost reductions will help it remain price competitive. During fiscal 1997, approximately 88% of the merchandise sold by the Company (excluding optical and pharmaceutical products) flowed through its distribution centers.

  ShopKo's shoe department (other than athletic shoes) is in every store and is the principal department operated by a third party under license. The Company retains a percentage of the gross proceeds collected as rent.

MANAGEMENT INFORMATION SYSTEMS

  ShopKo uses information technology to improve customer service, reduce operating costs and provide information for management decision support. The Company utilizes modern point-of-sale terminal systems for electronic price lookup and tracking sales information at store and SKU level. Integrated earth satellite communications systems are used to provide on-line credit card and check authorization. Portable radio-frequency terminals are used extensively in the stores for merchandise receiving, stocking, replenishment, pricing and label printing. The Company also makes extensive use of automated labor scheduling systems within the stores.

  The Company's pharmacy and optical systems provide business and record-keeping efficiencies and enhance the Company's ability to pursue third party contracts. The Company's prescription benefit management division operates an electronic network tying in over 46,000 retail pharmacies to process third-party claims. In fiscal 1997, the Company developed systems to support the VBM business similar to the systems developed for the PBM.

  ShopKo's warehouse management system is a state-of-the-art software package. The warehouse management system operates in a distributed processing environment, providing complete warehouse functionality such as conveyor control and direction of picking and putaway processes via portable radio-frequency terminals. The warehouse management system communicates back to the central computers over the earth satellite network to update perpetual inventory records and accounting systems.

  The Company also utilizes integrated replenishment systems which provide higher customer service levels, optimized inventory productivity and reduced manual efforts. In fiscal 1997, the Company installed a space planning system that links sales volume to space allocation.

  The Company is aggressively moving from a purely mainframe computer environment to a networked client/server architecture. All stores, distribution centers and corporate offices are now electronically connected for transaction processing, electronic mail and multi-media training.

  The Company is in the process of replacing its merchandise applications with new, open architecture client/server applications running on a massively parallel processor. Utilizing world-class technology, these new applications are the result of a large scale retail systems integration strategy. Several of these new applications were completed within the last year, with the remainder to be completed during fiscal 1998 and thereafter.

  Many of the Company's merchandising and health service applications are highly data intensive. ShopKo has implemented advanced data warehousing and decision support applications running on the parallel processor to provide timely and actionable information to decision makers within ShopKo, and to health services clients over the Internet. The use of the parallel processor enables ShopKo to use data mining tools to analyze data for Market Basket Analysis to test effectiveness of promotional campaigns.

  The Company also utilizes a Merchandise Financial Planning System which integrates the planning of dollars and units by season. This system also facilitates the ongoing monitoring of actual results to plans and forecasts which is used to increase purchases for uptrending categories and reduce purchases for downtrending categories.

EXPANSION

  The Company opened two new stores in fiscal 1997, one of which was a relocation. New store construction was affected by competitive pressures and the proposed combination with Phar-Mor. ShopKo also opened four Vision Advantage free-standing optical centers as part of a new retail format. Two Vision Advantage Stores were opened during the third quarter and another two were opened during the fourth quarter of fiscal 1997. This format will focus on providing value-priced, high quality eye wear that can be manufactured in about an hour. Convenience to the customer, price and quality will be the primary driving points of this business, which will leverage heavily off of the Company's 18 years of retail optical experience.

  With respect to store remodels, the Company completed seven remodels during fiscal 1997. The rate of remodeling activity in fiscal years 1997 and 1996 was substantially reduced compared to fiscal 1995 and is expected to approximate the future annual level of major remodels based on a seven to ten year cycle. There are no plans to complete any major remodels or to construct any new stores in fiscal 1998; however, the Company plans to reallocate store space and modernize fixturing throughout the chain for certain merchandise categories.

  The Company's current growth plan for the retail business is to increase the number of retail stores to achieve economies of scale and to capitalize on the Company's existing infrastructure. The Company intends to consider the acquisition of existing stores, either as specific sites, in clusters, or as part of an existing business. The Company believes that selective and opportunistic acquisitions of retail stores or sites will allow the Company to achieve economies of scale, improve the Company's profitability, and maintain its financial strength. The Company may also consider new store construction utilizing leases, sale and leaseback, or other financing alternatives to improve the expected financial performance of new stores. The Company's plans with respect to new store growth are subject to change, and there can be no assurance that the Company will achieve its plans.

  In reviewing possible retail store acquisitions, the Company intends to take a disciplined approach to ensure the Company's competitive position and financial integrity. The key elements of such an approach are: avoiding excessive debt and maintaining a balance sheet which will exhibit the Company's financial strength to the vendor and creditor communities; leveraging the Company's existing infrastructure, including the Company's advanced management information and distribution systems; maintaining adequate liquidity for the Company's operations; and critically evaluating the competitive environment for all new stores.

  ProVantage anticipates continued growth in the number of plan participants during fiscal 1998. At the end of fiscal 1997, ProVantage had over 4.1 million plan participants under management. This is compared to the 1.7 million plan participants under management at the end of fiscal 1996 and 0.6 million plan participants under management at the end of fiscal 1995. Plan participants are persons who are enrolled in or are entitled to company managed prescription benefits under a health plan. Going forward, the Company expects that ProVantage will grow through internal and external initiatives. Internal initiatives will emanate from additional marketing efforts by the present sales force to obtain new customers, and to obtain additional revenues through the implementation of new products to existing customers. External initiatives will be pursued opportunistically through acquisitions. ProVantage's managed healthcare operations are distinct from the Company's retail operations, and the Company may, at some point in the future, consider monetizing all or part of its investment through one or more public or private transactions. However, there can be no assurance if or when any such transaction will occur.

  ProVantage also anticipates continued growth in its VBM product line and will intensify its marketing efforts with regards to its Health Information Technology and its ProVMed products.

COMPETITION

  The discount general merchandise business is very competitive. ShopKo competes in most of its markets with a variety of national, regional and local discount stores and national category killers and specialty niche retailers. In addition, department stores compete in some branded merchandise lines, discount specialty retail chains compete in some merchandise lines such as electronics, bed and bath, housewares, casual furniture and toys, and pharmaceutical and optical operations compete with some of ShopKo's pharmacy and optical centers. The Company believes that the principal competitive factors in its markets include store location; pricing; breadth and quality of product selection; attractiveness and cleanliness; responsiveness to changing customer tastes and regional and local trends; customer service; in-stock availability of merchandise; and advertising.

  The Company's principal national general merchandise discount chain competitors are Wal-Mart, Kmart and Target, each of which is substantially larger than, and has greater resources than, the Company. Kmart stores directly compete with approximately 92% of the Company's stores and Target stores directly compete with approximately 52% of its stores. In addition, the Company estimates that at the end of fiscal 1997, approximately 82% of its stores were either in direct competition with or indirectly impacted by the presence of a Wal-Mart store. The Company also competes with regional chains in some markets in the Upper Midwest and the Pacific Northwest. It appears Wal-Mart intrusions have slowed as the number of openings in fiscal 1998 will be less than fiscal 1997. However, the Company will experience an increase in Target intrusion as Target potentially will be opening nine new units in ShopKo markets in fiscal 1998. Some of the Wal-Marts and Targets that will be opening in fiscal 1998 in ShopKo's markets will be super centers, stores containing a wider selection of general merchandise and grocery items.

  Historically, the entry of one of these chains into an area served by one of the Company's stores generally has had an adverse effect on the affected ShopKo store's sales growth for approximately 12 months. After the 12 month time period, the ShopKo store generally has resumed a positive growth trend. Such entry often has resulted in permanently intensified price competition. The Company's efficiency measures and distribution center expenditures are important aspects of its efforts to maintain or improve operating margins and market share in these markets.

  The prescription benefit management industry is a dynamic growing marketplace and very competitive. The Company believes that its primary competitive advantages are advanced technologies which allow it to be a low cost operator able to offer flexibility in plan design and its high quality of service. ProVantage competes for healthcare clients with a number of prescription benefit management companies including PCS Health Systems, Inc. (a subsidiary of Eli Lilly and Co.), Merck-

Medco Managed Care, Inc. (a subsidiary of Merck & Co., Inc.), Express Scripts, Inc., Caremark International, Inc. (a subsidiary of Med Partners, Inc.), TDI, Inc. (a subsidiary of Thrift Drug Company, Inc.), Value Rx (a former subsidiary of Value Health, Inc. which was recently sold to Columbia/HCA) and Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham), many of which are substantially larger than ProVantage and each of which has considerable resources.

SEASONALITY

  The retail general merchandise operations of the Company are highly seasonal, with the third and fourth fiscal quarters contributing a significant part of the Company's earnings due to the Christmas selling season. Because the Company's fiscal year ends on the last Saturday in February, the Christmas selling season impacts both the third and fourth fiscal quarters.

EMPLOYEES

  As of February 22, 1997, the Company employed approximately 18,800 persons, of whom approximately 9,300 were full-time employees and 9,500 were part-time employees. During the Christmas shopping season, the Company typically employs approximately 2,000 additional persons on a temporary basis. None of the Company's employees are covered by collective bargaining agreements.

GOVERNMENT REGULATION

  The Company's health services business is subject to extensive federal and state laws and regulations governing, among other things:

Licensure and Regulation of Retail Pharmacies and Optical Centers

  There are extensive federal and state regulations applicable to the practice of pharmacy and optometry at the retail level. Most states have laws and regulations governing the operation and licensing of pharmacies and optical centers, and regulate standards of professional practice by pharmacy and optical service providers. These regulations are issued by an administrative body in each state (typically, a pharmacy board or board of optometry), which is empowered to impose sanctions for non-compliance.

Licensure and Regulation of Mail Service Pharmacy

  The Company's mail service pharmacy is duly licensed and in good standing, in accordance with the laws and regulations of the State of Wisconsin. Additionally, many of the states into which the Company delivers pharmaceuticals have laws and regulations that require out-of-state mail service pharmacies to register with the board of pharmacy or similar regulatory body in the state. These states generally permit the mail service pharmacy to follow the laws of the state within which the mail service pharmacy is located. The Company has registered in every state in which, to the Company's knowledge, such registration is required. In addition, various pharmacy associations and boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent such laws or regulations are found to be applicable to the Company, the Company would be required to comply with them. Other statutes and regulations impact the Company's mail service operations. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days, and to provide customers with refunds when appropriate. The United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on ShopKo's mail service operations. The United States Postal Service has exercised such statutory authority only with respect to controlled substances. Alternative means of delivery are available to the Company.

Regulation of Prescription Benefit Management Services

  Various forms of government regulations affect or could affect providers of prescription benefit management services. Among the most prominent forms of such regulation are the following:

  Many states have licensure or registration laws governing certain types of ancillary healthcare organizations, including Preferred Provider Organizations, Third Party Administrators and Utilization Review Organizations. These laws differ significantly from state to state, and the application of such laws to the activities of pharmacy benefit managers is often unclear. The Company has registered under such laws in those states in which the Company has concluded such registration is required.

  Numerous states have also adopted "any willing provider" legislation, which requires pharmacy network sponsors to admit for network participation any retail pharmacy willing to meet a healthcare plan's price and other terms. The Company has not been materially affected by these statutes because it administers a network of over 46,000 retail pharmacies and will admit any qualified, licensed pharmacy that agrees to comply with the terms of its plans.

  "Anti-kickback" statutes at the federal and state level prohibit an entity from paying or receiving any remuneration to induce the referral of healthcare plan beneficiaries or the purchase of items or services for which payment may be made under such healthcare plans. Additionally, most states have consumer protection laws that have been the basis for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to retail pharmacies in connection with pharmaceutical switching programs. At the federal level, such regulations pertain to beneficiaries of Medicare, Medicaid or other federally-funded healthcare programs. State regulations typically pertain to beneficiaries of any healthcare plan. Under the federal regulations, safe harbors exist for certain properly disclosed payments made by vendors to group purchasing organizations. To the Company's knowledge, these anti-kickback laws have not been applied to prohibit PBMs from receiving amounts from pharmaceutical manufacturers in connection with pharmaceutical purchasing and formulary management programs, to therapeutic substitution programs conducted by independent PBMs, or to the contractual relationships such as those the Company has with certain of its customers.

Regulation of Vision Benefit Management Services

  The Company's vision benefit management services are subject to the same or similar state and federal regulation as the prescription benefit management services described above.

Applicability of Insurance Laws

  The Company's prescription pharmaceutical plans currently offered or administered by the Company are on a fee-for-service basis, and are therefore not generally subject to state insurance laws. The insured vision benefit plans administered by the Company are underwritten by an unaffiliated licensed insurer, and the Company believes it is in material compliance with all applicable insurance laws.

  Legislative and regulatory initiatives pertaining to such healthcare related issues as reimbursement policies, payment practices, therapeutic substitution programs, and other healthcare cost containment issues are frequently introduced at both state and federal level. The Company is unable to predict accurately whether or when legislation may be enacted or regulations may be adopted relating to the Company's health services operations or what the effect of such legislation or regulations may be.

  The Company's management believes the Company is in substantial compliance with, or is in the process of complying with, all existing statutes and regulations material to the operation of the Company's health services business and, to date, no state or federal agency has taken enforcement action against the Company for any material non-compliance, and to the Company's knowledge, no such enforcement against the Company is presently contemplated.

PROPERTIES

  As of February 22, 1997, the Company operated 130 retail stores and four stand alone optical centers in 16 Upper Midwest, Western Mountain and Pacific Northwest states. The following table sets forth the geographic distribution of the Company's present stores:

                          # OF
STATE                    STORES
-----                    ------
California..............    1
Colorado................    3
Idaho...................    8
Illinois................    3
Iowa....................    3
Michigan................    4
Minnesota...............   13
Montana.................    5

                            # OF
STATE                      STORES
-----                      ------
Nebraska..................   11
Nevada....................    3
Oregon....................    4
South Dakota..............    6
Utah......................   15
Washington................   10
Wisconsin.................   41
                            ---
  Sub-Total...............  130
                            ---
Ohio(1)...................    4
                            ---
  Total...................  134
                            ===

--------
(1)  Vision Advantage Optical Centers

  Of the Company's 130 ShopKo stores, the Company owns the land and building outright with respect to 84 stores, owns the building subject to a ground lease with respect to five stores and leases the land and building with respect to 10 stores. The Company's wholly-owned subsidiary, ShopKo Properties, Inc., owns the land and building outright with respect to 27 stores, owns the building subject to a ground lease with respect to three stores and leases the land and building with respect to one store. The ground leases expire at various dates ranging from 2012 through 2038 and the other leases expire at various dates ranging from 1997 through 2020. All four Vision Advantage stores are leased. The size of a typical Vision Advantage store is approximately 2,500 square feet.

  The Company's other principal properties are as follows:

                                                                SQ. FT.
                                                                   OF
                                                                BUILDING
   LOCATION                                USE                   SPACE   TITLE
   --------               ------------------------------------- -------- ------
   Green Bay, WI......... Corporate Headquarters                228,000   Owned
   Wisconsin Rapids, WI.. Information Services Dept.              1,300  Leased
                           Satellite Office
   De Pere, WI........... Distribution Center                   265,000   Owned
   Boise, ID............. Distribution Center                   210,000   Owned
   Omaha, NE............. Distribution Center                    50,000   Owned
   Green Bay, WI......... ProVantage Mail Service                10,000  Leased
   Brookfield, WI........ ProVantage Claims Processing Facility  14,400  Leased
   Lawrence, WI.......... Corporate Headquarters--South         114,300   Owned
                           Annex/Return Center
   Elm Grove, WI......... ProVantage Claims Processing/           5,300  Leased
                           Administrative Office Annex
   Salt Lake City, UT.... ProVantage Regional Office              1,250  Leased

LEGAL PROCEEDINGS

  The Company is involved in various litigation matters arising in the ordinary course of its business. Management believes that none of this litigation will have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

                                                                     SERVED IN EMPLOYED
                                                                      CURRENT   BY THE
                                                                     POSITION  COMPANY
       NAME         AGE*                  POSITION                     SINCE    SINCE
       ----         ----                  --------                   --------- --------
Dale P. Kramer       57  President, Chief Executive Officer and a      1991      1971
                         Director
William J. Podany    50  Executive Vice President and Chief            1996      1994
                         Operating Officer
Michael J. Bettiga   43  Senior Vice President, Health Services        1995      1977
Roger J. Chustz      46  Senior Vice President, General Merchandise,   1993      1993
                         Manager, Apparel
Steven T. Harig      42  Senior Vice President, Planning,              1993      1989
                         Replenishment and Analysis, Distribution,
                         Transportation
Thomas D. Hendra     50  Senior Vice President, Special Tactical       1997      1970
                         Initiatives
Gary A. Hillerman    48  Senior Vice President, General Merchandise    1997      1996
                         Manager, Hardlines
Michael J. Hopkins   46  Senior Vice President, General Merchandise    1995      1995
                         Manager, Hardlines/Home
Jeffrey A. Jones     50  Senior Vice President and Chief Financial     1993      1993
                         Officer
Rodney D. Lawrence   39  Senior Vice President, Store Marketing,       1996      1996
                         Store Planning
David A. Liebergen   51  Senior Vice President, Human Resources,       1993      1973
                         Quality Assurance, Legal Affairs, Internal
                         Communication
L. Terry McDonald    54  Senior Vice President, Marketing              1994      1994

--------
*as of February 22, 1997

  There are no family relationships between or among any of the executive officers of the Company.

  The term of office of each executive officer is from one annual meeting of the directors until the next annual meeting of directors or until a successor for each is selected.

  There are no arrangements or understandings between any of the executive officers of the Company and any other person (not an officer or director of the Company acting as such) pursuant to which any of the executive officers were selected as an officer of the Company.

  Each of the executive officers of the Company has been in the employ of the Company for more than five years, except for William J. Podany, Roger J. Chustz, Gary A. Hillerman, Michael J. Hopkins, Jeffrey A. Jones, Rodney D. Lawrence and L. Terry McDonald.

  Mr. Kramer has been a director of ShopKo since August 1991; President and Chief Executive Officer of the Company since February 1991; prior thereto, he served as the Company's Executive Vice President from April 1983 to February 1986 and as its Executive Vice President and Chief
Operating Officer from February 1986 to February 1991. Mr. Kramer has been employed by the Company in various other positions since 1971.

  Mr. Podany has been Executive Vice President and Chief Operating Officer since May 1996. Mr. Podany served as Executive Vice President of ShopKo from November 1994 to May 1996. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978. From 1992 to 1994, Mr. Podany was Executive Vice President-- Merchandising, Planning and Distribution of Carter Hawley Hale, a federation of four department store chains. From 1987 to 1992, he was Senior Vice President and General Merchandise Manager of Thalhimer's and Sibley's, both divisions of May Department Stores. Mr. Podany has held a broad range of other retail merchandising positions since beginning his career in 1969.

  Mr. Bettiga has been Senior Vice President, Health Services since February 1995. Prior to this promotion, he was Vice President, Health Services, a position he held since October 1993. Mr. Bettiga is responsible for all of the Company's pharmacy and optical operations. He also oversees all managed care business and is actively involved in merchandising responsibilities. Prior to that, he has held the position of Vice President of Pharmacy as well as various other positions since 1977.

  Mr. Chustz has been Senior Vice President, General Merchandise Manager, Apparel of ShopKo since October 1993. Mr. Chustz also served as Vice President, General Merchandise Manager, Apparel from March 1993 to October 1993. Mr. Chustz was employed by Maison Blanche in various positions from 1975 through 1992, most recently as Senior Vice President--General Merchandising Manager. Mr. Chustz also served as President of Brocato immediately prior to joining the Company.

  Mr. Harig has been Senior Vice President, Planning, Replenishment and Analysis, Distribution and Transportation since October 1993. Prior thereto, he was Vice President, Inventory, Merchandise Forecasts, Replenishment and EDI of the Company since February 1990 and served as its Vice President, Special Projects from May 1989 to February 1990. Mr. Harig was employed by Wal-Mart Stores, Inc. in various positions from 1978 to May 1989, most recently as Vice President--International Merchandising.

  Mr. Hendra has been Senior Vice President, Special Tactical Initiatives since March 1997. Prior to that, he was Senior Vice President, Hardlines from March 1991 to March 1997 and served as its Vice President, Hardlines Merchandising from January 1986 to March 1991. Mr. Hendra has been employed by the Company in various other positions since 1970.

  Mr. Hillerman has been Senior Vice President, General Merchandise Manager, Hardlines since March 1997. Mr. Hillerman also served as Vice President, Divisional Merchandise Manager from March 1996 to March 1997. Prior he was Divisional Merchandise Manager at Dillards since 1991. Mr. Hillerman also served as Vice President of Buying at Tuesday Morning and Senior Vice President--General Merchandise Manager of Hardlines and Home at Cleveland May Company.

  Mr. Hopkins has been Senior Vice President, General Merchandise Manager, Hardlines/Home since November 1995. From 1992 to 1995, Mr. Hopkins was Senior Vice President--Merchandise Planning and Distribution at Carter Hawley Hale. Prior thereto, Mr. Hopkins served as Senior Vice President and General Merchandise Manager of Home with Broadway Southwest division of Carter Hawley Hale from 1985 to 1992.

  Mr. Jones has been Senior Vice President and Chief Financial Officer of the Company since November 1993. Mr. Jones was Senior Vice President and Chief Financial Officer for Trans World Music Corporation from 1990 through 1993. Mr. Jones also held various executive positions at Household Merchandising, Inc. and Lane Bryant, Inc., a subsidiary of The Limited, Inc.

  Mr. Lawrence has been Senior Vice President, Store Marketing and Store Planning since May 1996. Prior thereto he was Vice President--Store Planning with Broadway Stores, Inc. from 1994 to 1996. Mr. Lawrence was Director of Store Planning with Carter Hawley Hale Stores, Inc. from 1992 to 1994 and Vice President--Visual Merchandising with Broadway from 1989 to 1992.

  Mr. Liebergen has been Senior Vice President, Human Resources/Quality Assurance/Legal Affairs/Internal Communication since October 1993. Mr. Liebergen served as Secretary of the Company from August 1991 to October 1995. Prior thereto, he was Vice President, Human Resources, Government Affairs, Loss Prevention of the Company since 1986 and has been employed by the Company in various other positions since 1973.

  Mr. McDonald has been Senior Vice President, Marketing of the Company since July 1994. Mr. McDonald was Senior Vice President--Marketing with Payless Shoe Source from 1988 to 1994 and Senior Vice President--Advertising & Sales Promotion with M. O'Neil Co., from 1986 to 1988. Payless Shoe Source and M. O'Neil Co. are both divisions of May Department Stores. Mr. McDonald also held various merchandising and marketing positions with Cain-Sloan Co., an Allied Stores Division, including Vice President--General Merchandise Manager, Home and Vice President Advertising and Sales Promotion.

EXPANSION OF BOARD OF DIRECTORS

  William J. Podany and Stephen E. Watson have agreed to join the Company's Board of Directors prior to or shortly after the closing of the Offerings and the Stock Buyback, raising the number of Directors from five to seven.

  Mr. Podany, whose biography is set forth above, is the Company's Executive Vice President, Chief Operating Officer.

  Mr. Watson retired from Dayton Hudson Corporation in March 1996 after 24 years of service. He joined Dayton's in 1973 as a merchandising trainee and advanced through various management positions. In 1982, he was named Executive Vice President for merchandising and marketing. He became President of Hudson's in 1984. He was named Chairman and Chief Executive Officer of Dayton Hudson Department Stores in 1985. He was appointed Executive Vice President of the Dayton Hudson Corporation in 1989, and became President and a member of the Dayton Hudson Board of Directors in 1991. Mr. Watson has served as a member of the Board of Directors of Norwest Bank Corporation and the Visiting Committee of Harvard Business School. He served as Chairman of the Board of the Associated Merchandising Corporation and the Minneapolis Downtown Council. He is a Trustee of the Walker Art Center.

                       CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Articles and Bylaws, the existence of authorized but unissued capital stock, certain provisions of Minnesota law and the rights plan described below may tend to deter unfriendly offers or other efforts to obtain control of the Company that are not approved by the Company's Board of Directors or a committee of the Board of Directors and thereby render the Company less attractive to a potential acquirer and deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

RESTATED ARTICLES AND BYLAWS

  The Company's Restated Articles provide that if Supervalu's beneficial ownership of shares of the Company's Common Stock is reduced to less than 15% through a public distribution effected by a sale, dividend or other distribution, a supermajority vote will be required for certain business combinations involving the Company. The completion of the Offerings will cause these provisions to come into effect. Under such provisions, the Restated Articles require, with certain exceptions, the affirmative vote of 75% of the Company's voting stock to effect a merger, sale or lease of substantially all of the assets of the Company, the issuance or transfer of securities of the Company or certain other transactions, where the other party to the transaction is the beneficial owner of 5% or more of the Company's outstanding voting stock. In addition, each such covered transaction, with certain exceptions, must be approved by a majority of the outstanding voting stock of the Company, excluding the voting stock beneficially owned by the other party to the transaction. Any amendment, change or repeal of this provision of the Restated Articles would require the affirmative vote of 75% of the outstanding voting stock, and a majority of the outstanding shares of voting stock excluding voting stock beneficially owned by any party which is the beneficial owner of 5% or more of the outstanding voting stock.

  Pursuant to the Restated Articles and Bylaws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to effect a change in control of the Board of Directors. Any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than 75% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

  The foregoing description of the Company's Restated Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Company's Restated Articles and Bylaws, which are incorporated by reference in the Registration Statement.

MINNESOTA BUSINESS CORPORATION ACT

  Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a vote of the holders of a majority of all of the Company's voting shares, including shares held by the acquiring person, and of a majority of the Company's voting shares held by disinterested shareholders in order for the acquiring person to have full voting rights with respect to the acquired shares. In general, shares in excess of 20% of the outstanding voting stock acquired in the absence of such approval are denied voting rights and are redeemable at their then market value by the Company if called by the Company for redemption within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant full voting rights to the acquiring person's shares. Similar shareholder approvals are required at the 33 1/3% and majority stock ownership thresholds.

  Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "Interested Shareholder") within four years following such Interested Shareholder's acquisition of such 10% or greater interest, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the Interested Shareholder's acquisition of such 10% or greater interest.

  Section 302A.675 of the Minnesota Statutes generally prohibits an offeror from acquiring shares of a publicly held Minnesota corporation such as the Company within two years following the offeror's last purchase of the corporation's shares pursuant to a takeover offer with respect to that class, unless the corporation's shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the purchase of any shares by the offeror pursuant to a takeover offer.

RIGHTS PLAN

  The Company has entered into a Rights Agreement with Norwest Bank Minnesota, N.A. as agent, dated as of July 3, 1992 (the "Rights Agreement"), pursuant to which rights ("Rights") to purchase one one-thousandth of a share of newly created Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock") will be issuable on the terms and subject to the conditions set forth therein. No Rights will be issued under the Rights Agreement until Supervalu's beneficial ownership of shares of Common Stock is reduced to less than 15% through the Offerings. One Right will be issued as a dividend for each share of Common Stock of the Company outstanding on the date the Offerings are completed or as soon thereafter as is practicable. Each Right, when exercisable, will represent the right to purchase one one-thousandth of a share of Series B Preferred Stock at a specified price. The Rights will become exercisable ten days after a person or group acquires 20% or more of the outstanding Common Stock (other than certain persons who own more than 20% of the outstanding Common Stock as a result of the receipt of Common Stock pursuant to such public distribution by Supervalu, and certain transferees of such persons, provided any such person or transferee does not thereafter acquire ownership of an additional 1% of the Common Stock) or commences or announces a tender or exchange offer which would result in such ownership.

  If, after the Rights become exercisable, the Company were to be acquired through a merger or other business combination transaction or 50% or more of its assets or earning power were sold, each Right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price of $65. In addition, if any person acquires 30% or more of the outstanding shares of Common Stock, each Right not owned by such person would permit the purchase, for the exercise price, of a share of Common Stock having a market value of twice the exercise price of $65. At any time after a person acquires 30% or more of the shares of Common Stock and prior to the time any person acquires 50% or more of the shares of Common Stock, the Company's Board of Directors could elect to exchange all or part of the then exercisable Rights not owned by such person at an exchange ratio of one share of Common Stock, or one one-thousandth share of Series B Preferred Stock, for each Right, subject to adjustment.

  The Rights expire on April 15, 2002, unless earlier redeemed by the Company in accordance with the terms of the Rights Agreement. The purchase price payable and the shares of Series B Preferred Stock issuable upon exercise of the Rights would be subject to adjustment from time to time as specified in the Rights Agreement. In addition, the Board of Directors would retain the authority to redeem (at $0.01 per Right) and replace the Rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 20% or more of the outstanding shares of Common Stock.

  Shares of Series B Preferred Stock, when issued upon exercise of the Rights, will be nonredeemable and will rank junior to all series of any other class of Preferred Stock. Each share of Series B Preferred Stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of (1) $10 per share or (2) 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of shares of Series B Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of (a) $1,000 per share or (b) 1,000 times the payment made per share of Common Stock. Each share of Series B Preferred Stock will entitle the holder to 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The foregoing rights would be subject to antidilution adjustments. The number of shares constituting the series of Series B Preferred Stock will be 100,000.

                              SELLING SHAREHOLDER

  The following table sets forth the name of the Selling Shareholder, the number of shares of Common Stock owned beneficially by the Selling Shareholder at the commencement of the Offerings, the number of shares of Common Stock offered for sale by the Selling Shareholder pursuant to this Prospectus and the number of shares of Common Stock to be repurchased by the Company. After giving effect to the Offerings and the Stock Buyback, the Selling Shareholder will not beneficially own any of the outstanding shares of Common Stock. See "Selling Shareholder--Stock Buyback Agreement."

                             SHARES OF COMMON
                         STOCK BENEFICIALLY OWNED   SHARES TO        SHARES TO BE
NAME                       BEFORE THE OFFERINGS   BE REPURCHASED SOLD IN THE OFFERINGS
----                     ------------------------ -------------- ---------------------
Supervalu Inc.(1).......        14,731,667          8,174,387          6,557,280

--------
(1) These shares are held of record by Supervalu's wholly-owned subsidiary, Supermarket Operators of America, Inc.

  Michael W. Wright and Jeffrey C. Girard are executive officers of Supervalu and Mr. Wright is also Chairman of the Board of Directors of Supervalu. Messrs. Wright and Girard are also directors of the Company and Mr. Wright is Chairman of the Board of the Company.

STOCK BUYBACK AGREEMENT

  On April 24, 1997, the Company and Supervalu entered into the Stock Buyback and Secondary Offering Agreement, as amended (the "Agreement"), a copy of which has been filed as an exhibit to the Registration Statement. The following is a description of certain terms of the Agreement. This description does not purport to be complete and is qualified in its entirety by references to such exhibit. The Company expects that the Stock Buyback and the Offerings will be significantly accretive to the Company's earnings per share, excluding one-time charges in fiscal 1998 related to the termination of the Phar-Mor transaction, due to the fact that the reduction of the number of shares outstanding (even if the over-allotment options are exercised in full) more than offsets the impact of the additional interest expense to be incurred as a result of the Stock Buyback.

  Pursuant to the Agreement, the Company has agreed to repurchase 8,174,387 shares of Common Stock from the Selling Shareholder for $18.35 per share. The obligation of the Company and the Selling Shareholder to consummate the Stock Buyback is subject to the satisfaction or waiver of the condition that the Offerings shall have been consummated and that the Stock Buyback is in compliance with applicable Minnesota law. The obligation of the Company to consummate the Stock Buyback is further subject to the satisfaction or waiver of the conditions that: there shall not have occurred any material adverse change in the U.S. financial markets; the trading of Common Stock shall not have been suspended or materially limited by the Commission or the New York Stock Exchange; trading generally on the New York Stock Exchange shall not have been suspended, limited or restricted by order of the New York Stock Exchange, the Commission or any other governmental body; or a banking moratorium shall not have been declared by Federal or New York authorities.

  Pursuant to the Agreement, the Selling Shareholder has agreed to certain "standstill" provisions with respect to the Company, including, among other things, that the Selling Shareholder will not take certain actions, or assist or encourage others to take certain actions, with respect to an acquisition of any securities of the Company, including soliciting proxies or making shareholder proposals, forming a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of the Company, depositing any of the securities of the Company into a voting trust or entering into any similar arrangement, influencing or controlling the Company, or seeking modification or amendment of any such "standstill" provisions. Such "standstill" provisions will remain in effect for the ten-year period commencing with the closing of the Stock Buyback.

  Pursuant to the Agreement, the Company has agreed to file the Registration Statement and to use all reasonable efforts to cause such Registration Statement to be declared effective as soon as possible after such filing and has also agreed to grant the Underwriters over-allotment options of up to 983,592 shares of Common Stock. The Selling Shareholder is obligated to go forward with the Offerings if the public offering price of the Common Stock is equal to or greater than $18.35 per share. The Selling Shareholder may choose to go forward with the Offerings if the price of the Common Stock is less than $18.35 per share in which case the offering price per share will be less than the Stock Buyback price per share.

  It is anticipated that upon the closing of the Offerings and the Stock Buyback, Dale P. Kramer, the Company's President and Chief Executive Officer, will be named Chairman of the Company's Board of Directors. The Agreement provides that Michael W. Wright, Chairman of Supervalu and the Company, and Jeffrey C. Girard, Executive Vice President and Chief Financial Officer of Supervalu, will resign from the Company's Board of Directors upon the Company's selection of replacements, but not later than October 1, 1997. A search is currently underway for new independent directors to replace Messrs. Wright and Girard. In addition, William J. Podany, the Company's Executive Vice President and Chief Operating Officer, and Stephen E. Watson, former President and member of the Board of Directors of the Dayton Hudson Corporation, will be named as additional directors prior to or shortly after the closing of the Offerings and the Stock Buyback, increasing the number of directors on the Company's Board to seven. See "Management--Expansion of Board of Directors."

  Both the Company and the Selling Shareholder have agreed not to solicit or take any other action or disclose any confidential information which would facilitate a third party's offer for or proposal to acquire a substantial equity interest in or a substantial portion of the assets of the Company, whether through merger, consolidation or other business consolidation or other transaction. The Company and the Selling Shareholder have also agreed to notify each other in the event such an offer or proposal is received.

  The Agreement also provides for an allocation of expenses of the Offerings. The Selling Shareholder will bear the underwriting discount and pay the expenses of the Offerings (other than for the Company's counsel and certain marketing costs) to the extent that the total initial offering price to the public exceeds $123.6 million (i.e., $18.85 per share). The Company is obligated to pay the Selling Shareholder an amount equal to the underwriting discount and to pay such expenses to the extent not borne or paid by the Selling Shareholder. The total amount of such discount and expenses is estimated at $8.5 million. At an offering price per share of approximately $20.25 or greater, the Selling Shareholder will bear the entire underwriting discount and certain other expenses of the Offerings. Because the offering price per share is in excess of $20.25, the Selling Shareholder will bear the entire underwriting discount and such expenses.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Shareholder has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc are acting as representatives, has severally agreed to purchase from the Selling Shareholder, the respective number of shares of Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
      UNDERWRITER                                                   COMMON STOCK
      -----------                                                   ------------
      Goldman, Sachs & Co..........................................  1,275,276
      Merrill Lynch, Pierce, Fenner & Smith
       Incorporated................................................  1,275,274
      Salomon Brothers Inc.........................................  1,275,274
      Robert W. Baird & Co. Incorporated...........................    284,000
      Alex. Brown & Sons Incorporated..............................    284,000
      C.L. King & Associates, Inc..................................    284,000
      Montgomery Securities........................................    284,000
      Nesbitt Burns Securities Inc.................................    284,000
                                                                     ---------
          Total....................................................  5,245,824
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $.72 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and the Selling Shareholder have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 1,311,456 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the Offering made hereby is a condition to the closing of the International Offering, and vice versa. The International Underwriters are Goldman Sachs International, Merrill Lynch International and Salomon Brothers International Limited.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

  The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 786,874 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 5,245,824 shares of Common Stock offered hereby. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 196,718 additional shares of Common Stock.

  The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of, or file a registration statement under the Securities Act with respect to, any shares of Common Stock, any securities of the Company which are substantially similar to the Common Stock or which are convertible into or exchangeable for, or that represent the right to receive, Common Stock or securities which are substantially similar to the shares of Common Stock (other than pursuant to employee stock plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) without the prior written consent of the representatives of the Underwriters, except for the shares of Common Stock offered in connection with the concurrent U.S. and International Offerings.

  The Company and the Selling Shareholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  In connection with the Offerings, the Underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase in the Offerings. The Underwriters may also impose a penalty bid whereby selling concessions allowed to the Underwriters or other broker-dealers in respect of the shares of Common Stock sold in the Offerings for their account may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  Salomon Brothers Inc advised the Company in connection with the Stock Buyback. If the Stock Buyback is completed, Salomon Brothers Inc will receive a fee of approximately $2,150,000.

                                 LEGAL MATTERS

  Certain legal matters relating to the securities offered hereby will be passed upon for the Company by Godfrey & Kahn, S.C., Milwaukee, Wisconsin, and by Richard D. Schepp, Esq., Vice President--Legal Affairs of the Company, for the Selling Shareholder by David L. Boehnen, Esq., Senior Vice President--Law and External Relations of Supervalu Inc., and for the Underwriters by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included herein and incorporated by reference in this Prospectus, and elsewhere in the Registration Statement from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated herein by reference, and have been so included and incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ShopKo Stores, Inc.
  Independent Auditors' Report............................................ F-2
  Consolidated Balance Sheets as of February 22, 1997 and February 24,
   1996................................................................... F-3
  Consolidated Statements of Earnings for each of the three years in the period ended February 22, 1997......................................... F-4
  Consolidated Statements of Cash Flows for each of the three years in the period ended February 22, 1997......................................... F-5
  Consolidated Statements of Shareholders' Equity for each of the three years in the period ended February 22, 1997............................ F-6
  Notes to Consolidated Financial Statements.............................. F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
ShopKo Stores, Inc.:

  We have audited the consolidated balance sheets of ShopKo Stores, Inc. and Subsidiaries as of February 22, 1997 and February 24, 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years (52 weeks) in the period ended February 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ShopKo Stores, Inc. and Subsidiaries as of February 22, 1997 and February 24, 1996, and the results of their operations and their cash flows for each of the three years (52 weeks) in the period ended February 22, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Milwaukee, Wisconsin
April 24, 1997

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                FEBRUARY 22, 1997
                                              ----------------------
                                                  AS      PRO FORMA    FEBRUARY
                                               REPORTED  (UNAUDITED)   24, 1996
                                              ---------- -----------  ----------
ASSETS
Current Assets:
  Cash and cash equivalents.................. $  124,550 $    2,776   $   89,469
  Receivables, less allowance for losses of
   $5,585 and $3,212, respectively...........     95,178     95,178       55,514
  Merchandise inventories....................    334,962    334,962      322,433
  Other current assets.......................     10,482     10,482        8,775
                                              ---------- ----------   ----------
    Total current assets.....................    565,172    443,398      476,191
Other assets and deferred charges............      5,558      5,558        4,618
Intangible assets--net.......................     60,330     60,330       20,003
Property and equipment--net..................    602,832    602,832      617,148
                                              ---------- ----------   ----------
Total assets................................. $1,233,892 $1,112,118   $1,117,960
                                              ========== ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt............................ $      --  $   30,526   $      --
  Accounts payable--trade....................    165,712    165,712      144,638
  Accrued compensation and related taxes.....     34,861     34,861       25,290
  Accrued other liabilities..................    113,064    113,064       72,943
  Accrued income and other taxes.............     17,664     17,664       16,797
  Current portion of long-term obligations...      2,014      2,014        1,127
                                              ---------- ----------   ----------
    Total current liabilities................    333,315    363,841      260,795
Long-term obligations........................    418,714    418,714      415,138
Deferred income taxes........................     20,999     20,999       20,396
Shareholders' equity:
  Preferred stock; none outstanding
  Common stock; Shares outstanding, 32,167 in
   1997 and 32,005 in 1996...................        322        322          320
  Additional paid-in capital.................    245,137    245,137      242,843
  Retained earnings..........................    215,405    215,405      178,468
  Less cost of treasury stock (8,174 shares).        --    (152,300)         --
                                              ---------- ----------   ----------
    Total shareholders' equity...............    460,864    308,564      421,631
                                              ---------- ----------   ----------
Total liabilities and shareholders' equity... $1,233,892 $1,112,118   $1,117,960
                                              ========== ==========   ==========

                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FISCAL YEARS ENDED
                                               ---------------------------------
                                                FEBRUARY   FEBRUARY    FEBRUARY
                                                22, 1997   24, 1996    25, 1995
                                               (52 WEEKS) (52 WEEKS)  (52 WEEKS)
                                               ---------- ----------  ----------
Revenues:
  Net sales................................... $2,333,407 $1,968,016  $1,852,929
  Licensed department rentals and other
   income.....................................     13,058     13,924      12,433
                                               ---------- ----------  ----------
                                                2,346,465  1,981,940   1,865,362
Costs and expenses:
  Cost of sales...............................  1,783,741  1,466,733   1,364,913
  Selling, general and administrative
   expenses...................................    397,092    361,402     355,515
  Depreciation and amortization expenses......     59,833     56,383      53,474
                                               ---------- ----------  ----------
                                                2,240,666  1,884,518   1,773,902
Income from operations........................    105,799     97,422      91,460
Interest expense--net.........................     31,777     34,282      29,042
                                               ---------- ----------  ----------
Earnings before income taxes..................     74,022     63,140      62,418
Provision for income taxes....................     29,076     24,701      24,628
                                               ---------- ----------  ----------
Net earnings.................................. $   44,946 $   38,439  $   37,790
                                               ========== ==========  ==========
Net earnings per common share................. $     1.40 $     1.20  $     1.18
Weighted average number of common shares
 outstanding..................................     32,092     32,005      32,014


                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                   FISCAL YEARS ENDED
                                         --------------------------------------
                                         FEBRUARY 22, FEBRUARY 24, FEBRUARY 25,
                                             1997         1996         1995
                                          (52 WEEKS)   (52 WEEKS)   (52 WEEKS)
                                         ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings...........................    $ 44,946     $ 38,439    $  37,790
Adjustments to reconcile net earnings
 to net cash provided by operating
 activities:
  Depreciation and amortization........      59,833       56,383       53,474
  Provision for losses on receivables..       1,200           23          287
  (Gain) loss on the sale of property
   and equipment.......................      (2,140)      (2,739)         421
  Deferred income taxes................      (1,620)       5,206       (3,764)
  Change in assets and liabilities
   (excluding effects of business
   acquisitions):
    Receivables........................     (40,636)     (13,470)      (5,611)
    Merchandise inventories............     (12,529)      78,190      (71,769)
    Other current assets...............         523        2,448       (1,504)
    Other assets and intangibles.......     (13,062)      (2,879)      (2,059)
    Accounts payable...................      21,074       (4,655)       2,142
    Accrued liabilities................      54,133       (1,395)      31,486
                                           --------     --------    ---------
      NET CASH PROVIDED BY OPERATING
       ACTIVITIES......................     111,722      155,551       40,893
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment....     (38,899)     (53,012)     (94,600)
Proceeds from the sale of property and
 equipment.............................       3,275        4,171        6,982
Business acquisitions, net of cash
 acquired..............................     (30,500)                  (15,885)
                                           --------     --------    ---------
      NET CASH (USED IN) INVESTING
       ACTIVITIES......................     (66,124)     (48,841)    (103,503)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from long term
 obligations...........................                                98,939
Change in short-term debt..............                  (15,000)     (11,200)
Change in common stock.................       1,249                      (135)
Dividends paid.........................     (10,583)     (14,083)     (14,087)
Reduction in capital lease obligations.      (1,183)        (756)        (879)
                                           --------     --------    ---------
      NET CASH (USED IN) PROVIDED BY
       FINANCING ACTIVITIES............     (10,517)     (29,839)      72,638
                                           --------     --------    ---------
Net increase in cash and cash
 equivalents...........................      35,081       76,871       10,028
Cash and cash equivalents at beginning
 of year...............................      89,469       12,598        2,570
                                           --------     --------    ---------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR..................................    $124,550     $ 89,469    $  12,598
                                           ========     ========    =========
Supplemental cash flow information:
  Noncash investing and financial
   activities--
    Capital lease obligations incurred.    $  5,533     $  2,573    $   4,992
    Restricted stock issued............    $  1,012
    Purchase of remaining interest in
     Bravell...........................    $  8,874
  Cash paid during the period for:
    Interest...........................    $ 31,663     $ 34,803    $  27,734
    Income taxes.......................    $ 30,086     $ 33,062    $  12,910

                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        COMMON STOCK   ADDITIONAL
                                        --------------  PAID-IN   RETAINED
                                        SHARES  AMOUNT  CAPITAL   EARNINGS
                                        ------  ------ ---------- --------
Balances at February 26, 1994.......... 32,016   $320   $242,978  $130,408
Net earnings...........................                             37,790
Cancellation of common stock...........    (16)             (185)
Issuance of common stock...............      5                50
Cash dividends declared on common
 stock--$0.44 per share................                            (14,086)
                                        ------   ----   --------  --------
Balances at February 25, 1995.......... 32,005    320    242,843   154,112
Net earnings...........................                             38,439
Cash dividends declared on common
 stock--$0.44 per share................                            (14,083)
                                        ------   ----   --------  --------
Balances at February 24, 1996.......... 32,005    320    242,843   178,468
Net earnings...........................                             44,946
Sale of common stock under option
 plans.................................     97      1      1,248
Income tax benefit related to stock
 options...............................                       35
Issuance of restricted stock...........     65      1      1,011    (1,012)
Restricted stock expense...............                                 63
Cash dividends declared on common
 stock--$0.22 per share................                             (7,060)
                                        ------   ----   --------  --------  ---
Balances at February 22, 1997.......... 32,167   $322   $245,137  $215,405
                                        ======   ====   ========  ========



                See notes to consolidated financial statements.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation:

  The consolidated financial statements include the accounts of ShopKo Stores, Inc. and all its subsidiaries ("ShopKo" or the "Company"). All significant intercompany accounts and transactions have been eliminated. The Company, which is a Minnesota corporation, was incorporated in 1961. On October 16, 1991, the Company sold 17,250,000 common shares or 54% of equity ownership in an initial public offering. Prior to completion of the offering, the Company was a wholly owned subsidiary of Supermarket Operators of America, Inc., ("SOA") which, in turn, is wholly owned by Supervalu Inc. ("Supervalu"). As of February 22, 1997, 46% of the Company's common stock was owned by Supervalu.

  ShopKo is engaged in the business of providing general merchandise and health services through its retail stores. The Company also provides prescription benefit management services; vision benefit management services; pharmacy mail service and claims processing activities through its ProVantage subsidiary. Retail stores are operated in the Upper Midwest, Western Mountain and Pacific Northwest states. All other business is conducted throughout the United States.

 Cash and Cash Equivalents:

  The Company records all highly liquid investments with a maturity of three months or less as cash equivalents. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these investments are classified as trading securities and are reported at fair value.

 Receivables:

  Receivables consist of amounts collectible from merchandise vendors for promotional and advertising allowances, from third party pharmacy insurance carriers and self-funded medical plan sponsors for medical claims, from pharmaceutical manufacturers and third party formulary administrators for formulary fees and from retail store customers for optical, main store layaway and pharmacy purchases. Substantially all amounts are expected to be collected within one year.

 Merchandise Inventories:

  Merchandise inventories are stated at the lower of cost or market. Cost, which includes certain distribution and transportation costs, is determined through use of the last-in, first-out (LIFO) method for substantially all inventories. If the first-in, first-out (FIFO) method had been used to determine cost of inventories, the Company's inventories would have been higher by approximately $41.8 million at February 22, 1997, $39.2 million at February 24, 1996 and $37.0 million at February 25, 1995.

 Property and Equipment:

  Property and equipment are carried at cost. The cost of buildings and equipment is depreciated over the estimated useful lives of the assets. Buildings and certain equipment (principally computer and retail store equipment) are depreciated using the straight-line method. Remaining properties are depreciated on an accelerated basis. Useful lives generally assigned are: buildings-25 to 50 years; retail store equipment-8 to 10 years; warehouse, transportation and other equipment-3 to 10 years. Costs of leasehold improvements are amortized over the period of the lease or the estimated useful

                     SHOPKO STORES, INC. AND SUBSIDIARIES
life of the asset, whichever is shorter, using the straight-line method. Property under capital leases is amortized over the related lease term using the straight-line method. Interest on property under construction of $0.1, $0.2 and $1.3 million was capitalized in fiscal years 1997, 1996 and 1995, respectively.

  The components of property and equipment are:

                                                              FEB. 22, FEB. 24,
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
      Property and equipment at cost:
        Land................................................. $107,982 $107,915
        Buildings............................................  492,001  479,124
        Equipment............................................  313,505  286,763
        Leasehold improvements...............................   49,929   49,306
        Property under construction..........................    2,219   10,585
        Property under capital leases........................   26,419   21,968
                                                              -------- --------
                                                               992,055  955,661
      Less accumulated depreciation and amortization:
        Property and equipment...............................  380,643  331,541
        Property under capital leases........................    8,580    6,972
                                                              -------- --------
      Net property and equipment............................. $602,832 $617,148
                                                              ======== ========

 Intangible Assets:

  The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over 20 to 22 years. Accumulated amortization for these costs was $2.5 million and $0.9 million at February 22, 1997 and February 24, 1996, respectively.

 Impairment of Long Lived Assets:

  The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of February 22, 1997 or February 24, 1996.

 Accrued Other Liabilities:

  Accrued other liabilities include amounts related to ProVantage for medical claims and formulary rebate sharing and other current liabilities not related to compensation or taxes. As of February 22, 1997 and February 24, 1996, the amounts payable by ProVantage for medical claims and formulary rebate sharing included in the accrued other liabilities were $39.8 million and $11.6 million, respectively.

 ProVantage Accounting:

  ProVantage records as sales the amounts billed to insurance companies, third party administrators and self-funded medical plan sponsors and the amounts billed to pharmaceutical manufacturers and third party formulary administrators for formulary fees. Cost of sales includes the amounts paid to network pharmacies and optical centers for medical claims and the amounts paid to plan sponsors for shared formulary fees.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

 Pre-opening Costs:

  Pre-opening costs of retail stores are charged against earnings in the year of the store openings.

 Net Earnings Per Common Share:

  Net earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding. Outstanding stock options do not have a significant dilutive effect on earnings per share.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

 Reclassifications:

  Certain reclassifications have been made to the fiscal 1996 and 1995 consolidated financial statements to conform to those used in fiscal 1997.

 Pro Forma Balance Sheet:

  The unaudited pro forma consolidated balance sheet assumes the Common Stock Buyback and Secondary Offering (See Note L) had occurred on February 22, 1997 and that available cash and short-term debt were used to finance the Stock Buyback. It assumes no exercise of the Underwriters' over-allotment options and does not give effect to the possible payment by the Company of the underwriting discounts and commissions in connection with the Offerings.

B. ACQUISITIONS:

  On August 2, 1996, the Company completed the acquisition of CareStream Scrip Card from Avatex Corporation, formerly known as Foxmeyer Health Corporation. CareStream Scrip Card is a prescription benefit management company which is being integrated with the Company's ProVantage subsidiary. The purchase price was $30.5 million in cash, with a supplemental cash payment of between $2.5 million and $5.0 million due between six months and five years after August 2, 1996. The purchase price was funded from the Company's available cash.

  On January 3, 1995, the Company completed the acquisition of Bravell, Inc. ("Bravell"). The transaction was accounted for as a purchase, whereby the Company acquired 97% of the outstanding common stock of Bravell for approximately $17.3 million. The Company was also required to make additional payments which were contingent upon future results of Bravell's operations. In fiscal 1997, $0.7 million was paid based on the results of fiscal 1996. Bravell is a pharmacy benefit management firm that provides custom prescription benefit plan design, program administration and claims and benefit processing services to insurance companies, third party administrators and self-funded medical plan sponsors.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  On October 4, 1996, the Company and the founders of Bravell entered into an agreement whereby the Company (i) acquired the remaining 3% of the common stock of Bravell which the Company did not acquire in January 1995, (ii) extinguished all remaining contingent payment obligations to the founders and
(iii) terminated the founders' employment agreements. On April 10, 1997, the Company satisfied its obligations under this agreement by making a payment of approximately $8.9 million to the founders.

  The allocation of the purchase prices of Bravell and CareStream ScripCard were based on fair values at the dates of acquisition. The excess of the purchase prices over the fair value of the net assets acquired ("goodwill") of approximately $57.3 million is being amortized on a straight-line basis over 20 to 22 years. The results of Bravell's and Carestream ScripCard's operations since the dates of acquisition have been included in the consolidated statement of earnings.

C. SHORT-TERM DEBT:

  As of February 22, 1997, the Company had a $125.0 million revolving credit agreement with a consortium of banks. The credit agreement is unsecured and will expire October 4, 1997. The Company pays an annual facility and commitment fee of 1/4 of one percent. As of February 22, 1997 and February 24, 1996, the Company had no amounts outstanding under this agreement. There were no borrowings under the credit agreement during fiscal 1997. The Company anticipates being able to replace this agreement with a revolving credit agreement based on current market terms.

  The Company also issues letters of credit during the ordinary course of business as required by foreign vendors. As of February 22, 1997 and February 24, 1996, the Company had issued letters of credit for $33.4 million and $19.8 million, respectively.

D. LONG-TERM OBLIGATIONS AND LEASES

                                                              FEB. 22, FEB. 24,
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
   Senior Unsecured Notes, 9.0% due November 15, 2004, less
    unamortized discount of $227 and $257, respectively...... $ 99,773 $ 99,743
   Senior Unsecured Notes, 8.5% due March 15, 2002, less
    unamortized discount of $184 and $221, respectively......   99,816   99,779
   Senior Unsecured Notes, 9.25% due March 15, 2022, less
    unamortized discount of $480 and $499, respectively......   99,520   99,501
   Senior Unsecured Notes, 6.5% due August 15, 2003, less
    unamortized discount of $182 and $209, respectively......   99,818   99,791
   Industrial Revenue Bond, 6.4% due May 1, 2008.............    1,000    1,000
   Capital lease obligations.................................   20,801   16,451
                                                              -------- --------
                                                               420,728  416,265
   Less current portion......................................    2,014    1,127
                                                              -------- --------
   Long-term obligations..................................... $418,714 $415,138
                                                              ======== ========

  The notes contain certain covenants which, among other things, restrict the ability of the Company to consolidate, merge or convey, transfer or lease its properties and assets substantially as an entirety, to create liens or to enter into sale and leaseback transactions.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  The underwriting and issuance costs of all the long-term obligations are being amortized over the terms of the notes using the straight-line method. At February 22, 1997 and February 24, 1996, $2.6 million and $2.9 million remained to be amortized over future periods. Amortization expense for these costs was $0.3, $0.3 and $0.2 million in fiscal years 1997, 1996 and 1995, respectively.

  The Company leases certain stores and computer equipment under capital leases. Many of these leases include renewal options, and occasionally, include options to purchase.

  Amortization of property under capital leases was $2.7, $1.1 and $0.9 million in fiscal years 1997, 1996 and 1995, respectively. Minimum future obligations under capital leases in effect at February 22, 1997 are as follows (in thousands):

                                                                        LEASE
      YEAR                                                           OBLIGATIONS
      ----                                                           -----------
      1998..........................................................   $ 4,112
      1999..........................................................     3,968
      2000..........................................................     2,689
      2001..........................................................     2,492
      2002..........................................................     2,492
      Later.........................................................    27,297
                                                                       -------
      Total minimum future obligations..............................    43,050
      Less interest.................................................    22,249
                                                                       -------
      Present value of minimum future obligations...................   $20,801
                                                                       =======

  The present values of minimum future obligations shown above are calculated based on interest rates ranging from 7.4% to 13.4%, with a weighted average of 11.8%, determined to be applicable at the inception of the leases.

  Interest expense on the outstanding obligations under capital leases was $2.2, $1.7 and $1.2 million in fiscal years 1997, 1996 and 1995, respectively.

  Contingent rent expense, based primarily on sales performance, for capital and operating leases was $0.5 million in each of the fiscal years 1997, 1996 and 1995.

  In addition to its capital leases, the Company is obligated under operating leases, primarily for land and buildings. Minimum future obligations under operating leases in effect at February 22, 1997 are as follows (in thousands):

                                                                        LEASE
      YEAR                                                           OBLIGATIONS
      ----                                                           -----------
      1998..........................................................   $ 4,037
      1999..........................................................     3,951
      2000..........................................................     3,765
      2001..........................................................     3,625
      2002..........................................................     3,383
      Later.........................................................    48,066
                                                                       -------
      Total minimum obligations.....................................   $66,827
                                                                       =======

  Total minimum rental expense, net of sublease income, related to all operating leases with terms greater than one year was $4.6, $3.5 and $2.9 million in fiscal years 1997, 1996 and 1995, respectively.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  Certain operating leases require payments to be made on an escalating basis. The accompanying consolidated statements of earnings reflect rent expense on a straight-line basis over the term of the leases. An obligation of $1.8 million and $1.4 million, representing pro-rata future payments, is reflected in the accompanying consolidated balance sheets at February 22, 1997 and February 24, 1996, respectively.

E. INCOME TAXES

  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's net deferred tax liability are as follows (in thousands):

                                                                1997     1996
                                                               -------  -------
      Deferred tax liabilities:
        Property and equipment................................ $25,812  $22,556
        LIFO inventory valuation..............................   6,518    6,415
        Other.................................................   2,418    2,181
                                                               -------  -------
        Total deferred tax liabilities........................  34,748   31,152
                                                               -------  -------
      Deferred tax assets:
        Reserves and allowances............................... (15,155) (11,239)
        Capital leases........................................  (2,033)    (733)
                                                               -------  -------
        Total deferred tax assets............................. (17,188) (11,972)
                                                               -------  -------
      Net deferred tax liability.............................. $17,560  $19,180
                                                               =======  =======

  The amounts reflected in the provision for income taxes are based on applicable federal statutory rates, adjusted for permanent differences between financial and taxable income. The provision for federal and state income taxes includes the following (in thousands):

                                                        1997     1996    1995
                                                       -------  ------- -------
      Current
        Federal....................................... $25,858  $16,163 $24,379
        State.........................................   4,838    3,332   4,488
        General business and other tax credits........     --       --     (475)
      Deferred........................................  (1,620)   5,206  (3,764)
                                                       -------  ------- -------
      Total provision................................. $29,076  $24,701 $24,628
                                                       =======  ======= =======

  The effective tax rate varies from the statutory federal income tax rate for the following reasons:

                                                               1997  1996  1995
                                                               ----  ----  ----
      Statutory income tax rate............................... 35.0% 35.0% 35.0%
      State income taxes, net of federal tax benefits.........  4.0   4.0   4.1
      Other...................................................  0.3   0.1   0.3
                                                               ----  ----  ----
      Effective income tax rate............................... 39.3% 39.1% 39.4%
                                                               ====  ====  ====

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  Provision is made for deferred income taxes and future income tax benefits applicable to temporary differences between financial and tax reporting. The sources of these differences and the effects of each are as follows (in thousands):

                                                       1997     1996    1995
                                                      -------  ------  -------
      Depreciation................................... $ 3,256  $2,804  $  (247)
      Inventory and LIFO valuation reserves..........    (212)  2,544   (3,631)
      Bad debt and return reserves...................    (685)    241     (806)
      Insurance accruals & valuation reserves........  (1,625)   (537)    (315)
      Other property related items...................    (707)    117      432
      Deferred compensation..........................    (433)   (329)    (224)
      Other..........................................  (1,214)    366    1,027
                                                      -------  ------  -------
      Total deferred tax (benefit) expense........... $(1,620) $5,206  $(3,764)
                                                      =======  ======  =======

  Other temporary differences between financial and tax reporting include amortization and interest relating to capital leases and certain provisions for expenses which are not deducted for tax purposes until paid.

F. PREFERRED AND COMMON STOCK

  The Company has 20,000,000 shares of $0.01 preferred stock authorized but unissued.

  There are 75,000,000 shares of $0.01 par value common stock authorized with 32,166,720 and 32,005,000 shares issued and outstanding at February 22, 1997 and February 24, 1996, respectively.

  The Company's Stock Option Plans allow the granting of stock options to various officers, directors and other employees of the Company at prices not less than 100 percent of fair market value, determined by the closing price on the date of grant. The Company has reserved 2,400,000 and 1,200,000 shares for issuance under the 1991 and 1995 Stock Option Plans. The majority of these options vest at the rate of 40% on the second anniversary of the grant date and 20% annually thereafter for officers and employees and at the rate of 60% on the second anniversary of the date of grant and 20% annually thereafter for non-employee directors. All stock options vest immediately upon a change of control. Changes in the options are as follows (shares in thousands):

                                                                   WEIGHTED AVE.
                                                        PRICE        EXERCISE
                                           SHARES       RANGE          PRICE
                                           ------  --------------- -------------
   Outstanding, February 26, 1994......... 1,924   $10.13 - $16.25    $13.99
   Granted................................   250    10.00 -  11.00     10.31
   Canceled and forfeited.................  (238)   10.00 -  16.25    (13.80)
                                           -----   ---------------    ------
   Outstanding, February 25, 1995......... 1,936    10.00 -  16.25     13.54
   Granted................................   576    10.50 -  10.75     10.64
   Canceled and forfeited.................  (139)   10.00 -  16.25    (13.77)
                                           -----   ---------------    ------
   Outstanding, February 26, 1996......... 2,373    10.00 -  16.25     12.82
   Granted................................   542    10.63 -  16.25     11.59
   Exercised..............................   (97)   10.00 -  15.00    (12.91)
   Canceled and forfeited.................  (182)   10.00 -  16.25    (11.84)
                                           -----   ---------------    ------
   Outstanding, February 22, 1997......... 2,636    10.00 -  16.25     12.63
                                           =====   ===============    ======

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  The following table summarizes information about stock options outstanding at February 22, 1997 (shares in thousands):

                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                  --------------------------------------------- ----------------------------
                    SHARES                                        SHARES
                  OUTSTANDING WEIGHTED-AVERAGE                  EXERCISABLE
RANGE OF          AT FEB. 22,    REMAINING     WEIGHTED-AVERAGE AT FEB. 22, WEIGHTED AVERAGE
EXERCISE PRICES      1997     CONTRACTUAL LIFE  EXERCISE PRICE     1997      EXERCISE PRICE
---------------   ----------- ---------------- ---------------- ----------- ----------------
$10.00 to $12.00     1,451       8.1 years          $10.62           263         $10.64
 12.01 to  14.00       --        --                    --            --             --
 14.01 to  16.25     1,185       5.1                 15.09         1,042          15.03
                     -----                                         -----
$10.00 to $16.25     2,636       6.7                $12.63         1,305         $14.14
                     =====                                         =====

  In October 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" was issued. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation; however, it allows entities to continue accounting for employee stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires certain disclosures, including pro forma net income and earnings per share as if the fair value based accounting method had been used for employee stock-based compensation cost. The Company has decided to adopt SFAS No. 123 through disclosure with respect to employee stock-based compensation.

  If the Company had elected to recognize compensation cost for the Stock Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net earnings and net earnings per common share would have been changed to the pro forma amounts indicated below:

                                                                 1997    1996
                                                                ------- -------
      Net earnings (in thousands)
         As reported........................................... $44,946 $38,439
        Pro forma..............................................  44,228  38,316
                                                                ------- -------
      Net earnings per common share
        As reported............................................ $  1.40 $  1.20
        Pro forma..............................................    1.38    1.20
                                                                ------- -------

  The fair value of stock options used to compute pro forma net earnings and net earnings per common share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with weighted average assumptions for fiscal years 1997 and 1996 as follows:

      Risk-free interest rate.......................................  7.0%
      Expected volatility........................................... 29.0%
      Dividend yield................................................  0.0%
      Expected option life, standard option.........................  5.0 years
      Expected option life, performance vested option...............  2.5 years

  In fiscal 1994, the Company adopted a Restricted Stock Plan which provides awards of up to 200,000 shares of common stock to key employees of the Company. Plan participants are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares during a restricted period. There were 70,000 and 5,000 shares of restricted stock outstanding at February 22, 1997 and February 24, 1996, respectively.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

G. EMPLOYEE BENEFITS

  Substantially all employees of the Company are covered by a defined contribution profit sharing plan. The plan provides for two types of company contributions; an amount determined annually by the Board of Directors and an employer matching contribution equal to one-half of the first 6 percent of compensation contributed by participating employees. Contributions were $11.8, $7.7 and $6.7 million for fiscal years 1997, 1996 and 1995, respectively.

  The Company also has change of control severance agreements with certain key officers. Under these agreements, the officers are entitled to a lump-sum cash payment equal to a multiple of one, two or three times their annual salary plus a multiple of one, two or three times their average annual bonus for the three fiscal years immediately preceding the date of termination, if, within two years after a "change of control" (as defined in such agreements) the Company terminates the individual's employment without cause.

  In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the Company accrues the estimated cost of retiree benefits, other than pensions, during employees' credited service period. The net periodic costs for postretirement benefits include the following (in thousands):

                                                                 1997 1996 1995
                                                                 ---- ---- ----
      Service cost for benefits accumulated during the year..... $ 98 $ 98 $ 78
      Interest cost on accumulated benefit obligation...........   95   96   60
                                                                 ---- ---- ----
        Net periodic postretirement benefit cost................ $193 $194 $138
                                                                 ==== ==== ====

  The Company's postretirement healthcare plans currently are not funded. The accumulated postretirement benefit obligations are as follows (in thousands):

                                                                    FEB.   FEB.
                                                                    22,    24,
                                                                    1997   1996
                                                                   ------ ------
      Retirees.................................................... $  423 $  371
      Active plan participants....................................  1,163  1,022
                                                                   ------ ------
        Total accumulated postretirement obligations.............. $1,586 $1,393
                                                                   ====== ======

  The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.3% in both fiscal 1997 and fiscal 1996.

  The assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.3% for fiscal 1997 decreasing each successive year until it reaches 5.5% in fiscal 2015 after which it remains constant. A 1% increase in the healthcare trend rate would have an immaterial effect on the accumulated postretirement benefit obligation at the end of fiscal 1997 and fiscal 1996 and on the net periodic cost for the fiscal years.

H. RELATED PARTY TRANSACTIONS

  As a result of the initial public offering, the Company and Supervalu entered into certain agreements of which the following are still in effect:

    A food products supply agreement under which the Company has agreed to purchase from Supervalu, through October 16, 1998, all of the Company's requirements for certain products sold in any food store owned or operated by the Company and located within the geographic areas serviced by Supervalu.

    A registration rights agreement under which SOA (and certain other affiliates of Supervalu) has the right to require the Company to file up to three registration statements under the Securities Act of 1933.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  The Company's purchases of inventory from Supervalu were $1.9, $1.0 and $2.7 million for the fiscal years 1997, 1996 and 1995, respectively.

I. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following disclosure is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  Short-term debt and long-term obligations: The carrying amounts, if any, of the Company's borrowings under its short-term revolving credit agreement approximate their fair value. The fair values of the Company's long-term obligations are estimated using discounted cash flow analysis based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

  The carrying amounts and fair values of the Company's financial instruments at February 22, 1997 are as follows (amounts in thousands):

                                                              CARRYING   FAIR
                                                               AMOUNT   VALUE
                                                              -------- --------
      Long-term obligations:
        Senior Unsecured Notes, due November 15, 2004........ $99,773  $108,916
        Senior Unsecured Notes, due March 15, 2002...........  99,816   105,595
        Senior Unsecured Notes, due March 15, 2022...........  99,520   112,661
        Senior Unsecured Notes, due August 15, 2003..........  99,818    95,355
        Industrial Revenue Bond, due May 1, 2008.............   1,000     1,000
        Capital lease obligations............................  20,801    23,425

J. UNAUDITED QUARTERLY FINANCIAL INFORMATION

  Unaudited quarterly financial information is as follows:

                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     FISCAL YEAR (52 WEEKS) ENDED FEBRUARY 22, 1997
                          ---------------------------------------------------------------------
                              FIRST        SECOND         THIRD        FOURTH         YEAR
                            (16 WKS)      (12 WKS)      (12 WKS)      (12 WKS)      (52 WKS)
                          ------------- ------------- ------------- ------------- -------------
Net sales...............  $     610,911 $     498,517 $     591,208 $     632,771 $   2,333,407
Gross margins...........        146,391       112,974       131,258       159,043       549,666
Net earnings............          5,759         3,922        10,936        24,329        44,946
Net earnings per common
 share..................           0.18          0.12          0.34          0.76          1.40
Weighted average shares.         32,020        32,052        32,073        32,092        32,092
Dividends declared per
 common share...........  $        0.11 $        0.11 $         --  $         --  $        0.22
Price range per common
 share*.................  16 1/2-11 1/4 16 1/4-13 1/2     16 1/4-15 16 1/8-14 3/8 16 1/2-11 1/4
                                     FISCAL YEAR (52 WEEKS) ENDED FEBRUARY 24, 1996
                          ---------------------------------------------------------------------
                              FIRST        SECOND         THIRD        FOURTH         YEAR
                            (16 WKS)      (12 WKS)      (12 WKS)      (12 WKS)      (52 WKS)
                          ------------- ------------- ------------- ------------- -------------
Net sales...............  $     560,472 $     418,165 $     491,019 $     498,360 $   1,968,016
Gross margins...........        143,359       103,745       122,670       131,509       501,283
Net earnings............          5,368         1,869        10,132        21,070        38,439
Net earnings per common
 share..................           0.17          0.06          0.32          0.66          1.20
Weighted average shares.         32,005        32,005        32,005        32,005        32,005
Dividends declared per
 common share...........  $        0.11 $        0.11 $        0.11 $        0.11 $        0.44
Price range per common
 share*.................   11 3/4-8 3/4     14-10 1/4 13 1/4-10 1/4 11 3/4-10 7/8      14-8 3/4

--------
* Price range per common share reflects the highest and lowest stock market prices on the New York Stock Exchange during the quarter.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

K. BUSINESS SEGMENT INFORMATION

  The Company has redefined its business segments from the classifications of General Merchandise and Health Services (which had included ProVantage's managed healthcare operations and ShopKo's retail pharmacy and optical departments), to a Retail Store segment (which includes general merchandise, retail pharmacy and retail optical operations) and a ProVantage segment (which includes prescription benefit management, mail service pharmacy, vision benefit management and health information technology).

  Information about the Company's operations in the different businesses is as follows (in thousands):

                                                       FISCAL YEARS
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
      Net sales
        Retail Store.......................  $2,005,731  $1,881,038  $1,839,908
        ProVantage.........................     348,780      93,845      14,060
        Intercompany*......................     (21,104)     (6,867)     (1,039)
                                             ----------  ----------  ----------
        Total net sales....................  $2,333,407  $1,968,016  $1,852,929
                                             ==========  ==========  ==========
      Earnings before income taxes
        Retail Store.......................  $  113,683  $  107,216  $  102,691
        ProVantage.........................       9,533       2,713       1,494
        Corporate..........................     (17,417)    (12,507)    (12,725)
        Interest expense...................     (31,777)    (34,282)    (29,042)
                                             ----------  ----------  ----------
        Earnings before income taxes.......  $   74,022  $   63,140  $   62,418
                                             ==========  ==========  ==========
      Assets
        Retail Store.......................  $  985,374  $  991,285  $1,066,156
        ProVantage.........................     123,847      38,981      27,267
        Corporate..........................     124,671      87,694      16,328
                                             ----------  ----------  ----------
        Total assets.......................  $1,233,892  $1,117,960  $1,109,751
                                             ==========  ==========  ==========
      Depreciation and amortization expenses
        Retail Store.......................  $   57,036  $   54,982  $   52,727
        ProVantage.........................       2,312       1,009         254
        Corporate..........................         485         392         493
                                             ----------  ----------  ----------
        Total depreciation and amortization
         expenses..........................  $   59,833  $   56,383  $   53,474
                                             ==========  ==========  ==========
      Capital expenditures
        Retail Store.......................  $   34,258  $   51,915  $   93,466
        ProVantage.........................       2,953         136         620
        Corporate..........................       1,688         961         514
                                             ----------  ----------  ----------
        Total capital expenditures.........  $   38,899  $   53,012  $   94,600
                                             ==========  ==========  ==========

--------
  * Intercompany sales consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

L. SUBSEQUENT EVENT

 Termination of Combination:

  On September 7, 1996, the Company entered into a Plan of Reorganization with Phar-Mor and Cabot Noble. Pursuant to the Plan of Reorganization, the Company and Phar-Mor would have become subsidiaries of Cabot Noble. On April 2, 1997, the Company and Phar-Mor mutually agreed to terminate the planned business combination of the two companies. The Company anticipates recording a one-time pre-tax charge of approximately $2.8 million ($0.05 per share) during the first quarter of fiscal 1998 to cover costs associated with the terminated business combination.

 Common Stock Buyback and Secondary Offering:

  On April 24, 1997, the Company and Supervalu entered into an agreement pursuant to which Supervalu will exit its 46% investment in the Company. Under the terms of the agreement, the companies will enter into two simultaneous transactions. The first transaction is a secondary public offering of 6,557,280 shares of the Company's common stock. The second transaction is a stock buyback of $150.0 million representing 8,174,387 shares of its common stock held by Supervalu. Supervalu will pay the underwriting discount and certain other expenses related to the secondary offering up to an amount equal to the excess of the aggregate public offering price over $123.6 million ($18.85 per share). The Company will pay the underwriting discount and such expenses to the extent not paid by Supervalu. However, the Company and Supervalu have each agreed to bear the costs and expenses of its own counsel and the Company has agreed to bear certain marketing costs. Should the Company be required to pay all of the cost, it may incur a one-time charge of approximately $8.5 million ($0.37 per share) at the time of closing.

[Inside back cover to include a map of the United States indicating: (i) location of ShopKo stores; (ii) location of ShopKo distribution centers; (iii) location of ProVantage processing center and regional offices; (iv) ShopKo's headquarters; and (v) states covered by ProVantage's operations, differentiating between states with more and less than 10,000 resident lives under contract.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    5
Risk Factors..............................................................   12
Price Range of Common Stock and Dividend Policy...........................   15
Capitalization............................................................   16
Historical and Pro Forma Statements of Earnings...........................   17
Selected Consolidated Financial Data......................................   18
Use of Proceeds...........................................................   19
Recent Developments.......................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   26
Management................................................................   37
Certain Anti-Takeover Provisions..........................................   39
Selling Shareholder.......................................................   42
Underwriting..............................................................   44
Legal Matters.............................................................   46
Experts...................................................................   46
Financial Statements......................................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               6,557,280 SHARES


                              SHOPKO STORES, INC.

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                                 ------------

                                     LOGO

                                 ------------


                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                             SALOMON BROTHERS INC

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-26615

                               6,557,280 SHARES

LOGO                          SHOPKO STORES, INC.

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)
                               ---------------
  Of the 6,557,280 shares of Common Stock offered, 1,311,456 are being offered hereby in an international offering outside the United States (the "International Offering") and 5,245,824 are being offered in a concurrent United States offering (the "U.S. Offering") (together, the "Offerings"). The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."
  All of the shares of Common Stock offered are being sold by a wholly owned subsidiary of Supervalu Inc. (such subsidiary and Supervalu Inc. are referred to herein as the "Selling Shareholder" or "Supervalu") other than the shares, if any, sold in connection with the exercise by the Underwriters of the over-allotment options, which will be sold by ShopKo Stores, Inc. (the "Company" or "ShopKo"). The Offerings are a condition for the Company's repurchase of 8,174,387 shares of Common Stock from the Selling Shareholder at $18.35 per share (the "Stock Buyback"), and both such transactions are expected to be consummated simultaneously. The Selling Shareholder currently holds 14,731,667 shares of Common Stock, which represents approximately 46% of the outstanding Common Stock. After the Offering and the Stock Buyback, the Selling Shareholder will not beneficially own any Common Stock of the Company. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby, other than proceeds from the sale of shares of Common Stock, if any, sold in connection with the exercise by the Underwriters of the over-allotment options.
  The last reported sale price of the Common Stock, which is listed under the symbol "SKO," on the New York Stock Exchange on June 26, 1997 was $26.0625 per share. See "Price Range of Common Stock and Dividend Policy."
  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR  BY ANY  STATE SECURITIES COMMISSION  NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ---------------

                                INITIAL
                                 PUBLIC
                                OFFERING    UNDERWRITING       PROCEEDS TO
                                 PRICE     DISCOUNT(1)(2) SELLING SHAREHOLDER(2)
                              ------------ -------------- ----------------------
Per Share....................    $25.00        $1.19              $23.81
Total(3)..................... $163,932,000   $7,803,163        $156,128,837

-------
(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) The Selling Shareholder will bear the underwriting discount and pay certain other expenses of the Offerings, estimated at $8,500,000.
(3) The Company has granted the International Underwriters an option for 30 days to purchase up to an additional 196,718 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the U.S. Underwriters a similar option with respect to an additional 786,874 shares as part of the concurrent U.S. Offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to Selling Shareholder and proceeds to Company will be $188,521,800, $8,973,638, $156,128,837 and $23,419,326, respectively. See
    "Underwriting."
                               ---------------
  The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about July 2, 1997, against payment therefor in immediately available funds.
GOLDMAN SACHS INTERNATIONAL
                          MERRILL LYNCH INTERNATIONAL
                                        SALOMON BROTHERS INTERNATIONAL LIMITED
                               ---------------
                 The date of this Prospectus is June 26, 1997.

 [Inside front cover to include photographs of the exterior and interior of a
                                ShopKo store.]



  In this Prospectus, reference to "dollars", "U.S.$" and "$" are to United States dollars.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the web site that the Commission maintains at http://www.sec.gov. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-10876 pursuant to the Exchange Act) are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended February 22, 1997;

    2. The Company's Current Reports on Form 8-K dated April 2, April 24, June 9 and June 20, 1997;

    3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, and any report or amendment filed for the purpose of updating such description; and

    4. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock.


  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to ShopKo Stores, Inc., 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060, Attention:
Investor Relations (telephone: (414) 497-2211).

                               ----------------
  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

  This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the shares in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the shares, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting."

                               ----------------

  CAUTIONARY NOTE: This Prospectus, certain of the documents incorporated herein by reference, and other written materials, future filings, releases and oral statements issued by or on behalf of the Company contain certain forward-looking statements, including, but not limited to, statements about the future performance of the Company and the Company's plans, objectives, expectations, or intentions. These forward-looking statements are based on management's assumptions and beliefs in light of information currently available to it and are subject to risks and uncertainties. The Company's actual results may differ significantly and materially from those projected or suggested in the forward-looking statements. Factors that might cause such differences to occur include, but are not limited to: (i) heightened competition, including specifically increased price competition from national and regional discount stores, specialty stores, and prescription benefit management companies, (ii) adverse weather conditions in the Company's retail markets; (iii) changes in the prescription drug industry regarding pricing, formulary use, or reimbursement practices, (iv) changes in minimum wage legislation, (v) regulatory and litigation matters affecting healthcare service providers, particularly prescription benefit managers, (vi) interest rates, (vii) real estate, construction and development costs, (viii) inventory imbalances caused by unanticipated fluctuations in consumer demand, (ix) trends in the economy which affect consumer confidence and consumer demand for the Company's goods, particularly trends affecting the Company's markets, (x) possible termination of prescription benefit management contracts with key clients or pharmaceutical manufacturers, (xi) the availability of suitable retail real estate which can be acquired on terms which are acceptable to the Company and
(xii) the factors mentioned under "Risk Factors."

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements contained or incorporated by reference in the Prospectus. The Company's fiscal year ends on the last Saturday of February.

                                  THE COMPANY

  ShopKo is a leading regional retailer which operates 130 retail stores and four free standing optical centers in 16 Upper Midwest, Pacific Northwest and Western Mountain states. ShopKo is also engaged in the business of providing health services in its retail stores and through its subsidiary, ProVantage, which specializes in prescription benefit management, mail service pharmacy, vision benefit management and health information technology. The ProVantage businesses are conducted throughout the United States. ShopKo has also recently launched a free standing optical center strategy by opening four Vision Advantage stores in Ohio in fiscal 1997. The Company's annual sales in its fiscal year ended February 22, 1997 were $2.3 billion.

RETAIL STRATEGY

  In response to the growing competition from national discount stores, ShopKo's management recognized the need for a new strategy to differentiate the Company from its competitors. With a focus on serving the customer and building customer loyalty, ShopKo has over the last few years undergone a significant strategic repositioning under its Vision 2000 program. That strategy, which strengthened the Company's market position, was built on four guiding principles:

  . Establish an enhanced merchandising strategy in concert with customers' needs, primarily focused on certain core business segments: health-related products including retail pharmacy and optical services, casual apparel, leisure products and home products;

  . Remodel and re-merchandise the store base to create a more customer-friendly shopping environment;

  . Design an organizational structure which enables superior store execution by closely linking the Company's merchandising, marketing, and logistics functions to respond quickly and effectively to changing customer demands; and

  . Improve the Company's infrastructure, merchandising, and distribution systems to enable the Company to be more responsive to its customers and suppliers.

  To execute this strategy, the Company centralized its merchandising operations to allow store management to focus on providing customers with a customer-friendly shopping environment defined by simplicity, speed and convenience of service.

  The Company is continuously changing and updating its merchandising strategy to ensure continued differentiation from its competitors and to reflect changing consumer preferences. ShopKo's current merchandising strategy is focused on enhancing its product offering by adding new product segments to its core product offerings. Such product segments have been identified and include: casual furniture for the home and home office; bed and bath products; housewares and small appliances; and special, plus-sized and intimate apparel for women. In addition to emphasizing branded and private label products in these segments, management intends to be category dominant in specific casual lifestyle related product categories.

  The Company prices its merchandise to be competitive with its discount retail competitors, both regional and national. In general, the Company uses its frequent advertising of a large group of high demand items to reinforce its competitive price image and to generate store traffic, rather than attempting to meet the lowest available price on every item. The Company believes it provides its customers with quality brands, focused assortments and trend-right apparel at competitive prices in an attractive shopping environment.

  The Company's strategy has been implemented in stages over the last several years throughout the Company's 130 stores. During this period, substantially all stores have been remodeled, all three distribution centers expanded, management information systems upgraded, and merchandising centralized and linked to marketing and logistics all with a view to enhancing customer service and building customer loyalty. The Company intends to continue to make investments of this type to enhance the Company's infrastructure. These infrastructure changes, when combined with an organization and management team able to deal with continuous change, provide the necessary platform for the Company to improve its competitive position and to grow its general merchandise retail business going forward. The results of the Company's retail strategy have recently been demonstrated by the Company's accelerating comparable store sales growth which, at 6.0% for fiscal 1997, was among the strongest in the highly competitive discount retail industry.

Growth Strategy for the Retail Business

  The Company's current growth plan for the retail business is to increase the number of retail stores to achieve economies of scale and to capitalize on the Company's existing infrastructure. The Company intends to consider the acquisition of existing stores, either as specific sites, in clusters, or as part of an existing business. The Company believes that selective and opportunistic acquisitions of retail stores or sites will allow the Company to achieve economies of scale, improve the Company's profitability, and maintain its financial strength. The Company may also consider new store construction utilizing leases, sale and leaseback, or other financing alternatives to improve the expected financial performance of new stores. The Company's plans with respect to new store growth are subject to change, and there can be no assurance that the Company will achieve its plans.

  In reviewing possible retail store acquisitions, the Company intends to take a disciplined approach to maintain the Company's competitive position and financial integrity. The key elements of such an approach are: avoiding excessive debt and maintaining a balance sheet which will exhibit the Company's financial strength to the vendor and creditor communities; leveraging the Company's existing infrastructure, including the Company's advanced management information and distribution systems; maintaining adequate liquidity for the Company's operations; and critically evaluating the competitive environment for all new stores.

  The Company currently anticipates that new stores will be refurbished or constructed to generally mirror existing ShopKo stores to benefit from its merchandising strategies. The Company also plans to expand the practice of purchasing existing pharmacy businesses in the market where a new ShopKo store opens and transferring the business to the new store to generate customer traffic and to improve the financial performance of the store in its initial years.

  The Company opened only one new store (excluding relocations) in fiscal 1997 and does not plan to construct any new stores in the traditional ShopKo format in fiscal 1998. New store construction was affected by competitive pressures and the proposed combination with Phar-Mor, Inc. See "Recent Developments."

HEALTH SERVICES STRATEGY

Retail

  Almost all of the Company's 130 stores provide professional healthcare services through pharmacy and optical centers. In addition to generating increased store traffic through more frequent store visits and building customer loyalty, these services contribute significantly to the Company's overall profitability and provide the opportunity for additional growth. The Company estimates that its pharmacies dispense on average 60% more prescriptions than the average drugstore and produce on average over $2 million in revenues per pharmacy. Each store with pharmacy and optical centers employs or contracts with an average of approximately three licensed pharmacists, one licensed optometrist and six opticians. The Company's independent optometrists perform in-store eye exams and prescribe corrective lenses. In fiscal 1997, the Company's central optical lab and 77 in-store finishing labs dispensed over 617,000 eyewear prescriptions.

ProVantage

  As an extension of the Company's retail business, which includes the sale of pharmaceutical and optical products and services, the Company operates ProVantage, Inc., which is its health services subsidiary that provides: prescription benefit management, vision benefit management, and healthcare information technology for businesses. The ProVantage operations have provided significant and growing revenues to the Company's operating base. ProVantage currently has 4.1 million lives under management, compared to 1.7 million lives at the end of fiscal year 1996.

  Prescription Benefit Management (PBM). In fiscal 1994, the Company expanded its traditional retail pharmacy services by developing ProVantage Mail Service, a prescription management and mail service pharmacy that was offered to healthcare plan sponsors throughout the United States. Because of the success of this service, management decided to expand it, and acquired a prescription claims processing firm, Bravell, Inc., in January 1995. This acquisition enabled the Company to develop ProVantage into a full service PBM, providing custom prescription benefit management, benefit plan design, a network of over 46,000 retail pharmacies, program administration, formulary administration, clinical services, and claims and benefit processing services to insurance companies, third party administrators and self-funded healthcare plan sponsors. More recently, the Company acquired CareStream Scrip Card, a PBM firm that provides services similar to those provided by ProVantage. Healthcare plan sponsors are increasingly utilizing PBM firms in order to reduce their costs. The sponsors direct or encourage plan participants to utilize managed care pharmacy benefit programs that are developed and administered by PBM firms. These programs control pharmacy costs by monitoring decisions regarding the usage of, for example, generic drugs instead of brand name drugs. As healthcare sponsors seek yet further ways to contain costs, PBM companies such as ProVantage will have greater importance in the effort to produce the best medical results at the lowest cost.

  Vision Benefit Management (VBM). ProVantage VBM was formed to leverage the Company's expertise in retail optical services and PBM. VBM's operations are very similar to those of the PBM. VBM has established a growing national network (currently at 4,500) of retail optical chains and private ophthalmologists, optometrists and opticians. In August, 1996, VBM completed the acquisition of United Wisconsin Insurance Company's vision benefit management business. This acquisition gave VBM an immediate market presence in the vision benefit management industry. Unlike the PBM, VBM offers insured as well as uninsured services. The insured products are sold by licensed independent and employee sales agents, and are underwritten by a licensed insurance company. VBM currently provides services for approximately 190,000 plan participants.

  Health Information Technology. Another component of ProVantage is health information technology. ProVantage has developed two separate uses for this technology and is currently commercializing this technology. The first is a separate division called ProVMed. ProVMed focuses on turning enterprise-wide data of managed care organizations, other purchasers, payers, and providers of healthcare, and pharmaceutical companies into useful, actionable information using a concept called decision support services (DSS). ProVMed has made use of ShopKo's investment in leading-edge technology. Using an IBM SP2 massively parallel processing computer, Oracle database technology and DSS tools, ProVMed can extract actionable information from huge data bases much more efficiently than most companies. The second use for this technology is for a PBM product-- ProVRx. ProVRx applies the same principles and tools as ProVMed, but focuses on the pharmacy claims data of ProVantage's PBM customers.

  ProVantage Operating Results (in millions).

                                                  FISCAL YEARS ENDED
                                       -----------------------------------------
                                       FEB. 22, 1997 FEB. 24, 1996 FEB. 25, 1995
                                        (52 WEEKS)    (52 WEEKS)    (52 WEEKS)
                                       ------------- ------------- -------------
Net Sales.............................    $348.8         $93.8         $14.1
Operating Earnings....................       9.5           2.7           1.5
PBM lives.............................       4.1           1.7           0.6

  Growth Strategy for ProVantage. Going forward, the Company expects that ProVantage will grow through internal and external initiatives. Internal initiatives will emanate from additional marketing efforts by the present sales force to obtain new customers, and to obtain additional revenues through the implementation of new products to existing customers. External initiatives will be pursued opportunistically through acquisitions. ProVantage's managed healthcare operations are distinct from the Company's retail operations, and the Company may, at some point in the future, consider monetizing all or part of its investment in ProVantage through one or more public or private transactions. However, there can be no assurance if or when any such transaction will occur.

                 STOCK BUYBACK AND SECONDARY OFFERING AGREEMENT

  On April 24, 1997, the Company and the Selling Shareholder entered into a Stock Buyback and Secondary Offering Agreement, as amended (the "Agreement"), pursuant to which the Company has agreed to repurchase 8,174,387 shares of Common Stock from the Selling Shareholder for $18.35 per share. The obligation of the Company and the Selling Shareholder to consummate the Stock Buyback is conditioned upon completion of the Offerings. The Selling Shareholder is obligated to go forward with the Offerings if the offering price of the Common Stock is equal to or greater than $18.35 per share. The Selling Shareholder may choose to go forward with the Offerings if the offering price of the Common Stock is less than $18.35 per share, in which case the offering price per share will be less than the Stock Buyback price per share. The Stock Buyback and the Offerings are expected to be significantly accretive to the Company's earnings per share, excluding one-time charges in fiscal 1998 related to the termination of the Phar-Mor transaction, due to the fact that the reduction of the number of shares outstanding (even if the over-allotment options are exercised in full) more than offsets the impact of the additional interest expense to be incurred as a result of the Stock Buyback. See "Recent Developments" and "Summary Historical and Pro Forma Statements of Earnings."

  It is anticipated that upon the closing of the Offerings and the Stock Buyback, Dale P. Kramer, the Company's President and Chief Executive Officer, will be named Chairman of the Company's Board of Directors. The Agreement provides that Michael W. Wright, Chairman of Supervalu and the Company, and Jeffrey C. Girard, Executive Vice President and Chief Financial Officer of Supervalu, will resign from the Company's Board of Directors upon the Company's selection of replacements, but not later than October 1, 1997. A search is currently underway for new independent directors to replace Messrs. Wright and Girard. In addition, William J. Podany, the Company's Executive Vice President and Chief Operating Officer, and Stephen E. Watson, former President and member of the Board of Directors of the Dayton Hudson Corporation, will be named as additional directors prior to or shortly after the closing of the Offerings and the Stock Buyback, increasing the number of directors on the Company's Board to seven. See "Management--Expansion of Board of Directors."

  The Selling Shareholder will bear the underwriting discount and certain other expenses of the Offerings estimated in the aggregate at $8,500,000, up to an amount equal to the excess of the aggregate public offering price over $123,604,728 ($18.85 per share). The Company will pay the underwriting discount to the Selling Shareholder and such expenses only to the extent not borne by the Selling Shareholder. Because the offering price per share is in excess of $20.25, the Selling Shareholder will bear the entire underwriting discount and certain other expenses of the Offerings under the terms of the Agreement. However, the Company and the Selling Shareholder have each agreed to bear the costs and expenses of its own counsel and the Company has agreed to bear certain marketing costs.

  After completion of the Offerings and the Stock Buyback, the Selling Shareholder will not beneficially own any of the outstanding shares of Common Stock. See "Selling Shareholder--Stock Buyback Agreement." There are currently no material supply, financial or operational agreements between the Company and the Selling Shareholder. Other than as described in this Prospectus, the Company does not anticipate any material changes in its business or operations as a result of the Selling Shareholder ceasing to hold an investment in the Company.

                  TERMINATION OF PROPOSED PHAR-MOR TRANSACTION

  On April 2, 1997, the Company, Cabot Noble, Inc. ("Cabot Noble") and Phar-Mor, Inc. ("Phar-Mor") mutually agreed to terminate the Agreement and Plan of Reorganization dated as of September 7, 1996, as amended (the "Plan of Reorganization"), which provided for the combination of the Company and Phar-Mor under a new holding company, Cabot Noble. The Company incurred a one-time pre-tax charge of $2.8 million ($0.05 per share) in the first quarter of fiscal 1998, representing costs and expenses incurred in connection with the proposed combination. See "Recent Developments."

                            RECENT OPERATING RESULTS

  On June 20, 1997, the Company reported results of operations for its first fiscal quarter (16 weeks) ended June 14, 1997. Consolidated net sales increased 17.9% to $720.0 million for the period, compared to $610.9 million for the quarter (16 weeks) ended June 15, 1996. Retail store sales increased by $30.8 million, or 5.6%, and ProVantage sales increased by $80.6 million, or 116.1%, over the first quarter of fiscal 1997. Retail comparable store sales increased 5.1% in the first quarter. The increase in ProVantage sales in the first quarter is due primarily to internally generated growth and the acquisition of CareStream Scrip Card in August 1996. Consolidated gross margin as a percentage of sales for the first quarter was 22.7% versus 24.0% for the same period in fiscal 1997. The decrease is primarily attributable to a larger percentage of sales coming from ProVantage offset in part by an improvement in retail store gross margin from 25.8% in the first quarter of fiscal 1997 to 26.5% in the first quarter of fiscal 1998. Consolidated selling, general and administrative expenses as a percentage of sales decreased to 17.2% for the first quarter of fiscal 1998 from 18.6% for the first quarter of fiscal 1997 primarily due to increased ProVantage sales. First quarter net income increased 25.7% to $7.2 million, or $0.22 per share, compared to $5.8 million, or $0.18 per share, for the same period in fiscal 1997. Results for the first quarter of fiscal 1998 are net of a nonrecurrring pre-tax charge of $2.8 million ($0.05 per share) for costs incurred in connection with the termination on April 2, 1997 of the Plan of Reorganization with Phar-Mor.

                                                     QUARTER (16 WEEKS) ENDED
                                                     --------------------------
                                                       JUNE 14,      JUNE 15,
                                                         1997          1996
                                                     ------------  ------------
                                                            (MILLIONS)
   Net Sales........................................        $720.0        $610.9
   Nonrecurring Charge..............................           2.8           --
   Operating income.................................          20.9          19.0
   Net income.......................................           7.2           5.8

            SUMMARY HISTORICAL AND PRO FORMA STATEMENTS OF EARNINGS

  The following unaudited pro forma statement of earnings presents the estimated effect of the Stock Buyback from Supervalu (8,174,387 shares at $18.35 per share plus investment banking and other professional fees associated with the Stock Buyback). The pro forma statement of earnings assumes that this event occurred on February 25, 1996 and accordingly includes the following adjustment: increased interest expense of $9,677,000 due to an estimated reduction of interest income of $4,158,000 and increased interest expense of $5,519,000 due to additional borrowings needed under the revolving credit agreement. The pro forma statement of earnings assumes no exercise of the Underwriters' over-allotment options and does not give the effect of the payment by the Company of the underwriting discounts and commissions in connection with the Offerings which would have occurred if the offering price per share was less than approximately $20.25. The "Historical and Pro Forma Statements of Earnings" should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                    FIFTY-TWO WEEKS ENDED FEBRUARY 22, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           ACTUAL   PRO FORMA(1)
                                                         ---------- ------------
Revenues:
  Net sales............................................. $2,333,407  $2,333,407
  Licensed department rentals and other income..........     13,058      13,058
                                                         ----------  ----------
                                                          2,346,465   2,346,465
Costs and expenses:
  Cost of sales.........................................  1,783,741   1,783,741
  Selling, general and administrative expenses..........    397,092     397,092
  Depreciation and amortization expenses................     59,833      59,833
                                                         ----------  ----------
                                                          2,240,666   2,240,666
Income from operations..................................    105,799     105,799
Interest expense--net...................................     31,777      41,454
                                                         ----------  ----------
Earnings before income taxes............................     74,022      64,345
Provision for income taxes..............................     29,076      25,275
                                                         ----------  ----------
Net earnings............................................ $   44,946  $   39,070
                                                         ==========  ==========
Net earnings per common share........................... $     1.40  $     1.63
Weighted average number of common shares outstanding....     32,092      23,918

--------
(1) The Pro Forma Statement of Earnings does not include the effect of the payment by the Company of the underwriting discounts and certain other expenses, estimated at $8.5 million, which would have occurred if the offering price per share was less than approximately $20.25. If these expenses were recorded, earnings per share would be $1.26. See "Selling Shareholder--Stock Buyback Agreement."

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data in the following table for each of the five years in the period ended February 22, 1997 have been derived from the Company's consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus.

                                          FISCAL YEARS ENDED
                         ------------------------------------------------------
                          FEB. 22,  FEB. 24,    FEB. 25,   FEB. 26,   FEB. 27,
                            1997      1996        1995     1994(1)      1993
                         (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS)
                         ---------- ---------  ---------- ---------- ----------
DATA DERIVED FROM
 CONSOLIDATED FINANCIAL
 STATEMENTS:
Summary of Operations
 (millions except per
 share data)
 Net sales
   Retail Store.........   $2,005    $1,881      $1,840     $1,739     $1,683
   ProVantage ..........      349        94          14        --         --
   Intercompany(2)......      (21)       (7)         (1)       --         --
                           ------    ------      ------     ------     ------
   Total................    2,333     1,968       1,853      1,739      1,683
 Gross margin...........      550       501         488        453        457
 Operating income.......      106        97          91         74        100
 Net income.............       45        38          38         32         50
 Earnings per share.....     1.40      1.20        1.18       1.00       1.56
Balance Sheet Data
 Total assets...........    1,234     1,118       1,110        953        792
 Total debt(3)..........      421       416         429        337        225
 Total shareholders'
  equity................      461       422         397        374        355
Cash Flow Data
 Provided (used) by
 Operations.............      112       156          41         34         75
 Investing Activities...      (66)      (49)       (104)      (129)       (91)
 Financing Activities...      (11)      (30)         73         95         16
Other Data
 Gross margin-Retail
  Store.................      526       493         485        453        457
 Gross margin-
  ProVantage............       24         8           3        --         --
 EBITDA(4)..............      166       154         145        122        143
 Capital expenditures...   $   39    $   53      $   95     $  134     $   91
 Total debt as % of
  total
  capitalization(5).....     46.6%     48.5%       50.9%      46.2%      37.9%
 Ratio of Earnings to
  Fixed Charges(6)......      3.2       2.7         2.9        3.0        4.8
OTHER OPERATING DATA:
 Same Retail Store
  sales growth..........      6.0%     (0.5)%       0.7%       1.2%       1.5%
 Stores at year end.....      130       129         124        117        111
 Retail Store sales per
  gross selling square
  foot(7)...............   $  218    $  210      $  216     $  217     $  216
 ProVantage lives
  (thousands)(8)........    4,116     1,665         627        --         --

--------
(1) The effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," resulted in a decrease in net earnings of $0.6 million ($0.02 per share). Adoption of SFAS No. 109, "Accounting for Income Taxes," had no effect on reported net earnings or financial position.
(2) Intercompany sales consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage.
(3) Total debt includes short-term debt, current portion of long-term obligations and long-term obligations.
(4) EBITDA--Earnings before interest, taxes, depreciation and amortization. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.
(5) Total capitalization includes shareholders' equity, total debt and non-current deferred income taxes.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings plus income taxes, interest expense, such portion of rent expense as is representative of the interest factor thereon and amortization expense of capitalized interest. Fixed charges consist of interest expense, such portion of rent expense and capitalized interest. Such portion of rent expense, capitalized interest and amortization of capitalized interest amounted to $2.7 million, $0.1 million and $0.5 million in fiscal 1997, $2.7 million, $0.2 million and $0.5 million in fiscal 1996, $2.4 million, $1.3 million and $0.5 million in fiscal 1995, $1.9 million, $2.1 million and $0.4 million in fiscal 1994, and $1.8 million, $1.1 million and $0.3 million in fiscal 1993.
(7) Sales per square foot for each period are based on both Company owned and leased retail sales of all stores open the entire fiscal year preceding such period, divided by such stores' total square feet of total selling space at the end of such period. Leased sales represent sales by retail vendors that lease store space (primarily a shoe vendor) and ranged from 1.9% to 2.2% of total owned and leased retail sales during the periods presented.
(8) Lives are derived from the plan eligibility files and exclude long-term care lives for which ProVantage provides formulary management services only.

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Common Stock.

COMPETITION

  The discount retail merchandise business is highly competitive and subject to excess capacity. Certain competitors of the Company are much larger and have substantially greater resources than the Company. The competition for customers has intensified in recent years as larger competitors, such as Wal-Mart, Kmart and Target, have moved into the Company's geographic markets. In addition, stores recently opened by the Company have been less successful than established stores as a result of competitive pressures from larger national retail chains and the difficulty in attracting a sufficient customer base in new market areas. Although the Company has performed well notwithstanding this intensified competition, there is no assurance that the Company will be able to continue to compete successfully.

  The prescription benefit management industry is dynamic, growing and very competitive. ProVantage competes for health services clients with a number of prescription benefit management companies including PCS Health Systems, Inc. (a subsidiary of Eli Lilly and Co.), Merck-Medco Managed Care, Inc. (a subsidiary of Merck & Co., Inc.), Express Scripts, Inc., Caremark International, Inc. (a subsidiary of Med Partners, Inc.), TDI, Inc. (a subsidiary of Thrift Drug Company, Inc.), Value Rx (a former subsidiary of Value Health, Inc. which was recently sold to Columbia/HCA), and Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham), many of which are substantially larger than ProVantage and each of which has considerable resources.

REDUCED FINANCIAL FLEXIBILITY AND INCREASED LEVERAGE

  All or substantially all of the Company's available cash will be used to fund the Stock Buyback. Depending upon the timing of the Stock Buyback, the Company may incur a nominal amount of additional short-term debt to complete the Stock Buyback, and to fund its operations. Use of the Company's available cash to fund the Stock Buyback will reduce the Company's financial flexibility and increase its leverage ratio. The Company's increased leverage ratio could have adverse effects on the Company, including the following: (i) additional financing may not be available to the Company upon terms as favorable as those currently available to the Company, (ii) a portion of cash flow from operations must be dedicated to the payment of the principal of and interest on debt, and (iii) the leverage may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures and any adverse changes in government regulation.

AVAILABILITY OF RETAIL STORE SITES

  The Company's plans to increase its number of retail stores will depend in part upon the availability of existing retail stores or store sites. There can be no assurance that such stores or sites will be available, or that they will be available on terms acceptable to the Company.

LITIGATION

  The sale of retail merchandise and provision of health services entails an inherent risk of liability. The Company is currently subject to a number of lawsuits, and it is expected that the Company from time to time will be subject to similar suits in the ordinary course of business. The Company currently maintains insurance intended to cover a majority of such claims, subject to a $250,000 deductible for general liability claims and a $500,000 deductible for liability claims arising from prescription dispensing errors, and management believes that its respective insurance programs are adequate. There can be no assurance, however, that claims in excess of insurance coverage or claims not covered by insurance coverage will not arise. There can be no assurance that the Company will be able to obtain insurance coverage in the future on acceptable terms, if at all. A successful claim against the Company substantially in excess of its insurance coverage, or for claims which are not covered by such insurance, could have a material adverse effect on its financial condition and results of operations. In addition, claims against the Company, regardless of merit or eventual outcome, may have a material adverse effect upon its reputation and business.

  Additionally, groups of retail pharmacies have filed lawsuits throughout the United States against pharmaceutical manufacturers and certain pharmacy benefit managers challenging certain brand pharmaceutical pricing practices under various state and federal antitrust laws. The suits allege, among other things, that the manufacturers have offered, and certain parties have knowingly accepted, discounts and rebates on pharmaceutical purchases that violate the U.S. Robinson-Patman Act. ProVantage is not a party to any of these proceedings. However, if certain pricing practices now prevalent in the pharmaceutical industry are determined to be violative of any laws, then the availability to ProVantage of certain discounts, rebates and fees that ProVantage presently receives in connection with its drug purchasing and formulary management programs could be adversely affected.

SEASONALITY OF GENERAL MERCHANDISE BUSINESS

  The retail general merchandise operations of the Company are highly seasonal, with the third and fourth fiscal quarters contributing a significant part of the Company's earnings due to the Christmas selling season. Because the Company's fiscal year ends on the last Saturday in February, the Christmas selling season impacts both the third and fourth fiscal quarters.

DEPENDENCE ON KEY MANAGEMENT AND DIRECTORS

  The Company believes that its continued success will depend to a significant extent upon the continued services of its senior management and a seasoned Board of Directors. The loss of the services of key senior management and Board members could have a material adverse effect on the Company's business. Messrs. Wright and Girard will resign from the Board of Directors when replacements are selected by the Company, but not later than October 1, 1997. See "Selling Shareholder--Stock Buyback Agreement".

EFFECTS OF ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), and Bylaws, the existence of authorized but unissued capital stock, certain provisions of Minnesota law and the Company's Rights Plan may tend to deter unfriendly offers or other efforts to obtain control of the Company that are not approved by the Company's Board of Directors or a committee of the Board of Directors and thereby render the Company less attractive to a potential acquirer and deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Certain Anti-Takeover Provisions".

ADDITIONAL RISK FACTORS PARTICULAR TO PROVANTAGE

PBM Industry Margin Erosion

  Over the last several years, PBM's have experienced significant erosion in the prices they have been able to charge for their services. Additionally, competitive pressures have caused PBM's to increase client revenue sharing opportunities. The combination of such lower prices and increased revenue sharing have caused margin erosion. Such margin erosion is expected to continue.

Ability to Retain Clients

  ProVantage's business is largely built upon contractual relationships with its clients. These client contracts have various expiration dates and, in some instances, are terminable by the client upon relatively short notice. There can be no assurance that ProVantage's client contracts will continue unchanged beyond their stated terms. Loss of accounts with large clients or with clients which, in the aggregate account for a significant portion of ProVantage's revenues, would adversely affect the Company's financial condition and results of operations.

Ability to Maintain Growth Rate

  A significant portion of the growth of ProVantage has been attributable to acquisitions. There can be no assurance that ProVantage will be able to consummate similar acquisitions to supplement ProVantage's internally generated growth in the future.

Continuance of Formulary Revenues

  A significant portion of ProVantage's earnings are attributable to its formulary management service programs. Revenues derived from these services include payments from pharmaceutical manufacturers and third party formulary administrators for volume discounts, rebates and other fees. ProVantage has secured contractual commitments from pharmaceutical manufacturers and third party formulary administrators with regard to payment of such discounts, rebates and fees, but there is no assurance that such contractual relationships will continue unchanged beyond their stated terms, which are typically one or two years.

Ability to Manage Growth

  ProVantage's business has grown rapidly in the last three fiscal years, with total revenues increasing from $14 million in fiscal year 1995 to $349 million in fiscal year 1997. This recent rapid growth has placed, and if such growth continues will increasingly place, a significant strain on ProVantage's management and operations. Accordingly, ProVantage's future operating results will depend on the ability of its officers and other key employees to continue implementing and improving its operations, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that ProVantage will be able to manage any future expansion successfully or provide the necessary management resources to successfully manage its business, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

Government Regulation

  The PBM industry is subject to extensive federal and state laws and regulations, and compliance with such laws and regulations imposes significant operational requirements for ProVantage. The regulatory requirements with which ProVantage must comply in conducting its business vary from state to state. Management believes that ProVantage is in substantial compliance with all existing statutes and regulations material to the operation of its business. The impact of future legislation and regulatory changes affecting ProVantage's business cannot be predicted, and there can be no assurance that ProVantage will be able to obtain or maintain the regulatory approvals required to operate its business.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is traded on the New York Stock Exchange under the symbol "SKO". The following table sets forth the high and low reported closing sales prices for the Common Stock for the fiscal periods indicated as reported on the New York Stock Exchange Composite Tape.

                                                        HIGH     LOW    DIVIDEND
                                                      -------- -------- --------
Fiscal Year 1996
  First Quarter (ended June 17, 1995)................ $11.7500 $ 8.7500   $.11
  Second Quarter (ended September 9, 1995)...........  14.0000  10.2500    .11
  Third Quarter (ended December 2, 1995).............  13.2500  10.2500    .11
  Fourth Quarter (ended February 24, 1996)...........  11.7500  10.8750    .11
Fiscal Year 1997
  First Quarter (ended June 15, 1996)................ $16.5000 $11.2500   $.11
  Second Quarter (ended September 7, 1996)...........  16.2500  13.5000    .11
  Third Quarter (ended November 30, 1996)............  16.2500  15.0000    --
  Fourth Quarter (ended February 22, 1997)...........  16.1250  14.3750    --
Fiscal Year 1998
  First Quarter (ended June 14, 1997)................ $26.8750 $14.5000    --
  Second Quarter (through June 26, 1997).............  27.3125  25.7500    --

  The last closing sales price of the Common Stock on the New York Stock Exchange on June 26, 1997 was $26.0625 per share.

  As a result of the proposed transaction with Phar-Mor and Cabot Noble, the Company was prohibited from declaring or paying any dividends. Upon termination of such transaction, the Company determined to retain earnings, if any, for the growth and expansion of its business and not declare or pay any cash dividends. The Company intends to reconsider its dividend policy after completion of the Offerings and the Stock Buyback. Future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, capital expenditure program, debt repayment requirements and other factors, some of which are beyond the Company's control. There can be no assurance as to whether or when the Company's Board of Directors will change the current policy regarding dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of February 22, 1997 and pro forma to give effect to the Offerings and the Stock Buyback. The Company will not receive any of the proceeds from the sale of the shares of Common Stock in the Offerings (other than proceeds from the sale of shares of Common Stock, if any, sold in connection with the exercise by the Underwriters of the over-allotment options). This table should be read in conjunction with the consolidated financial statements and related notes and the other financial information contained or incorporated by reference in this Prospectus.

                                                           FEBRUARY 22, 1997
                                                         ----------------------
                                                          ACTUAL   PRO FORMA(1)
                                                         --------  ------------
                                                         (IN THOUSANDS, EXCEPT
                                                            SHARE AMOUNTS)
Cash(2)................................................. $124,550    $  2,776
                                                         ========    ========
Current liabilities:
  Short-term debt(2).................................... $    --     $ 30,526
  Current portion of long-term obligations..............    2,014       2,014
Long-term obligations, less current maturities..........  418,714     418,714
                                                         --------    --------
  Total Debt............................................  420,728     451,254
  Deferred Income Tax...................................   20,999      20,999
Shareholders' Equity:
  Common Stock, $.01 par value; 75,000,000 shares
   authorized;
   32,166,720 shares issued.............................      322         322
  Additional Paid In Capital............................  245,137     245,137
  Retained Earnings.....................................  215,405     215,405
  Less cost of treasury stock (8,174,387 shares as
   adjusted)(2).........................................      --     (152,300)
                                                         --------    --------
    Total Shareholders' Equity..........................  460,864     308,564
                                                         --------    --------
Total capitalization.................................... $902,591    $780,817
                                                         ========    ========
Total debt to total capitalization......................     46.6%       57.8%
                                                         ========    ========

--------
(1) Assumes no exercise of the Underwriters' over-allotment options. Does not give effect to the payment by the Company of the underwriting discounts and commissions in connection with the Offerings which would have occurred if the offering price per share was less than approximately $20.25. If these expenses were recorded, the pro forma total debt to total capitalization ratio would have increased to 58.9%. See "Selling Shareholder--Stock Buyback Agreement."
(2) Reflects the Stock Buyback of 8,174,387 shares of Common Stock from the Selling Shareholder and related costs, including estimated investment banking and professional fees associated with the Stock Buyback.

                HISTORICAL AND PRO FORMA STATEMENTS OF EARNINGS

  The following unaudited pro forma statement of earnings presents the estimated effect of the Stock Buyback from Supervalu (8,174,387 shares at $18.35 per share plus investment banking and other professional fees associated with the Stock Buyback). The pro forma statement of earnings assumes that this event occurred on February 25, 1996 and accordingly includes the following adjustment: increased interest expense of $9,677,000 due to an estimated reduction of interest income of $4,158,000 and increased interest expense of $5,519,000 due to additional borrowings needed under the revolving credit agreement. The pro forma statement of earnings assumes no exercise of the Underwriters' over-allotment options and does not give the effect of the payment by the Company of the underwriting discounts and commissions in connection with the Offerings which would have occurred if the offering price per share was less than approximately $20.25. The "Historical and Pro Forma Statements of Earnings" should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                    FIFTY-TWO WEEKS ENDED FEBRUARY 22, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           ACTUAL   PRO FORMA(1)
                                                         ---------- ------------
Revenues:
  Net sales............................................. $2,333,407  $2,333,407
  Licensed department rentals and other income..........     13,058      13,058
                                                         ----------  ----------
                                                          2,346,465   2,346,465
Costs and expenses:
  Cost of sales.........................................  1,783,741   1,783,741
  Selling, general and administrative expenses..........    397,092     397,092
  Depreciation and amortization expenses................     59,833      59,833
                                                         ----------  ----------
                                                          2,240,666   2,240,666
Income from operations..................................    105,799     105,799
Interest expense--net...................................     31,777      41,454
                                                         ----------  ----------
Earnings before income taxes............................     74,022      64,345
Provision for income taxes..............................     29,076      25,275
                                                         ----------  ----------
Net earnings............................................ $   44,946  $   39,070
                                                         ==========  ==========
Net earnings per common share........................... $     1.40  $     1.63
Weighted average number of common shares outstanding....     32,092      23,918

--------
(1) The Pro Forma Statement of Earnings does not include the effect of the payment by the Company of the underwriting discounts and certain other expenses, estimated at $8.5 million, which would have occurred if the offering price per share was less than approximately $20.25. If these expenses were recorded, earnings per share would be $1.26. See "Selling Shareholder--Stock Buyback Agreement."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data in the following table for each of the five years in the period ended February 22, 1997 have been derived from the Company's consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus.

                                          FISCAL YEARS ENDED
                         ------------------------------------------------------
                          FEB. 22,  FEB. 24,    FEB. 25,   FEB. 26,   FEB. 27,
                            1997      1996        1995     1994(1)      1993
                         (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS) (52 WEEKS)
                         ---------- ---------  ---------- ---------- ----------
DATA DERIVED FROM
 CONSOLIDATED FINANCIAL
 STATEMENTS:
Summary of Operations
 (millions except per
 share data)
 Net sales
   Retail Store.........   $2,005    $1,881      $1,840     $1,739     $1,683
   ProVantage ..........      349        94          14        --         --
   Intercompany(2)......      (21)       (7)         (1)       --         --
                           ------    ------      ------     ------     ------
   Total................    2,333     1,968       1,853      1,739      1,683
 Gross margin...........      550       501         488        453        457
 Operating income.......      106        97          91         74        100
 Net income.............       45        38          38         32         50
 Earnings per share.....     1.40      1.20        1.18       1.00       1.56
Balance Sheet Data
 Total assets...........    1,234     1,118       1,110        953        792
 Total debt(3)..........      421       416         429        337        225
 Total shareholders'
  equity................      461       422         397        374        355
Cash Flow Data
 Provided (used) by
   Operations...........      112       156          41         34         75
   Investing Activities.      (66)      (49)       (104)      (129)       (91)
   Financing Activities.      (11)      (30)         73         95         16
Other Data
 Gross margin-Retail
  Store.................      526       493         485        453        457
 Gross margin-
  ProVantage............       24         8           3        --         --
 EBITDA(4)..............      166       154         145        122        143
 Capital expenditures...   $   39    $   53      $   95     $  134     $   91
 Total debt as % of
  total
  capitalization(5).....     46.6%     48.5%       50.9%      46.2%      37.9%
 Ratio of Earnings to
  Fixed Charges(6)......      3.2       2.7         2.9        3.0        4.8
OTHER OPERATING DATA:
 Same Retail Store
  sales growth..........      6.0%     (0.5)%       0.7%       1.2%       1.5%
 Stores at year end.....      130       129         124        117        111
 Retail Store sales per
  gross selling square
  foot(7)...............   $  218    $  210      $  216     $  217     $  216
 ProVantage lives
  (thousands)(8)........    4,116     1,665         627        --         --

--------
(1) The effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," resulted in a decrease in net earnings of $0.6 million ($0.02 per share). Adoption of SFAS No. 109, "Accounting for Income Taxes," had no effect on reported net earnings or financial position.
(2) Intercompany sales consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage.
(3) Total debt includes short-term debt, current portion of long-term obligations and long-term obligations.
(4) EBITDA--Earnings before interest, taxes, depreciation and amortization. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.
(5) Total capitalization includes shareholders' equity, total debt and non-current deferred income taxes.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings plus income taxes, interest expense, such portion of rent expense as is representative of the interest factor thereon and amortization expense of capitalized interest. Fixed charges consist of interest expense, such portion of rent expense and capitalized interest. Such portion of rent expense, capitalized interest and amortization of capitalized interest amounted to $2.7 million, $0.1 million, and $0.5 million in fiscal 1997, $2.7 million, $0.2 million and $0.5 million in fiscal 1996, $2.4 million, $1.3 million and $0.5 million in fiscal 1995, $1.9 million, $2.1 million, and $0.4 million in fiscal 1994, and $1.8 million, $1.1 million, and $0.3 million in fiscal 1993.
(7) Sales per square foot for each period are based on both Company owned and leased retail sales of all stores open the entire fiscal year preceding such period, divided by such stores' total square feet of total selling space at the end of such period. Leased sales represent sales by retail vendors that lease store space (primarily a shoe vendor) and ranged from 1.9% to 2.2% of total owned and leased retail sales during the periods presented.
(8) Lives are derived from the plan eligibility files and exclude long-term care lives for which ProVantage provides formulary management services only.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Offerings, other than proceeds from the sale of shares of Common Stock, if any, sold in connection with the exercise by the Underwriters of the over-allotment options. If the over-allotment options are exercised, the Company intends to use the net proceeds from such sales for general corporate purposes.

                              RECENT DEVELOPMENTS

  On April 24, 1997, the Company and the Selling Shareholder entered into the Agreement pursuant to which the Company has agreed to repurchase 8,174,387 shares of Common Stock from the Selling Shareholder for $18.35 per share. The obligation of the Company and the Selling Shareholder to consummate the Stock Buyback is conditioned upon completion of the Offerings. The Stock Buyback and the Offerings are expected to be significantly accretive to the Company's earnings per share, excluding one-time charges in fiscal 1998 related to the termination of the Phar-Mor transaction, due to the fact that the reduction of the number of shares outstanding (even if the over-allotment options are exercised in full) more than offsets the impact of the additional interest expense to be incurred as a result of the Stock Buyback. Because the offering price per share is in excess of $20.25, the Company does not anticipate incurring any material charges in connection with the expenses of the Offerings. See "Selling Shareholder--Stock Buyback Agreement" and "Summary Historical and ProForma Statements of Earnings."

  On April 2, 1997, the Company, Cabot Noble and Phar-Mor mutually agreed to terminate the Plan of Reorganization which provided for the combination of the Company and Phar-Mor under a new holding company, Cabot Noble. The Company incurred a one-time pre-tax charge of $2.8 million ($0.05 per share) in the first quarter of fiscal 1998, representing costs and expenses incurred in connection with the proposed combination.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The discussion of results of operations that follows is based upon, and should be read in conjunction with the Company's consolidated financial statements, including notes thereto, appearing elsewhere herein.

RECENT OPERATING RESULTS

  On June 20, 1997, the Company reported results of operations for its first fiscal quarter (16 weeks) ended June 14, 1997. Consolidated net sales increased 17.9% to $720.0 million for the period, compared to $610.9 million for the quarter (16 weeks) ended June 15, 1996. Retail store sales increased by $30.8 million, or 5.6%, and ProVantage sales increased by $80.6 million, or 116.1%, over the first quarter of fiscal 1997. Retail comparable store sales increased 5.1% in the first quarter. The increase in ProVantage sales in the first quarter is due primarily to internally generated growth and the acquisition of CareStream Scrip Card in August 1996. Consolidated gross margin as a percentage of sales for the first quarter was 22.7% versus 24.0% for the same period in fiscal 1997. The decrease is primarily attributable to a larger percentage of sales coming from ProVantage offset in part by an improvement in retail store gross margin from 25.8% in the first quarter of fiscal 1997 to 26.5% in the first quarter of fiscal 1998. Consolidated selling, general and administrative expenses as a percentage of sales decreased to 17.2% for the first quarter of fiscal 1998 from 18.6% for the first quarter of fiscal 1997 primarily due to increased ProVantage sales. First quarter net income increased 25.7% to $7.2 million, or $0.22 per share, compared to $5.8 million, or $0.18 per share, for the same period in fiscal 1997. Results for the first quarter of fiscal 1998 are net of a nonrecurrring pre-tax charge of $2.8 million ($0.05 per share) for costs incurred in connection with the termination on April 2, 1997 of the Plan of Reorganization with Phar-Mor.

                                                     QUARTER (16 WEEKS) ENDED
                                                     --------------------------
                                                       JUNE 14,      JUNE 15,
                                                         1997          1996
                                                     ------------  ------------
                                                            (MILLIONS)
   Net Sales........................................        $720.0        $610.9
   Nonrecurring Charge..............................           2.8           --
   Operating income.................................          20.9          19.0
   Net income.......................................           7.2           5.8

RESULTS OF OPERATIONS

  The following table sets forth items from the Company's Consolidated Statements of Earnings as percentages of consolidated net sales:

                                                      FISCAL YEARS ENDED
                                               --------------------------------
                                                FEB. 22,   FEB. 24,   FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------- ---------- ----------
   Revenues:
     Net sales................................   100.0%     100.0%     100.0%
     Licensed department rentals and other
      income..................................     0.6        0.7        0.7
                                                 -----      -----      -----
                                                 100.6      100.7      100.7
   Costs and expenses:
     Cost of sales............................    76.4       74.5       73.7
     Selling, general and administrative
      expenses................................    17.0       18.4       19.2
     Depreciation and amortization expenses...     2.6        2.9        2.9
                                                 -----      -----      -----
                                                  96.0       95.8       95.8
   Income from operations.....................     4.6        4.9        4.9
   Interest expense...........................     1.4        1.7        1.6
                                                 -----      -----      -----
   Earnings before income taxes...............     3.2        3.2        3.3
   Provision for income taxes.................     1.3        1.2        1.3
                                                 -----      -----      -----
   Net earnings...............................     1.9%       2.0%       2.0%
                                                 =====      =====      =====

  The Company has redefined its business segments from the classifications of General Merchandise and Health Services (which had included ProVantage's managed healthcare operations and ShopKo's retail pharmacy and optical departments), to a Retail Store segment (which includes general merchandise, retail pharmacy and retail optical operations) and a ProVantage segment (which includes prescription benefit management, mail service pharmacy, vision benefit management and healthcare information technology). The new segment reporting will provide better information for shareholders and business analysts. Intercompany sales, which consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage, have been eliminated.

  The following tables set forth items from the Company's business segments as percentages of net sales:

RETAIL STORE SEGMENT

                                                      FISCAL YEARS ENDED
                                               --------------------------------
                                                FEB. 22,   FEB. 24,   FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------- ---------- ----------
Revenues:
  Net sales...................................   100.0%     100.0%     100.0%
  Licensed department rentals and other
   income.....................................     0.6        0.7        0.7
                                                 -----      -----      -----
                                                 100.6      100.7      100.7
Costs and expenses:
  Cost of sales...............................    73.8       73.8       73.6
  Selling, general and administrative
   expenses...................................    18.3       18.3       18.6
  Depreciation and amortization expenses......     2.8        2.9        2.9
                                                 -----      -----      -----
                                                  94.9       95.0       95.1
Income from operations........................     5.7%       5.7%       5.6%
                                                 =====      =====      =====

PROVANTAGE SEGMENT

                                                      FISCAL YEARS ENDED
                                               --------------------------------
                                                FEB. 22,   FEB. 24,   FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------- ---------- ----------
Revenues:
  Net sales...................................   100.0%     100.0%     100.0%
  Licensed department rentals and other
   income.....................................     0.2        0.5        0.4
                                                 -----      -----      -----
                                                 100.2      100.5      100.4
Costs and expenses:
  Cost of sales...............................    93.1       91.0       78.0
  Selling, general and administrative
   expenses...................................     3.8        5.5       10.0
  Depreciation and amortization expenses......     0.6        1.1        1.8
                                                 -----      -----      -----
                                                  97.5       97.6       89.8
Income from operations........................     2.7%       2.9%      10.6%
                                                 =====      =====      =====

FISCAL 1997 COMPARED TO FISCAL 1996

  Consolidated net sales for fiscal 1997 (52 weeks) increased 18.6% or $365.4 million over fiscal 1996 (52 weeks) to $2,333.4 million.

  Retail Store sales increased 6.6% or $124.7 million over fiscal 1996 to $2,005.7 million. Comparable Retail Store sales increased 6.0%. The Comparable Retail Store increases by category were as follows: Apparel--12%, Retail Health--8% and Hardline/Home goods--3%. The Company attributes these increases in large part to the success of its merchandising operations and marketing initiatives. Changes in retail comparable store sales for a fiscal year are based upon those stores which were open for the entire preceding fiscal year.

  ProVantage sales increased 271.7% or $254.9 million over fiscal 1996 to $348.8 million. Management attributes this increase primarily to internally generated growth and supplementally to the acquisition of CareStream Scrip Card in August 1996. Included in ProVantage sales are amounts billed to insurance companies, third party administrators and self-funded medical plan sponsors and the amounts billed to pharmaceutical manufacturers and third party formulary administrators for formulary fees. The formulary fees included in ProVantage sales were $16.7 million and $5.7 million for fiscal years 1997 and 1996, respectively. On a per claim basis, net formulary fees were $0.51 and $0.79 for fiscal years 1997 and 1996, respectively. Management expects the net formulary fees per claim to decrease in fiscal 1998.

  Consolidated gross margins as percentages of sales were 23.6% and 25.5% for fiscal 1997 and 1996, respectively. Retail Store gross margins as percentages of sales were 26.2% for both fiscal years and include LIFO charges of $2.6 million and $2.2 million for fiscal 1997 and 1996, respectively. Retail Store gross margins, before LIFO expense, were 26.3% in fiscal 1997 and fiscal 1996. ProVantage gross margins as percentages of sales were 6.9% and 9.0% for fiscal 1997 and 1996, respectively. This decrease is attributable to a larger percentage of the sales coming from the lower gross margin claims processing activities and to an increase in the percentage of formulary fees shared with clients. Management anticipates that this downward trend in gross margin percent for ProVantage will continue.

  Consolidated selling, general and administrative expenses decreased 1.4% of net sales to 17.0% compared with 18.4% in fiscal 1996. The decrease is due to increased sales related to ProVantage. Retail Store selling, general and administrative expenses were 18.3% of net sales for both fiscal years. ProVantage selling, general and administrative expenses decreased 1.7% of net sales to 3.8% compared with 5.5% in fiscal 1996. This decrease is primarily due to leveraging costs against increasing sales volumes.

  The Company's operating earnings (earnings before interest and income taxes) increased 8.6% to $105.8 million in fiscal 1997 from $97.4 million in fiscal 1996. Retail Store operating earnings (earnings before corporate expenses, interest and income taxes) increased 6.0% to $113.7 million in fiscal 1997 compared to $107.2 million in fiscal 1996. This increase is primarily due to increased sales. ProVantage operating earnings increased in fiscal 1997 to $9.5 million compared to $2.7 million in fiscal 1996. This increase is primarily due to growth in prescription benefit management services and business acquisitions.

  Net interest expense in fiscal 1997 decreased from the prior year by 0.3% of net sales to 1.4% of net sales. This decrease is primarily due to increased sales and increased interest income. Interest income increased to $4.3 million in fiscal 1997 compared with $1.8 million in fiscal 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

  Consolidated net sales for fiscal 1996 (52 weeks) increased 6.2% or $115.1 million over fiscal 1995 (52 weeks) to $1,968.0 million.

  Retail Store sales increased 2.2% or $41.1 million over fiscal 1995 to $1,881.0 million. Management attributes this sales increase to the opening of five new stores and increased business in the Company's retail pharmacy and optical centers. Comparable Retail Store sales decreased 0.5%. Management believes Retail Store sales were negatively impacted by a difficult retail environment, planned contraction of several departments and increased competitive entries.

  ProVantage sales increased 567.5% or $79.8 million over fiscal 1995 to $93.8 million. In fiscal 1995, ProVantage sales only included prescription benefit management sales for the eight week period from the date of the Company's acquisition of Bravell, Inc. ("Bravell") to the end of the fiscal year, in addition to mail service revenues. Of the increase, $53.4 million or 380.1% is due to fiscal 1995 including only a partial year of Bravell sales. Management attributes the rest of the increase to growth in prescription benefit management services business.

  Consolidated gross margins as percentages of sales were 25.5% and 26.3% for fiscal 1996 and 1995, respectively. Retail Store gross margins as percentages of sales were 26.2% and 26.4% for fiscal 1996 and 1995, respectively. The Retail Store gross margin for fiscal 1996 includes a LIFO charge of $2.2 million and for fiscal 1995 includes a LIFO credit of $2.0 million and a $5.5 million charge to reduce certain inventories to market value. Retail Store gross margin before LIFO expense was 26.3% in fiscal 1996 and 26.2% in fiscal 1995. ProVantage gross margins as percentages of sales were 9.0% and 22.0% for fiscal 1996 and 1995, respectively. This decrease is attributable to an increase in the percentage of formulary fees shared with clients and a larger portion of the sales coming from the lower gross margin claims processing activities.

  Consolidated selling, general and administrative expenses decreased 0.8% of net sales to 18.4% compared with 19.2% in fiscal 1995. Retail Store selling, general and administrative expenses were 18.3% and 18.6% for fiscal 1996 and 1995, respectively. This improvement is primarily due to expense control initiatives. ProVantage selling, general and administrative expenses decreased to 5.5% of net sales from 10.0% of net sales in fiscal 1995. This decrease is primarily due to leveraging costs against increased sales volumes.

  The Company's operating earnings (earnings before interest and income taxes) increased 6.5% to $97.4 million in fiscal 1996 from $91.5 million in fiscal 1995. Retail Store operating earnings (earnings before corporate expenses, interest and income taxes) increased 4.4% to $107.2 million in fiscal 1996 compared to $102.7 million in fiscal 1995. This increase is primarily due to increased sales and expense control initiatives. ProVantage operating earnings increased in fiscal 1996 to $2.7 million compared to $1.5 million in fiscal 1995. The increase is due to growth in prescription benefit management services.

  Net interest expense in fiscal 1996 increased from the prior year by 0.1% of net sales to 1.7% of net sales. The increase reflects a full year of interest charges on fiscal 1995's issuance of long-term debentures.

LIQUIDITY AND CAPITAL RESOURCES

  The Company relies on cash generated from its operations, with the remaining needs being met by short-term and long-term borrowings. Cash provided from operating activities was $111.7 million, $155.6 million and $40.9 million in fiscal years 1997, 1996 and 1995, respectively.

  On November 9, 1994, the Company issued $100 million 9.0% senior unsecured notes due November 15, 2004. The net proceeds of $98.9 million, after underwriting and issuance costs, were used to reduce the Company's short-term borrowings and to provide for working capital needs and other general corporate purposes.

  Funds generated from operations, and if necessary, the existing $125 million revolving credit agreement are expected to fund the projected working capital needs and total capital expenditures through fiscal 1998, including the Stock Buyback. The revolving credit agreement expires October 4, 1997. The Company anticipates being able to replace this agreement with a revolving credit agreement based on current market terms.

CAPITAL EXPENDITURES AND ACQUISITIONS

  The Company's principal use of cash was for capital expenditures and business acquisitions. The Company spent $38.9 million on capital expenditures (excluding acquisitions) in fiscal 1997, compared to $53.0 million in fiscal 1996 and $94.6 million in fiscal 1995. The following table sets forth the components of the Company's capital expenditures and acquisitions:

                                                     FISCAL YEARS ENDED
                                               -------------------------------
                                               FEB. 22,    FEB. 24,  FEB. 25,
                                                  1997       1996       1995
                                               (52 WEEKS) (52 WEEKS) (52 WEEKS)
                                               ---------  ---------- ---------
                                                         (MILLIONS)
Capital Expenditures
  New stores..................................   $ 2.5      $14.9      $31.3
  Remodeling and refixturing..................    14.6       24.7       45.2
  Distribution centers........................     1.3        0.7        2.8
  Management information and point-of-sale
   equipment and systems......................    18.8       11.7       14.8
  Other.......................................     1.7        1.0        0.5
                                                 -----      -----      -----
    Total.....................................   $38.9      $53.0      $94.6
                                                 =====      =====      =====
Acquisitions..................................   $30.5      $ --       $15.9
                                                 =====      =====      =====

  In fiscal 1997, the Company opened two new stores under the Vision 2000 format (one of which was a relocation) and four Vision Advantage stores, which are stand alone optical centers. With respect to store remodels, the Company completed seven remodels under the Vision 2000 format in fiscal 1997. The rate of remodeling activity in fiscal years 1997 and 1996 was substantially reduced compared to fiscal 1995 and is expected to approximate the future annual level of major remodels based on a seven to ten year cycle. There are no plans to complete any major remodels or to construct any new stores in fiscal 1998; however, the Company plans to reallocate store space and modernize fixturing throughout the chain for certain merchandise categories. Expansion and remodel plans for fiscal 1999 and after are under review.

  The Company's total capital expenditures for fiscal 1998 for management information systems and other expenditures are anticipated to approximate $40 to $50 million, the majority of which would relate to existing retail business to support ongoing replacements, merchandise initiatives and continued investment in systems technology, excluding capital required for acquisitions of businesses or real estate. Such plans may be reviewed and revised from time to time in light of changing conditions.

  The Company expects to pursue growth of its retail store business through acquisition of existing retail stores or businesses. The Company may also consider the acquisition of health services businesses. Such plans may be reviewed and revised from time to time in light of changing conditions. See "Business--Expansion." Depending upon the size and structure of any such acquisitions, the Company may require additional capital resources. The Company believes that adequate sources of capital will be available.

  On August 2, 1996, the Company completed the acquisition of CareStream Scrip Card from Avatex Corporation, formerly known as FoxMeyer Health Corporation ("Avatex"). CareStream Scrip Card is a prescription benefit management company which is being integrated with the Company's ProVantage subsidiary. The purchase price was $30.5 million in cash, with a supplemental cash payment of between $2.5 million and $5.0 million due between six months and five years after August 2, 1996. The purchase price was funded from the Company's available cash.

  On October 4, 1996, the Company and the founders of Bravell entered into an agreement whereby the Company (i) acquired the remaining 3% of the common stock of Bravell which the Company did not acquire in January 1995, (ii) extinguished all remaining contingent payment obligations to the founders, and
(iii) terminated the founders' employment agreements. On April 10, 1997, the Company satisfied its obligations under this agreement by making a payment of approximately $8.9 million to the founders.

TERMINATION OF PLAN OF REORGANIZATION

  On September 7, 1996, the Company entered into an Agreement and Plan of Reorganization, as amended as of October 9, 1996, (the "Plan of
Reorganization") with Phar-Mor and Cabot Noble. Pursuant to the Plan of Reorganization, the Company and Phar-Mor would have become subsidiaries of Cabot Noble (the "Reorganization").

  The planned business combination was terminated on April 2, 1997 by mutual agreement between the Company, Cabot Noble and Phar-Mor. The Company incurred a one-time pre-tax charge of $2.8 million ($0.05 per share), during the first quarter of fiscal 1998 to cover costs associated with the proposed combination.

DIVIDEND POLICY

  As a result of the proposed transaction with Phar-Mor and Cabot Noble, the Company was prohibited from declaring or paying any dividends. Upon termination of such transaction, the Company determined to retain earnings, if any, for the growth and expansion of its business and not declare or pay any cash dividends. The Company intends to reconsider its dividend policy after completion of the Offerings and the Stock Buyback. Future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, capital expenditure program, debt repayment requirements and other factors, some of which are beyond the Company's control. There can be no assurance as to whether or when the Company's Board of Directors will change the current policy regarding dividends.

INFLATION

  Inflation has not had a significant effect on the results of operations of the Company or its internal and external sources of liquidity.

RECENT PRONOUNCEMENTS

  In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure," were issued. SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 129 requires an entity to explain the pertinent rights and privileges of the various securities outstanding. Both Statements must be adopted no later than fiscal 1998. The Company is in the process of evaluating the impact of SFAS No. 128 and SFAS No. 129 on its financial statements.

                                   BUSINESS

GENERAL

  ShopKo Stores, Inc., a Minnesota corporation, was founded in 1961 and was acquired by Supervalu Inc. in 1971. In October 1991, the Company completed the initial public offering of its common stock. The Company's principal executive offices are located at 700 Pilgrim Way, Green Bay, Wisconsin 54304, and its telephone number is (414) 497-2211. Effective July 26, 1997, the telephone number will be (920) 497-2211.

  The Company is a leading regional retailer which operates 130 general merchandise stores and four free-standing optical centers in 16 Upper Midwest, Pacific Northwest and Western Mountain states. ShopKo is also engaged in the business of providing health services in its retail stores and through its subsidiary, ProVantage, which provides, among other things, prescription benefit management, mail service pharmacy, vision benefit management and health information technology. The ProVantage businesses are conducted throughout the United States. ShopKo has also recently launched a free standing optical center strategy by opening four Vision Advantage stores in Ohio in fiscal 1997. The Company's annual sales in its fiscal year ended February 22, 1997 were $2.3 billion.

  In fiscal 1997, the Company redefined its business segments from the classifications of General Merchandise and Health Services (which had included ProVantage's operations and ShopKo's retail pharmacy and optical departments), to a Retail Store segment (which includes general merchandise, retail pharmacy and retail optical operations) and a ProVantage segment (which includes prescription benefit management, mail service pharmacy, vision benefit management and healthcare information technology). Intercompany sales, which consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage, have been eliminated. Financial information about these segments is included in Note K of the Notes to Consolidated Financial Statements for fiscal year 1997.

  The Company's Retail Store net sales derived from sales of softline goods were approximately 25% in fiscal year 1997, 24% in fiscal year 1996 and 23% in fiscal year 1995. Net sales derived from sales of hardline/home goods, as a percentage of Retail Store net sales, were approximately 54%, 56% and 58% in fiscal years 1997, 1996 and 1995, respectively. The Company's net sales derived from retail health services, as a percentage of Retail Store net sales, were approximately 21%, 20% and 19% in fiscal years 1997, 1996 and 1995, respectively. The above sales percentages have been restated to reflect how the Company currently manages its merchandise assortment.

  The Company's fiscal year ends on the last Saturday of February. For example, fiscal 1997 was the period from February 25, 1996 to February 22, 1997.

MERCHANDISING PHILOSOPHY--MANAGEMENT

  ShopKo is committed to offering quality merchandise and service in its stores to meet customers' lifestyle requirements for casual apparel, home, health and family, selling products at prices which communicate value. The Company strives to differentiate itself from its competition.

  Continuous improvement and enhancement of the Vision 2000 concept is accomplished through ShopKo's multidisciplinary Senior Merchandising and Marketing Team ("SMMT"). Headed by the Chief Operating Officer, the SMMT consists of ShopKo's senior executives from the areas of merchandising, logistics and replenishment, advertising, in-store marketing and store operations. The SMMT seeks to create a performance-driven culture predicated on fast, friendly customer service. The SMMT has recently completed an intensive reengineering of the work processes of the Company's central organization and store operations. The reengineered work processes require centralized decisions with respect to product selection, pricing, space utilization and marketing to allow store personnel to focus solely on overall customer satisfaction through inventory in-stock position, creation of a friendly shopping environment and simplification of the shopping experience to allow customers to complete their shopping as quickly as they desire.

  With respect to general merchandise, ShopKo's goal is to improve performance by meeting customer needs more quickly and having more of what people expect as their lifestyle needs change. ShopKo merchandise has been reorganized into stratified categories that are defined and driven by customer lifestyles and end usage. This stratification process has allowed ShopKo to identify and prioritize growth potentials based on the changing lifestyle needs of its customers. Through an "infrastructural funding process", ShopKo management allocates store shelf space, inventory commitments and external advertising space among the various categories of merchandise. Heavier infrastructure commitments are given to those categories in which ShopKo has achieved market dominance and other categories believed by ShopKo management to have the potential to become categories of dominance. Regular and systematic analysis of category stratification is performed at various levels as part of the Company's business planning process.

MERCHANDISING AND SERVICES--RETAIL STORE

  The Company carries a wide selection of branded and private label "softline" goods such as women's, men's and children's apparel, shoes, jewelry, cosmetics and accessories and "hardline/home" goods such as housewares, home textiles, household supplies, health and beauty aids, home entertainment products, small appliances, furniture, music/videos, toys, sporting goods, social occasion products, candy, snack foods, seasonal and everyday basic categories. The Company's stores carry a broad assortment of merchandise, thus providing customers with a convenient one-stop shopping source for everyday items. The Company's accommodating customer service policies provide customers with a pleasant shopping experience.

  The Company believes that it offers leading brand names in its merchandise lines, concentrating on brands which have wide customer acceptance and provide quality and value. In addition, ShopKo has well-developed private label programs. ShopKo subjects its private label merchandise and direct imports to independent testing and certification for product performance, safety and fit. In addition, the Company's in-house quality assurance and technical design team analyzes and develops the quality of its fashion offerings. This allows the Company to deliver a better and more consistent product, with greater control and efficiency.

  The Company also provides professional healthcare services in most of its stores. Of the Company's 130 stores as of February 22, 1997, 129 include pharmacy centers and 127 include optical centers. In addition to generating store traffic and building customer loyalty, these services contribute significantly to the Company's overall profitability and provide the opportunity for additional growth. Each store with pharmacy and optical centers employs or contracts with an average of approximately three licensed pharmacists, one licensed optometrist and six opticians. The Company's optometrists perform in-store eye exams and prescribe correctional lenses, most of which are fabricated in the Company's centralized optical laboratory and in approximately 77 in-store finishing labs which, in fiscal 1997, dispensed over 617,000 eyewear prescriptions. The in-store finishing labs typically service other stores in the vicinity and provide customers with same day or next day optical service for single vision lenses.

  In addition, the Company opened four new free-standing optical centers, Vision Advantage, during the third and fourth quarters of fiscal 1997. This format focuses on providing value-priced, high quality eye wear that can be manufactured in about an hour. Convenience to the customer, price and quality will be the primary driving points of this business, which will leverage heavily off of the Company's 18 years of retail optical experience.

MERCHANDISING AND SERVICES--PROVANTAGE

  In fiscal 1994, the Company expanded its traditional retail pharmacy services by developing ProVantage Mail Service, a prescription management and mail service pharmacy that was offered to healthcare plan sponsors throughout the United States. Because of the success of this service, management decided to expand it, and acquired a prescription claims processing firm, Bravell, Inc., in January 1995. This acquisition enabled the Company to develop ProVantage into a full service PBM; providing custom prescription benefit management, benefit plan design, a network of over 46,000 retail pharmacies, program administration, formulary administration, clinical services, and claims and benefit processing services to insurance companies, third party administrators and self-funded healthcare plan sponsors. More recently, the Company acquired CareStream Scrip Card, a PBM firm that provides services similar to those provided by ProVantage. Healthcare plan sponsors are increasingly utilizing PBM firms in order to reduce their costs. The sponsors direct or encourage plan participants to utilize managed care pharmacy benefit programs that are developed and administered by PBM firms. These programs control pharmacy costs by monitoring decisions regarding the usage of, for example, generic drugs instead of brand name drugs. As healthcare sponsors seek yet further ways to contain costs, PBM companies such as ProVantage will have greater importance in the effort to produce the best medical results at the lowest cost.

  Another initiative recently launched is the ProVantage Vision Benefit Management Service ("VBM"). Similar to a PBM, VBM provides benefit management services to client plan sponsors offering vision benefits to their plan participants. ProVantage VBM was formed to leverage the Company's expertise in retail optical services and PBM. VBM's operations are very similar to those of the PBM. VBM has established a growing national network (currently at 4,500) of retail optical chains and private ophthalmologists, optometrists and opticians. In August 1996, VBM completed the acquisition of United Wisconsin Insurance Company's vision benefit management business. This acquisition gave VBM an immediate market presence in the vision benefit managment industry. Unlike the PBM, VBM offers insured as well as uninsured services. The insured products are sold by licensed independent and employee sales agents, and are underwritten by a licensed insurance company. VBM's arrangement with this insurance company requires VBM to market the insurer's vision products and to perform various administrative services, such as maintenance of eligibility records, network maintenance, claims processing, and certain accounting services. The insurer underwrites all insured contracts and provides other insurance-related services such as actuarial review. In consideration of VBM's services, VBM receives a commission equal to the insurer's profits derived from the business. In consideration of the insurer's insurance services, the insurer receives an underwriting fee plus certain other insurance services fees, which in part are based on losses derived from the business.

  Another component of ProVantage is health information technology. ProVantage has developed two separate uses for this technology and is currently commercializing this technology. The first is a separate division called ProVMed. ProVMed focuses on turning enterprise-wide data of managed care organizations, other purchasers, payers, and providers of healthcare, and pharmaceutical companies into useful, actionable information using a concept called decision support services ("DSS"). Using ShopKo's IBM SP2 massively parallel processing computer, Oracle database technology and DSS tools, ProVMed can extract actionable information from huge data bases much more efficiently than most companies. For example, ProVMed will enable users to quickly access data bases to identify physicians and healthcare providers performing outside the norm, or patients that are candidates for case management with a view to managing and lowering costs. The second use for this technology is for a PBM product--ProVRx. ProVRx applies the same principles and tools as ProVMed, but focuses on the pharmacy claims data of ProVantage's PBM customers. ProVMed is a joint venture between

ProVantage and American Medical Security Holdings, Inc. ("AMS"). ProVantage has an 80% ownership interest in ProVMed and AMS has a 20% ownership interest in ProVMed.

MARKETING AND ADVERTISING

  The Company markets its general merchandise and retail pharmacy and optical services via weekly newspaper circulars to reach a broad based customer segment consisting largely of middle income families. These full-color circulars average 24 pages and feature values in all departments of the stores and have a circulation of more than 3.5 million. Direct mail vehicles are used selectively at key promotional periods and have a circulation of more than 5.0 million. All printed advertising materials are designed by the Company's in-house graphic design team and photographed in the Company's own photography studio. In addition to the newspaper circulars, the Company uses television and radio advertising to support the image that ShopKo stores offer quality merchandise to meet the customer's casual lifestyle needs at prices that communicate real value.

  The Company prices its merchandise so as to be competitive with its discount retail competitors both regional and national. In general, the Company utilizes its frequent advertising of a large group of high demand items to reinforce its competitive price image and to generate store traffic, rather than attempting to meet the lowest available price on every item. The Company believes it provides its customers with quality brands, focused assortments and trend-right apparel at competitive prices in an attractive shopping environment.

  The Company's prescription benefit management division focuses its marketing efforts on self-funded medical plan sponsors, third party administrators and insurance companies. The Company markets its services through an internal sales force and a network of independent brokers. This national sales team customizes each program to meet each client's needs and cost containment goals.

STORE LAYOUT AND DESIGN

  ShopKo stores are designed for customer convenience and for effective merchandise presentation. The "Vision 2000" format features a fashion stage at the store entrance to create the upscale image of the store. The stores also feature full assortments of softlines, hard/home lines and professional pharmacy and optical departments. Every ShopKo store now features Vision 2000 merchandising, fixturing and product assortments. The optical and pharmacy departments are placed near the front of the store with the remainder of the store being laid out in a "racetrack" configuration which takes customers between and around departments. Current promotionally priced items are prominently displayed.

  The Company has substantially remodeled its stores using the Vision 2000 format. In fiscal 1997, the Company opened two new stores (one of which was a relocation) and remodeled seven stores under this format. The Company expects to continue to explore and test alternative store layout and display techniques and merchandise mixes. Depending on the cost of land acquisition, size of store and site preparation work, the Company expects that a typical new store's cost for land acquisition, site preparation, building and fixturing will generally approximate $6.0 to $11.0 million. The Company believes that opportunities to lower the initial capital outlay for new stores exist through leasing, sale and leaseback, or other financing alternatives. Remodels, which generally take place approximately every seven to ten years, usually cost from $0.4 to $1.5 million per store. A store renovation, where the square footage is expanded or more extensive remodeling is needed, usually costs from $1.6 to $3.0 million per store.

  The Company's average store size is approximately 90,000 square feet with approximately 84% of the stores greater than 74,000 square feet. The Company's traditional new stores are based on one of three standard prototypes; a 99,000 square foot store, an 88,000 square foot store or a 74,000 square foot store. The prototype selected depends on the community and the retail competition in the immediate area. In comparison to old versions, the Company's current prototypes feature a greater portion of store square footage dedicated to selling space and less space dedicated to the storage of inventory.

STORE OPERATIONS AND MANAGEMENT

  The Company's store operations are driven by its focus on leadership, performance, merchandising, innovation and excellence in execution, striving for continual improvements in customer satisfaction. The successful Vision 2000 operating model based on ShopKo's vision, mission and merchandising and marketing principles has been integrated into store operations with significant improvements in operating efficiency and dedication to customer service.

  During fiscal 1997, the Company's Store Operations Division developed a comprehensive strategic plan geared toward improved customer service, enhanced store execution and reduced costs. These initiatives identified non-value-added activities which were eliminated to simultaneously increase productivity and enhance associate availability to help customers. The Company's unique Customer Satisfaction Monitor process continues to indicate that a significant majority of the Company's customers surveyed give the Company top marks for overall satisfaction.

  The Company has also undertaken an intensive management and associate development program to ensure commitment to the company mission and principles. This education sharpened management's focus and ability to drive sales through integrated partnership with the central organization.

  Committed to its belief that associate satisfaction drives customer satisfaction, the Company believes it has improved associate satisfaction despite a challenging environment characterized by low unemployment and intense competition for quality associates.

  Technological innovation to support store operations included multi-media computer based training as well as an innovative resource management system which provides on-line sales forecasting in 15 minute increments, ties labor scheduling to customer traffic patterns and eliminates duplication of human resources and payroll processes by the stores and the general office.

  These achievements are founded on the Company's consistent focus on leadership and performance among its management team. Operations management is held accountable to aggressive plans, comprehensive goals, performance exceptions and ongoing development to ensure the Company has the competencies required for continued success.

PURCHASING AND DISTRIBUTION

  ShopKo purchases merchandise from more than 3,500 vendors with its ten largest vendors accounting for approximately 27% of the Company's purchases during fiscal 1997. The Company believes that most merchandise, other than branded goods, is available from a variety of sources. ShopKo is working with its entire supply chain to link its vendors into ShopKo's general merchandise business planning process to reduce costs and make the replenishment function more efficient. More than 750 vendors were linked to the Company's EDI purchase order systems as of February 22, 1997. Vendors are now electronically receiving point-of-sale information, allowing them to respond to changing inventory levels in the stores. The Company has also implemented the use of electronic purchase order acknowledgments issued by vendors based on the sales information they have received. In addition, approximately 280 vendors are now electronically transmitting invoices directly into the Company's automated invoice matching system.

  The Company continues to upgrade its merchandise planning, allocation and control systems. In addition, SKU level physical inventories continue to significantly improve perpetual inventory accuracy. Management believes these upgrades and improvements in the physical inventory process will allow the Company to more effectively manage in-stock positions and better manage merchandise assortment.

  Direct imports accounted for approximately 6% of the Company's purchases during fiscal 1997. The Company buys its imported goods, principally in the Far East, and ships the goods to its distribution centers for distribution to the stores.

  Recent expansions of the three distribution centers have enabled the Company to increase the proportion of its merchandise purchased directly from manufacturers (thus reducing its cost of goods), to reduce direct vendor-to-store deliveries (thus reducing freight charges and cost of goods through consolidated volume purchasing) and to increase the pick and push capabilities allowing the Company to enhance the effectiveness and efficiency of its store replenishment process. The Company anticipates that these cost reductions will help it remain price competitive. During fiscal 1997, approximately 88% of the merchandise sold by the Company (excluding optical and pharmaceutical products) flowed through its distribution centers.

  ShopKo's shoe department (other than athletic shoes) is in every store and is the principal department operated by a third party under license. The Company retains a percentage of the gross proceeds collected as rent.

MANAGEMENT INFORMATION SYSTEMS

  ShopKo uses information technology to improve customer service, reduce operating costs and provide information for management decision support. The Company utilizes modern point-of-sale terminal systems for electronic price lookup and tracking sales information at store and SKU level. Integrated earth satellite communications systems are used to provide on-line credit card and check authorization. Portable radio-frequency terminals are used extensively in the stores for merchandise receiving, stocking, replenishment, pricing and label printing. The Company also makes extensive use of automated labor scheduling systems within the stores.

  The Company's pharmacy and optical systems provide business and record-keeping efficiencies and enhance the Company's ability to pursue third party contracts. The Company's prescription benefit management division operates an electronic network tying in over 46,000 retail pharmacies to process third-party claims. In fiscal 1997, the Company developed systems to support the VBM business similar to the systems developed for the PBM.

  ShopKo's warehouse management system is a state-of-the-art software package. The warehouse management system operates in a distributed processing environment, providing complete warehouse functionality such as conveyor control and direction of picking and putaway processes via portable radio-frequency terminals. The warehouse management system communicates back to the central computers over the earth satellite network to update perpetual inventory records and accounting systems.

  The Company also utilizes integrated replenishment systems which provide higher customer service levels, optimized inventory productivity and reduced manual efforts. In fiscal 1997, the Company installed a space planning system that links sales volume to space allocation.

  The Company is aggressively moving from a purely mainframe computer environment to a networked client/server architecture. All stores, distribution centers and corporate offices are now electronically connected for transaction processing, electronic mail and multi-media training.

  The Company is in the process of replacing its merchandise applications with new, open architecture client/server applications running on a massively parallel processor. Utilizing world-class technology, these new applications are the result of a large scale retail systems integration strategy. Several of these new applications were completed within the last year, with the remainder to be completed during fiscal 1998 and thereafter.

  Many of the Company's merchandising and health service applications are highly data intensive. ShopKo has implemented advanced data warehousing and decision support applications running on the parallel processor to provide timely and actionable information to decision makers within ShopKo, and to health services clients over the Internet. The use of the parallel processor enables ShopKo to use data mining tools to analyze data for Market Basket Analysis to test effectiveness of promotional campaigns.

  The Company also utilizes a Merchandise Financial Planning System which integrates the planning of dollars and units by season. This system also facilitates the ongoing monitoring of actual results to plans and forecasts which is used to increase purchases for uptrending categories and reduce purchases for downtrending categories.

EXPANSION

  The Company opened two new stores in fiscal 1997, one of which was a relocation. New store construction was affected by competitive pressures and the proposed combination with Phar-Mor. ShopKo also opened four Vision Advantage free-standing optical centers as part of a new retail format. Two Vision Advantage Stores were opened during the third quarter and another two were opened during the fourth quarter of fiscal 1997. This format will focus on providing value-priced, high quality eye wear that can be manufactured in about an hour. Convenience to the customer, price and quality will be the primary driving points of this business, which will leverage heavily off of the Company's 18 years of retail optical experience.

  With respect to store remodels, the Company completed seven remodels during fiscal 1997. The rate of remodeling activity in fiscal years 1997 and 1996 was substantially reduced compared to fiscal 1995 and is expected to approximate the future annual level of major remodels based on a seven to ten year cycle. There are no plans to complete any major remodels or to construct any new stores in fiscal 1998; however, the Company plans to reallocate store space and modernize fixturing throughout the chain for certain merchandise categories.

  The Company's current growth plan for the retail business is to increase the number of retail stores to achieve economies of scale and to capitalize on the Company's existing infrastructure. The Company intends to consider the acquisition of existing stores, either as specific sites, in clusters, or as part of an existing business. The Company believes that selective and opportunistic acquisitions of retail stores or sites will allow the Company to achieve economies of scale, improve the Company's profitability, and maintain its financial strength. The Company may also consider new store construction utilizing leases, sale and leaseback, or other financing alternatives to improve the expected financial performance of new stores. The Company's plans with respect to new store growth are subject to change, and there can be no assurance that the Company will achieve its plans.

  In reviewing possible retail store acquisitions, the Company intends to take a disciplined approach to ensure the Company's competitive position and financial integrity. The key elements of such an approach are: avoiding excessive debt and maintaining a balance sheet which will exhibit the Company's financial strength to the vendor and creditor communities; leveraging the Company's existing infrastructure, including the Company's advanced management information and distribution systems; maintaining adequate liquidity for the Company's operations; and critically evaluating the competitive environment for all new stores.

  ProVantage anticipates continued growth in the number of plan participants during fiscal 1998. At the end of fiscal 1997, ProVantage had over 4.1 million plan participants under management. This is compared to the 1.7 million plan participants under management at the end of fiscal 1996 and 0.6 million plan participants under management at the end of fiscal 1995. Plan participants are persons who are enrolled in or are entitled to company managed prescription benefits under a health plan. Going forward, the Company expects that ProVantage will grow through internal and external initiatives. Internal initiatives will emanate from additional marketing efforts by the present sales force to obtain new customers, and to obtain additional revenues through the implementation of new products to existing customers. External initiatives will be pursued opportunistically through acquisitions. ProVantage's managed healthcare operations are distinct from the Company's retail operations, and the Company may, at some point in the future, consider monetizing all or part of its investment through one or more public or private transactions. However, there can be no assurance if or when any such transaction will occur.

  ProVantage also anticipates continued growth in its VBM product line and will intensify its marketing efforts with regards to its Health Information Technology and its ProVMed products.

COMPETITION

  The discount general merchandise business is very competitive. ShopKo competes in most of its markets with a variety of national, regional and local discount stores and national category killers and specialty niche retailers. In addition, department stores compete in some branded merchandise lines, discount specialty retail chains compete in some merchandise lines such as electronics, bed and bath, housewares, casual furniture and toys, and pharmaceutical and optical operations compete with some of ShopKo's pharmacy and optical centers. The Company believes that the principal competitive factors in its markets include store location; pricing; breadth and quality of product selection; attractiveness and cleanliness; responsiveness to changing customer tastes and regional and local trends; customer service; in-stock availability of merchandise; and advertising.

  The Company's principal national general merchandise discount chain competitors are Wal-Mart, Kmart and Target, each of which is substantially larger than, and has greater resources than, the Company. Kmart stores directly compete with approximately 92% of the Company's stores and Target stores directly compete with approximately 52% of its stores. In addition, the Company estimates that at the end of fiscal 1997, approximately 82% of its stores were either in direct competition with or indirectly impacted by the presence of a Wal-Mart store. The Company also competes with regional chains in some markets in the Upper Midwest and the Pacific Northwest. It appears Wal-Mart intrusions have slowed as the number of openings in fiscal 1998 will be less than fiscal 1997. However, the Company will experience an increase in Target intrusion as Target potentially will be opening nine new units in ShopKo markets in fiscal 1998. Some of the Wal-Marts and Targets that will be opening in fiscal 1998 in ShopKo's markets will be super centers, stores containing a wider selection of general merchandise and grocery items.

  Historically, the entry of one of these chains into an area served by one of the Company's stores generally has had an adverse effect on the affected ShopKo store's sales growth for approximately 12 months. After the 12 month time period, the ShopKo store generally has resumed a positive growth trend. Such entry often has resulted in permanently intensified price competition. The Company's efficiency measures and distribution center expenditures are important aspects of its efforts to maintain or improve operating margins and market share in these markets.

  The prescription benefit management industry is a dynamic growing marketplace and very competitive. The Company believes that its primary competitive advantages are advanced technologies which allow it to be a low cost operator able to offer flexibility in plan design and its high quality of service. ProVantage competes for healthcare clients with a number of prescription benefit management companies including PCS Health Systems, Inc. (a subsidiary of Eli Lilly and Co.), Merck-

Medco Managed Care, Inc. (a subsidiary of Merck & Co., Inc.), Express Scripts, Inc., Caremark International, Inc. (a subsidiary of Med Partners, Inc.), TDI, Inc. (a subsidiary of Thrift Drug Company, Inc.), Value Rx (a former subsidiary of Value Health, Inc. which was recently sold to Columbia/HCA) and Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham), many of which are substantially larger than ProVantage and each of which has considerable resources.

SEASONALITY

  The retail general merchandise operations of the Company are highly seasonal, with the third and fourth fiscal quarters contributing a significant part of the Company's earnings due to the Christmas selling season. Because the Company's fiscal year ends on the last Saturday in February, the Christmas selling season impacts both the third and fourth fiscal quarters.

EMPLOYEES

  As of February 22, 1997, the Company employed approximately 18,800 persons, of whom approximately 9,300 were full-time employees and 9,500 were part-time employees. During the Christmas shopping season, the Company typically employs approximately 2,000 additional persons on a temporary basis. None of the Company's employees are covered by collective bargaining agreements.

GOVERNMENT REGULATION

  The Company's health services business is subject to extensive federal and state laws and regulations governing, among other things:

Licensure and Regulation of Retail Pharmacies and Optical Centers

  There are extensive federal and state regulations applicable to the practice of pharmacy and optometry at the retail level. Most states have laws and regulations governing the operation and licensing of pharmacies and optical centers, and regulate standards of professional practice by pharmacy and optical service providers. These regulations are issued by an administrative body in each state (typically, a pharmacy board or board of optometry), which is empowered to impose sanctions for non-compliance.

Licensure and Regulation of Mail Service Pharmacy

  The Company's mail service pharmacy is duly licensed and in good standing, in accordance with the laws and regulations of the State of Wisconsin. Additionally, many of the states into which the Company delivers pharmaceuticals have laws and regulations that require out-of-state mail service pharmacies to register with the board of pharmacy or similar regulatory body in the state. These states generally permit the mail service pharmacy to follow the laws of the state within which the mail service pharmacy is located. The Company has registered in every state in which, to the Company's knowledge, such registration is required. In addition, various pharmacy associations and boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent such laws or regulations are found to be applicable to the Company, the Company would be required to comply with them. Other statutes and regulations impact the Company's mail service operations. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days, and to provide customers with refunds when appropriate. The United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on ShopKo's mail service operations. The United States Postal Service has exercised such statutory authority only with respect to controlled substances. Alternative means of delivery are available to the Company.

Regulation of Prescription Benefit Management Services

  Various forms of government regulations affect or could affect providers of prescription benefit management services. Among the most prominent forms of such regulation are the following:

  Many states have licensure or registration laws governing certain types of ancillary healthcare organizations, including Preferred Provider Organizations, Third Party Administrators and Utilization Review Organizations. These laws differ significantly from state to state, and the application of such laws to the activities of pharmacy benefit managers is often unclear. The Company has registered under such laws in those states in which the Company has concluded such registration is required.

  Numerous states have also adopted "any willing provider" legislation, which requires pharmacy network sponsors to admit for network participation any retail pharmacy willing to meet a healthcare plan's price and other terms. The Company has not been materially affected by these statutes because it administers a network of over 46,000 retail pharmacies and will admit any qualified, licensed pharmacy that agrees to comply with the terms of its plans.

  "Anti-kickback" statutes at the federal and state level prohibit an entity from paying or receiving any remuneration to induce the referral of healthcare plan beneficiaries or the purchase of items or services for which payment may be made under such healthcare plans. Additionally, most states have consumer protection laws that have been the basis for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to retail pharmacies in connection with pharmaceutical switching programs. At the federal level, such regulations pertain to beneficiaries of Medicare, Medicaid or other federally-funded healthcare programs. State regulations typically pertain to beneficiaries of any healthcare plan. Under the federal regulations, safe harbors exist for certain properly disclosed payments made by vendors to group purchasing organizations. To the Company's knowledge, these anti-kickback laws have not been applied to prohibit PBMs from receiving amounts from pharmaceutical manufacturers in connection with pharmaceutical purchasing and formulary management programs, to therapeutic substitution programs conducted by independent PBMs, or to the contractual relationships such as those the Company has with certain of its customers.

Regulation of Vision Benefit Management Services

  The Company's vision benefit management services are subject to the same or similar state and federal regulation as the prescription benefit management services described above.

Applicability of Insurance Laws

  The Company's prescription pharmaceutical plans currently offered or administered by the Company are on a fee-for-service basis, and are therefore not generally subject to state insurance laws. The insured vision benefit plans administered by the Company are underwritten by an unaffiliated licensed insurer, and the Company believes it is in material compliance with all applicable insurance laws.

  Legislative and regulatory initiatives pertaining to such healthcare related issues as reimbursement policies, payment practices, therapeutic substitution programs, and other healthcare cost containment issues are frequently introduced at both state and federal level. The Company is unable to predict accurately whether or when legislation may be enacted or regulations may be adopted relating to the Company's health services operations or what the effect of such legislation or regulations may be.

  The Company's management believes the Company is in substantial compliance with, or is in the process of complying with, all existing statutes and regulations material to the operation of the Company's health services business and, to date, no state or federal agency has taken enforcement action against the Company for any material non-compliance, and to the Company's knowledge, no such enforcement against the Company is presently contemplated.

PROPERTIES

  As of February 22, 1997, the Company operated 130 retail stores and four stand alone optical centers in 16 Upper Midwest, Western Mountain and Pacific Northwest states. The following table sets forth the geographic distribution of the Company's present stores:

                          # OF
STATE                    STORES
-----                    ------
California..............    1
Colorado................    3
Idaho...................    8
Illinois................    3
Iowa....................    3
Michigan................    4
Minnesota...............   13
Montana.................    5

                            # OF
STATE                      STORES
-----                      ------
Nebraska..................   11
Nevada....................    3
Oregon....................    4
South Dakota..............    6
Utah......................   15
Washington................   10
Wisconsin.................   41
                            ---
  Sub-Total...............  130
                            ---
Ohio(1)...................    4
                            ---
  Total...................  134
                            ===

--------
(1)  Vision Advantage Optical Centers

  Of the Company's 130 ShopKo stores, the Company owns the land and building outright with respect to 84 stores, owns the building subject to a ground lease with respect to five stores and leases the land and building with respect to 10 stores. The Company's wholly-owned subsidiary, ShopKo Properties, Inc., owns the land and building outright with respect to 27 stores, owns the building subject to a ground lease with respect to three stores and leases the land and building with respect to one store. The ground leases expire at various dates ranging from 2012 through 2038 and the other leases expire at various dates ranging from 1997 through 2020. All four Vision Advantage stores are leased. The size of a typical Vision Advantage store is approximately 2,500 square feet.

  The Company's other principal properties are as follows:

                                                                SQ. FT.
                                                                   OF
                                                                BUILDING
   LOCATION                                USE                   SPACE   TITLE
   --------               ------------------------------------- -------- ------
   Green Bay, WI......... Corporate Headquarters                228,000   Owned
   Wisconsin Rapids, WI.. Information Services Dept.              1,300  Leased
                           Satellite Office
   De Pere, WI........... Distribution Center                   265,000   Owned
   Boise, ID............. Distribution Center                   210,000   Owned
   Omaha, NE............. Distribution Center                    50,000   Owned
   Green Bay, WI......... ProVantage Mail Service                10,000  Leased
   Brookfield, WI........ ProVantage Claims Processing Facility  14,400  Leased
   Lawrence, WI.......... Corporate Headquarters--South         114,300   Owned
                           Annex/Return Center
   Elm Grove, WI......... ProVantage Claims Processing/           5,300  Leased
                           Administrative Office Annex
   Salt Lake City, UT.... ProVantage Regional Office              1,250  Leased

LEGAL PROCEEDINGS

  The Company is involved in various litigation matters arising in the ordinary course of its business. Management believes that none of this litigation will have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

                                                                     SERVED IN EMPLOYED
                                                                      CURRENT   BY THE
                                                                     POSITION  COMPANY
       NAME         AGE*                  POSITION                     SINCE    SINCE
       ----         ----                  --------                   --------- --------
Dale P. Kramer       57  President, Chief Executive Officer and a      1991      1971
                         Director
William J. Podany    50  Executive Vice President and Chief            1996      1994
                         Operating Officer
Michael J. Bettiga   43  Senior Vice President, Health Services        1995      1977
Roger J. Chustz      46  Senior Vice President, General Merchandise,   1993      1993
                         Manager, Apparel
Steven T. Harig      42  Senior Vice President, Planning,              1993      1989
                         Replenishment and Analysis, Distribution,
                         Transportation
Thomas D. Hendra     50  Senior Vice President, Special Tactical       1997      1970
                         Initiatives
Gary A. Hillerman    48  Senior Vice President, General Merchandise    1997      1996
                         Manager, Hardlines
Michael J. Hopkins   46  Senior Vice President, General Merchandise    1995      1995
                         Manager, Hardlines/Home
Jeffrey A. Jones     50  Senior Vice President and Chief Financial     1993      1993
                         Officer
Rodney D. Lawrence   39  Senior Vice President, Store Marketing,       1996      1996
                         Store Planning
David A. Liebergen   51  Senior Vice President, Human Resources,       1993      1973
                         Quality Assurance, Legal Affairs, Internal
                         Communication
L. Terry McDonald    54  Senior Vice President, Marketing              1994      1994

--------
*as of February 22, 1997

  There are no family relationships between or among any of the executive officers of the Company.

  The term of office of each executive officer is from one annual meeting of the directors until the next annual meeting of directors or until a successor for each is selected.

  There are no arrangements or understandings between any of the executive officers of the Company and any other person (not an officer or director of the Company acting as such) pursuant to which any of the executive officers were selected as an officer of the Company.

  Each of the executive officers of the Company has been in the employ of the Company for more than five years, except for William J. Podany, Roger J. Chustz, Gary A. Hillerman, Michael J. Hopkins, Jeffrey A. Jones, Rodney D. Lawrence and L. Terry McDonald.

  Mr. Kramer has been a director of ShopKo since August 1991; President and Chief Executive Officer of the Company since February 1991; prior thereto, he served as the Company's Executive Vice President from April 1983 to February 1986 and as its Executive Vice President and Chief
Operating Officer from February 1986 to February 1991. Mr. Kramer has been employed by the Company in various other positions since 1971.

  Mr. Podany has been Executive Vice President and Chief Operating Officer since May 1996. Mr. Podany served as Executive Vice President of ShopKo from November 1994 to May 1996. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978. From 1992 to 1994, Mr. Podany was Executive Vice President-- Merchandising, Planning and Distribution of Carter Hawley Hale, a federation of four department store chains. From 1987 to 1992, he was Senior Vice President and General Merchandise Manager of Thalhimer's and Sibley's, both divisions of May Department Stores. Mr. Podany has held a broad range of other retail merchandising positions since beginning his career in 1969.

  Mr. Bettiga has been Senior Vice President, Health Services since February 1995. Prior to this promotion, he was Vice President, Health Services, a position he held since October 1993. Mr. Bettiga is responsible for all of the Company's pharmacy and optical operations. He also oversees all managed care business and is actively involved in merchandising responsibilities. Prior to that, he has held the position of Vice President of Pharmacy as well as various other positions since 1977.

  Mr. Chustz has been Senior Vice President, General Merchandise Manager, Apparel of ShopKo since October 1993. Mr. Chustz also served as Vice President, General Merchandise Manager, Apparel from March 1993 to October 1993. Mr. Chustz was employed by Maison Blanche in various positions from 1975 through 1992, most recently as Senior Vice President--General Merchandising Manager. Mr. Chustz also served as President of Brocato immediately prior to joining the Company.

  Mr. Harig has been Senior Vice President, Planning, Replenishment and Analysis, Distribution and Transportation since October 1993. Prior thereto, he was Vice President, Inventory, Merchandise Forecasts, Replenishment and EDI of the Company since February 1990 and served as its Vice President, Special Projects from May 1989 to February 1990. Mr. Harig was employed by Wal-Mart Stores, Inc. in various positions from 1978 to May 1989, most recently as Vice President--International Merchandising.

  Mr. Hendra has been Senior Vice President, Special Tactical Initiatives since March 1997. Prior to that, he was Senior Vice President, Hardlines from March 1991 to March 1997 and served as its Vice President, Hardlines Merchandising from January 1986 to March 1991. Mr. Hendra has been employed by the Company in various other positions since 1970.

  Mr. Hillerman has been Senior Vice President, General Merchandise Manager, Hardlines since March 1997. Mr. Hillerman also served as Vice President, Divisional Merchandise Manager from March 1996 to March 1997. Prior he was Divisional Merchandise Manager at Dillards since 1991. Mr. Hillerman also served as Vice President of Buying at Tuesday Morning and Senior Vice President--General Merchandise Manager of Hardlines and Home at Cleveland May Company.

  Mr. Hopkins has been Senior Vice President, General Merchandise Manager, Hardlines/Home since November 1995. From 1992 to 1995, Mr. Hopkins was Senior Vice President--Merchandise Planning and Distribution at Carter Hawley Hale. Prior thereto, Mr. Hopkins served as Senior Vice President and General Merchandise Manager of Home with Broadway Southwest division of Carter Hawley Hale from 1985 to 1992.

  Mr. Jones has been Senior Vice President and Chief Financial Officer of the Company since November 1993. Mr. Jones was Senior Vice President and Chief Financial Officer for Trans World Music Corporation from 1990 through 1993. Mr. Jones also held various executive positions at Household Merchandising, Inc. and Lane Bryant, Inc., a subsidiary of The Limited, Inc.

  Mr. Lawrence has been Senior Vice President, Store Marketing and Store Planning since May 1996. Prior thereto he was Vice President--Store Planning with Broadway Stores, Inc. from 1994 to 1996. Mr. Lawrence was Director of Store Planning with Carter Hawley Hale Stores, Inc. from 1992 to 1994 and Vice President--Visual Merchandising with Broadway from 1989 to 1992.

  Mr. Liebergen has been Senior Vice President, Human Resources/Quality Assurance/Legal Affairs/Internal Communication since October 1993. Mr. Liebergen served as Secretary of the Company from August 1991 to October 1995. Prior thereto, he was Vice President, Human Resources, Government Affairs, Loss Prevention of the Company since 1986 and has been employed by the Company in various other positions since 1973.

  Mr. McDonald has been Senior Vice President, Marketing of the Company since July 1994. Mr. McDonald was Senior Vice President--Marketing with Payless Shoe Source from 1988 to 1994 and Senior Vice President--Advertising & Sales Promotion with M. O'Neil Co., from 1986 to 1988. Payless Shoe Source and M. O'Neil Co. are both divisions of May Department Stores. Mr. McDonald also held various merchandising and marketing positions with Cain-Sloan Co., an Allied Stores Division, including Vice President--General Merchandise Manager, Home and Vice President Advertising and Sales Promotion.

EXPANSION OF BOARD OF DIRECTORS

  William J. Podany and Stephen E. Watson have agreed to join the Company's Board of Directors prior to or shortly after the closing of the Offerings and the Stock Buyback, raising the number of Directors from five to seven.

  Mr. Podany, whose biography is set forth above, is the Company's Executive Vice President, Chief Operating Officer.

  Mr. Watson retired from Dayton Hudson Corporation in March 1996 after 24 years of service. He joined Dayton's in 1973 as a merchandising trainee and advanced through various management positions. In 1982, he was named Executive Vice President for merchandising and marketing. He became President of Hudson's in 1984. He was named Chairman and Chief Executive Officer of Dayton Hudson Department Stores in 1985. He was appointed Executive Vice President of the Dayton Hudson Corporation in 1989, and became President and a member of the Dayton Hudson Board of Directors in 1991. Mr. Watson has served as a member of the Board of Directors of Norwest Bank Corporation and the Visiting Committee of Harvard Business School. He served as Chairman of the Board of the Associated Merchandising Corporation and the Minneapolis Downtown Council. He is a Trustee of the Walker Art Center.

                       CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Articles and Bylaws, the existence of authorized but unissued capital stock, certain provisions of Minnesota law and the rights plan described below may tend to deter unfriendly offers or other efforts to obtain control of the Company that are not approved by the Company's Board of Directors or a committee of the Board of Directors and thereby render the Company less attractive to a potential acquirer and deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

RESTATED ARTICLES AND BYLAWS

  The Company's Restated Articles provide that if Supervalu's beneficial ownership of shares of the Company's Common Stock is reduced to less than 15% through a public distribution effected by a sale, dividend or other distribution, a supermajority vote will be required for certain business combinations involving the Company. The completion of the Offerings will cause these provisions to come into effect. Under such provisions, the Restated Articles require, with certain exceptions, the affirmative vote of 75% of the Company's voting stock to effect a merger, sale or lease of substantially all of the assets of the Company, the issuance or transfer of securities of the Company or certain other transactions, where the other party to the transaction is the beneficial owner of 5% or more of the Company's outstanding voting stock. In addition, each such covered transaction, with certain exceptions, must be approved by a majority of the outstanding voting stock of the Company, excluding the voting stock beneficially owned by the other party to the transaction. Any amendment, change or repeal of this provision of the Restated Articles would require the affirmative vote of 75% of the outstanding voting stock, and a majority of the outstanding shares of voting stock excluding voting stock beneficially owned by any party which is the beneficial owner of 5% or more of the outstanding voting stock.

  Pursuant to the Restated Articles and Bylaws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to effect a change in control of the Board of Directors. Any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than 75% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

  The foregoing description of the Company's Restated Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Company's Restated Articles and Bylaws, which are incorporated by reference in the Registration Statement.

MINNESOTA BUSINESS CORPORATION ACT

  Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a vote of the holders of a majority of all of the Company's voting shares, including shares held by the acquiring person, and of a majority of the Company's voting shares held by disinterested shareholders in order for the acquiring person to have full voting rights with respect to the acquired shares. In general, shares in excess of 20% of the outstanding voting stock acquired in the absence of such approval are denied voting rights and are redeemable at their then market value by the Company if called by the Company for redemption within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant full voting rights to the acquiring person's shares. Similar shareholder approvals are required at the 33 1/3% and majority stock ownership thresholds.

  Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "Interested Shareholder") within four years following such Interested Shareholder's acquisition of such 10% or greater interest, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the Interested Shareholder's acquisition of such 10% or greater interest.

  Section 302A.675 of the Minnesota Statutes generally prohibits an offeror from acquiring shares of a publicly held Minnesota corporation such as the Company within two years following the offeror's last purchase of the corporation's shares pursuant to a takeover offer with respect to that class, unless the corporation's shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the purchase of any shares by the offeror pursuant to a takeover offer.

RIGHTS PLAN

  The Company has entered into a Rights Agreement with Norwest Bank Minnesota, N.A. as agent, dated as of July 3, 1992 (the "Rights Agreement"), pursuant to which rights ("Rights") to purchase one one-thousandth of a share of newly created Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock") will be issuable on the terms and subject to the conditions set forth therein. No Rights will be issued under the Rights Agreement until Supervalu's beneficial ownership of shares of Common Stock is reduced to less than 15% through the Offerings. One Right will be issued as a dividend for each share of Common Stock of the Company outstanding on the date the Offerings are completed or as soon thereafter as is practicable. Each Right, when exercisable, will represent the right to purchase one one-thousandth of a share of Series B Preferred Stock at a specified price. The Rights will become exercisable ten days after a person or group acquires 20% or more of the outstanding Common Stock (other than certain persons who own more than 20% of the outstanding Common Stock as a result of the receipt of Common Stock pursuant to such public distribution by Supervalu, and certain transferees of such persons, provided any such person or transferee does not thereafter acquire ownership of an additional 1% of the Common Stock) or commences or announces a tender or exchange offer which would result in such ownership.

  If, after the Rights become exercisable, the Company were to be acquired through a merger or other business combination transaction or 50% or more of its assets or earning power were sold, each Right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price of $65. In addition, if any person acquires 30% or more of the outstanding shares of Common Stock, each Right not owned by such person would permit the purchase, for the exercise price, of a share of Common Stock having a market value of twice the exercise price of $65. At any time after a person acquires 30% or more of the shares of Common Stock and prior to the time any person acquires 50% or more of the shares of Common Stock, the Company's Board of Directors could elect to exchange all or part of the then exercisable Rights not owned by such person at an exchange ratio of one share of Common Stock, or one one-thousandth share of Series B Preferred Stock, for each Right, subject to adjustment.

  The Rights expire on April 15, 2002, unless earlier redeemed by the Company in accordance with the terms of the Rights Agreement. The purchase price payable and the shares of Series B Preferred Stock issuable upon exercise of the Rights would be subject to adjustment from time to time as specified in the Rights Agreement. In addition, the Board of Directors would retain the authority to redeem (at $0.01 per Right) and replace the Rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 20% or more of the outstanding shares of Common Stock.

  Shares of Series B Preferred Stock, when issued upon exercise of the Rights, will be nonredeemable and will rank junior to all series of any other class of Preferred Stock. Each share of Series B Preferred Stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of (1) $10 per share or (2) 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of shares of Series B Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of (a) $1,000 per share or (b) 1,000 times the payment made per share of Common Stock. Each share of Series B Preferred Stock will entitle the holder to 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The foregoing rights would be subject to antidilution adjustments. The number of shares constituting the series of Series B Preferred Stock will be 100,000.

                              SELLING SHAREHOLDER

  The following table sets forth the name of the Selling Shareholder, the number of shares of Common Stock owned beneficially by the Selling Shareholder at the commencement of the Offerings, the number of shares of Common Stock offered for sale by the Selling Shareholder pursuant to this Prospectus and the number of shares of Common Stock to be repurchased by the Company. After giving effect to the Offerings and the Stock Buyback, the Selling Shareholder will not beneficially own any of the outstanding shares of Common Stock. See "Selling Shareholder--Stock Buyback Agreement."

                             SHARES OF COMMON
                         STOCK BENEFICIALLY OWNED   SHARES TO        SHARES TO BE
NAME                       BEFORE THE OFFERINGS   BE REPURCHASED SOLD IN THE OFFERINGS
----                     ------------------------ -------------- ---------------------
Supervalu Inc.(1).......        14,731,667          8,174,387          6,557,280

--------
(1) These shares are held of record by Supervalu's wholly-owned subsidiary, Supermarket Operators of America, Inc.

  Michael W. Wright and Jeffrey C. Girard are executive officers of Supervalu and Mr. Wright is also Chairman of the Board of Directors of Supervalu. Messrs. Wright and Girard are also directors of the Company and Mr. Wright is Chairman of the Board of the Company.

STOCK BUYBACK AGREEMENT

  On April 24, 1997, the Company and Supervalu entered into the Stock Buyback and Secondary Offering Agreement, as amended (the "Agreement"), a copy of which has been filed as an exhibit to the Registration Statement. The following is a description of certain terms of the Agreement. This description does not purport to be complete and is qualified in its entirety by references to such exhibit. The Company expects that the Stock Buyback and the Offerings will be significantly accretive to the Company's earnings per share, excluding one-time charges in fiscal 1998 related to the termination of the Phar-Mor transaction, due to the fact that the reduction of the number of shares outstanding (even if the over-allotment options are exercised in full) more than offsets the impact of the additional interest expense to be incurred as a result of the Stock Buyback.

  Pursuant to the Agreement, the Company has agreed to repurchase 8,174,387 shares of Common Stock from the Selling Shareholder for $18.35 per share. The obligation of the Company and the Selling Shareholder to consummate the Stock Buyback is subject to the satisfaction or waiver of the condition that the Offerings shall have been consummated and that the Stock Buyback is in compliance with applicable Minnesota law. The obligation of the Company to consummate the Stock Buyback is further subject to the satisfaction or waiver of the conditions that: there shall not have occurred any material adverse change in the U.S. financial markets; the trading of Common Stock shall not have been suspended or materially limited by the Commission or the New York Stock Exchange; trading generally on the New York Stock Exchange shall not have been suspended, limited or restricted by order of the New York Stock Exchange, the Commission or any other governmental body; or a banking moratorium shall not have been declared by Federal or New York authorities.

  Pursuant to the Agreement, the Selling Shareholder has agreed to certain "standstill" provisions with respect to the Company, including, among other things, that the Selling Shareholder will not take certain actions, or assist or encourage others to take certain actions, with respect to an acquisition of any securities of the Company, including soliciting proxies or making shareholder proposals, forming a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of the Company, depositing any of the securities of the Company into a voting trust or entering into any similar arrangement, influencing or controlling the Company, or seeking modification or amendment of any such "standstill" provisions. Such "standstill" provisions will remain in effect for the ten-year period commencing with the closing of the Stock Buyback.

  Pursuant to the Agreement, the Company has agreed to file the Registration Statement and to use all reasonable efforts to cause such Registration Statement to be declared effective as soon as possible after such filing and has also agreed to grant the Underwriters over-allotment options of up to 983,592 shares of Common Stock. The Selling Shareholder is obligated to go forward with the Offerings if the public offering price of the Common Stock is equal to or greater than $18.35 per share. The Selling Shareholder may choose to go forward with the Offerings if the price of the Common Stock is less than $18.35 per share in which case the offering price per share will be less than the Stock Buyback price per share.

  It is anticipated that upon the closing of the Offerings and the Stock Buyback, Dale P. Kramer, the Company's President and Chief Executive Officer, will be named Chairman of the Company's Board of Directors. The Agreement provides that Michael W. Wright, Chairman of Supervalu and the Company, and Jeffrey C. Girard, Executive Vice President and Chief Financial Officer of Supervalu, will resign from the Company's Board of Directors upon the Company's selection of replacements, but not later than October 1, 1997. A search is currently underway for new independent directors to replace Messrs. Wright and Girard. In addition, William J. Podany, the Company's Executive Vice President and Chief Operating Officer, and Stephen E. Watson, former President and member of the Board of Directors of the Dayton Hudson Corporation, will be named as additional directors prior to or shortly after the closing of the Offerings and the Stock Buyback, increasing the number of directors on the Company's Board to seven. See "Management--Expansion of Board of Directors."

  Both the Company and the Selling Shareholder have agreed not to solicit or take any other action or disclose any confidential information which would facilitate a third party's offer for or proposal to acquire a substantial equity interest in or a substantial portion of the assets of the Company, whether through merger, consolidation or other business consolidation or other transaction. The Company and the Selling Shareholder have also agreed to notify each other in the event such an offer or proposal is received.

  The Agreement also provides for an allocation of expenses of the Offerings. The Selling Shareholder will bear the underwriting discount and pay the expenses of the Offerings (other than for the Company's counsel and certain marketing costs) to the extent that the total initial offering price to the public exceeds $123.6 million (i.e., $18.85 per share). The Company is obligated to pay the Selling Shareholder an amount equal to the underwriting discount and to pay such expenses to the extent not borne or paid by the Selling Shareholder. The total amount of such discount and expenses is estimated at $8.5 million. At an offering price per share of approximately $20.25 or greater, the Selling Shareholder will bear the entire underwriting discount and certain other expenses of the Offerings. Because the offering price per share is in excess of $20.25, the Selling Shareholder will bear the entire underwriting discount and such expenses.

            CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS

  The following is a general discussion of certain U.S. Federal tax consequences of the ownership and disposition of a share of Common Stock by a beneficial owner of such shares that is not a U.S. person (a "non-U.S. holder"). For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any State or political subdivision of the foregoing, or any estate whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source or any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. This discussion does not deal with all aspects of U.S. Federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, and does not address state, local or non-U.S. tax considerations. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective investor is urged to consult its own tax adviser with respect to the U.S. Federal, state and local consequences of owning and disposing of a share of Common Stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

U.S. INCOME AND ESTATE TAX CONSEQUENCES

  It is not currently contemplated that the Company will pay dividends on the Common Stock in the foreseeable future. If the Company were to pay a dividend in the future, such a dividend paid to a non-U.S. holder would be subject to U.S. withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder). A dividend that is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder) will be exempt from the withholding tax described above and subject instead (i) to the U.S. Federal income tax on net income that applies to U.S. persons and (ii) with respect to corporate holders under certain circumstances, an additional 30% (or, if applicable, lower treaty rate) branch profits tax that in general is imposed on its "dividend equivalent amount" (within the meaning of the Code).

  Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above, and under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

  Under current law, a non-U.S. holder generally will not be subject to U.S. Federal income tax on any gain recognized on a sale or other disposition of a share of Common Stock unless (i) the Company is or has been during the five-year period ending on the date of disposition (the "trading period") a "United States real property holding corporation" for U.S. Federal income tax purposes (which the Company does not believe that it has been or is currently and does not anticipate becoming), and assuming that the Common Stock is and will continue to be "regularly traded" on an established securities market within the meaning of Section 897(c)(3) of the Code and Treasury Regulations thereunder, the non-U.S. holder owned more than 5% of the Company on any day during the testing period, (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the non-U.S. holder and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the non-U.S. holder, (iii) the gain is not described in clause (ii) above, the non-U.S. holder is an individual who holds the share as a capital asset, is present in the

United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for U.S. Federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the non-U.S. holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a non-U.S. holder that is described under clause (ii) above, its gain will be subject to the U.S. Federal income tax on net income that applies to U.S. persons and, in addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax as described in the preceding paragraph. An individual non-U.S. holder that is described under clause (iii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). Thus, individual non-U.S. holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of the Common Stock are urged to consult their tax advisers as to the tax consequences of such sale.

  Shares of Common Stock owned at the time of his or her death by an individual non-U.S. holder will be includible in his or her gross estate for U.S. Federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACK-UP WITHHOLDING AND INFORMATION REPORTING

 Dividends

  Except as provided below, the Company must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. In general, back-up withholding at a rate of 31% and additional information reporting will apply to dividends paid on shares of Common Stock to holders that are not "exempt recipients" and that fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. However, dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate are exempt from backup withholding of U.S. Federal income tax and such additional reporting.

 Broker Sales

  If a non-U.S. holder sells shares of Common Stock through a U.S. office of a U.S. or foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from back-up withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a broker, that broker will not be required to back-up withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a "controlled foreign corporation" for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker had documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met. In addition, the Treasury Department has indicated that it is studying the possible application of back-up withholding in the case of such foreign offices of U.S. and Foreign U.S. Connected Brokers.

 Refunds

  Any amounts withheld under the back-up withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

                                 UNDERWRITING

  Subject to the terms and conditions of the International Underwriting Agreement, the Selling Shareholder has agreed to sell to each of the International Underwriters named below, and each of such International Underwriters have severally agreed to purchase from the Selling Shareholder, the respective number of shares of Common Stock set forth opposite its name below:

                                                                      NUMBER OF
                                                                      SHARES OF
      INTERNATIONAL UNDERWRITERS                                       COMMON
      --------------------------                                        STOCK
                                                                      ---------
      Goldman Sachs International....................................   437,152
      Merrill Lynch International ...................................   437,152
      Salomon Brothers International Limited.........................   437,152
                                                                      ---------
          Total...................................................... 1,311,456
                                                                      =========

  Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.72 per share. The International Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the International Underwriters.

  The Company and the Selling Shareholder have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 5,245,824 shares of Common Stock in a U.S. Offering in the United States. The offering prices and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the Offerings made hereby is a condition to the closing of the U.S. Offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers, Inc.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

  The Company has granted the International Underwriters an option exercisable up to 30 days after the date of this Prospectus to purchase up to an aggregate of 196,718 additional shares of Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,311,456 shares of Common Stock offered. The Company has granted the U.S. Underwriters a similar option to purchase up to an aggregate of 786,874 additional shares of Common Stock.

  The Company has agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of the Prospectus, it will not offer, sell, contract to sell or otherwise dispose of, or file a registration statement under the Securities Act with respect to, any shares of Common Stock, any securities of the Company which are substantially similar to the Common Stock or which are convertible into or exchangeable for, or that represent the right to receive, Common Stock or securities which are substantially similar to the shares of the Common Stock (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) without the prior written consent of the International Underwriters, except for the shares of the Common Stock offered in connection with the concurrent U.S. and International Offerings.

  Each International Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of Common Stock will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

  Buyers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.

  The Company and the Selling Shareholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  In connection with the Offerings, the Underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase in the Offerings. The Underwriters may also impose a penalty bid whereby selling concessions allowed to the Underwriters or other broker-dealers in respect of the shares of Common Stock sold in the Offerings for their account may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  Salomon Brothers Inc advised the Company in connection with the Stock Buyback. If the Stock Buyback is completed, Salomon Brothers Inc will receive a fee of approximately $2,150,000.

                                 LEGAL MATTERS

  Certain legal matters relating to the securities offered hereby will be passed upon for the Company by Godfrey & Kahn, S.C., Milwaukee, Wisconsin, and by Richard D. Schepp, Esq., Vice President--Legal Affairs of the Company, for the Selling Shareholder by David L. Boehnen, Esq., Senior Vice President--Law and External Relations of Supervalu Inc., and for the Underwriters by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included herein and incorporated by reference in this Prospectus, and elsewhere in the Registration Statement from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated herein by reference, and have been so included and incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ShopKo Stores, Inc.
  Independent Auditors' Report............................................ F-2
  Consolidated Balance Sheets as of February 22, 1997 and February 24,
   1996................................................................... F-3
  Consolidated Statements of Earnings for each of the three years in the period ended February 22, 1997......................................... F-4
  Consolidated Statements of Cash Flows for each of the three years in the period ended February 22, 1997......................................... F-5
  Consolidated Statements of Shareholders' Equity for each of the three years in the period ended February 22, 1997............................ F-6
  Notes to Consolidated Financial Statements.............................. F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
ShopKo Stores, Inc.:

  We have audited the consolidated balance sheets of ShopKo Stores, Inc. and Subsidiaries as of February 22, 1997 and February 24, 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years (52 weeks) in the period ended February 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ShopKo Stores, Inc. and Subsidiaries as of February 22, 1997 and February 24, 1996, and the results of their operations and their cash flows for each of the three years (52 weeks) in the period ended February 22, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Milwaukee, Wisconsin
April 24, 1997

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                FEBRUARY 22, 1997
                                              ----------------------
                                                  AS      PRO FORMA    FEBRUARY
                                               REPORTED  (UNAUDITED)   24, 1996
                                              ---------- -----------  ----------
ASSETS
Current Assets:
  Cash and cash equivalents.................. $  124,550 $    2,776   $   89,469
  Receivables, less allowance for losses of
   $5,585 and $3,212, respectively...........     95,178     95,178       55,514
  Merchandise inventories....................    334,962    334,962      322,433
  Other current assets.......................     10,482     10,482        8,775
                                              ---------- ----------   ----------
    Total current assets.....................    565,172    443,398      476,191
Other assets and deferred charges............      5,558      5,558        4,618
Intangible assets--net.......................     60,330     60,330       20,003
Property and equipment--net..................    602,832    602,832      617,148
                                              ---------- ----------   ----------
Total assets................................. $1,233,892 $1,112,118   $1,117,960
                                              ========== ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt............................ $      --  $   30,526   $      --
  Accounts payable--trade....................    165,712    165,712      144,638
  Accrued compensation and related taxes.....     34,861     34,861       25,290
  Accrued other liabilities..................    113,064    113,064       72,943
  Accrued income and other taxes.............     17,664     17,664       16,797
  Current portion of long-term obligations...      2,014      2,014        1,127
                                              ---------- ----------   ----------
    Total current liabilities................    333,315    363,841      260,795
Long-term obligations........................    418,714    418,714      415,138
Deferred income taxes........................     20,999     20,999       20,396
Shareholders' equity:
  Preferred stock; none outstanding
  Common stock; Shares outstanding, 32,167 in
   1997 and 32,005 in 1996...................        322        322          320
  Additional paid-in capital.................    245,137    245,137      242,843
  Retained earnings..........................    215,405    215,405      178,468
  Less cost of treasury stock (8,174 shares).        --    (152,300)         --
                                              ---------- ----------   ----------
    Total shareholders' equity...............    460,864    308,564      421,631
                                              ---------- ----------   ----------
Total liabilities and shareholders' equity... $1,233,892 $1,112,118   $1,117,960
                                              ========== ==========   ==========

                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FISCAL YEARS ENDED
                                               ---------------------------------
                                                FEBRUARY   FEBRUARY    FEBRUARY
                                                22, 1997   24, 1996    25, 1995
                                               (52 WEEKS) (52 WEEKS)  (52 WEEKS)
                                               ---------- ----------  ----------
Revenues:
  Net sales................................... $2,333,407 $1,968,016  $1,852,929
  Licensed department rentals and other
   income.....................................     13,058     13,924      12,433
                                               ---------- ----------  ----------
                                                2,346,465  1,981,940   1,865,362
Costs and expenses:
  Cost of sales...............................  1,783,741  1,466,733   1,364,913
  Selling, general and administrative
   expenses...................................    397,092    361,402     355,515
  Depreciation and amortization expenses......     59,833     56,383      53,474
                                               ---------- ----------  ----------
                                                2,240,666  1,884,518   1,773,902
Income from operations........................    105,799     97,422      91,460
Interest expense--net.........................     31,777     34,282      29,042
                                               ---------- ----------  ----------
Earnings before income taxes..................     74,022     63,140      62,418
Provision for income taxes....................     29,076     24,701      24,628
                                               ---------- ----------  ----------
Net earnings.................................. $   44,946 $   38,439  $   37,790
                                               ========== ==========  ==========
Net earnings per common share................. $     1.40 $     1.20  $     1.18
Weighted average number of common shares
 outstanding..................................     32,092     32,005      32,014


                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                   FISCAL YEARS ENDED
                                         --------------------------------------
                                         FEBRUARY 22, FEBRUARY 24, FEBRUARY 25,
                                             1997         1996         1995
                                          (52 WEEKS)   (52 WEEKS)   (52 WEEKS)
                                         ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings...........................    $ 44,946     $ 38,439    $  37,790
Adjustments to reconcile net earnings
 to net cash provided by operating
 activities:
  Depreciation and amortization........      59,833       56,383       53,474
  Provision for losses on receivables..       1,200           23          287
  (Gain) loss on the sale of property
   and equipment.......................      (2,140)      (2,739)         421
  Deferred income taxes................      (1,620)       5,206       (3,764)
  Change in assets and liabilities
   (excluding effects of business
   acquisitions):
    Receivables........................     (40,636)     (13,470)      (5,611)
    Merchandise inventories............     (12,529)      78,190      (71,769)
    Other current assets...............         523        2,448       (1,504)
    Other assets and intangibles.......     (13,062)      (2,879)      (2,059)
    Accounts payable...................      21,074       (4,655)       2,142
    Accrued liabilities................      54,133       (1,395)      31,486
                                           --------     --------    ---------
      NET CASH PROVIDED BY OPERATING
       ACTIVITIES......................     111,722      155,551       40,893
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment....     (38,899)     (53,012)     (94,600)
Proceeds from the sale of property and
 equipment.............................       3,275        4,171        6,982
Business acquisitions, net of cash
 acquired..............................     (30,500)                  (15,885)
                                           --------     --------    ---------
      NET CASH (USED IN) INVESTING
       ACTIVITIES......................     (66,124)     (48,841)    (103,503)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from long term
 obligations...........................                                98,939
Change in short-term debt..............                  (15,000)     (11,200)
Change in common stock.................       1,249                      (135)
Dividends paid.........................     (10,583)     (14,083)     (14,087)
Reduction in capital lease obligations.      (1,183)        (756)        (879)
                                           --------     --------    ---------
      NET CASH (USED IN) PROVIDED BY
       FINANCING ACTIVITIES............     (10,517)     (29,839)      72,638
                                           --------     --------    ---------
Net increase in cash and cash
 equivalents...........................      35,081       76,871       10,028
Cash and cash equivalents at beginning
 of year...............................      89,469       12,598        2,570
                                           --------     --------    ---------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR..................................    $124,550     $ 89,469    $  12,598
                                           ========     ========    =========
Supplemental cash flow information:
  Noncash investing and financial
   activities--
    Capital lease obligations incurred.    $  5,533     $  2,573    $   4,992
    Restricted stock issued............    $  1,012
    Purchase of remaining interest in
     Bravell...........................    $  8,874
  Cash paid during the period for:
    Interest...........................    $ 31,663     $ 34,803    $  27,734
    Income taxes.......................    $ 30,086     $ 33,062    $  12,910

                See notes to consolidated financial statements.

                      SHOPKO STORES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        COMMON STOCK   ADDITIONAL
                                        --------------  PAID-IN   RETAINED
                                        SHARES  AMOUNT  CAPITAL   EARNINGS
                                        ------  ------ ---------- --------
Balances at February 26, 1994.......... 32,016   $320   $242,978  $130,408
Net earnings...........................                             37,790
Cancellation of common stock...........    (16)             (185)
Issuance of common stock...............      5                50
Cash dividends declared on common
 stock--$0.44 per share................                            (14,086)
                                        ------   ----   --------  --------
Balances at February 25, 1995.......... 32,005    320    242,843   154,112
Net earnings...........................                             38,439
Cash dividends declared on common
 stock--$0.44 per share................                            (14,083)
                                        ------   ----   --------  --------
Balances at February 24, 1996.......... 32,005    320    242,843   178,468
Net earnings...........................                             44,946
Sale of common stock under option
 plans.................................     97      1      1,248
Income tax benefit related to stock
 options...............................                       35
Issuance of restricted stock...........     65      1      1,011    (1,012)
Restricted stock expense...............                                 63
Cash dividends declared on common
 stock--$0.22 per share................                             (7,060)
                                        ------   ----   --------  --------  ---
Balances at February 22, 1997.......... 32,167   $322   $245,137  $215,405
                                        ======   ====   ========  ========



                See notes to consolidated financial statements.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation:

  The consolidated financial statements include the accounts of ShopKo Stores, Inc. and all its subsidiaries ("ShopKo" or the "Company"). All significant intercompany accounts and transactions have been eliminated. The Company, which is a Minnesota corporation, was incorporated in 1961. On October 16, 1991, the Company sold 17,250,000 common shares or 54% of equity ownership in an initial public offering. Prior to completion of the offering, the Company was a wholly owned subsidiary of Supermarket Operators of America, Inc., ("SOA") which, in turn, is wholly owned by Supervalu Inc. ("Supervalu"). As of February 22, 1997, 46% of the Company's common stock was owned by Supervalu.

  ShopKo is engaged in the business of providing general merchandise and health services through its retail stores. The Company also provides prescription benefit management services; vision benefit management services; pharmacy mail service and claims processing activities through its ProVantage subsidiary. Retail stores are operated in the Upper Midwest, Western Mountain and Pacific Northwest states. All other business is conducted throughout the United States.

 Cash and Cash Equivalents:

  The Company records all highly liquid investments with a maturity of three months or less as cash equivalents. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these investments are classified as trading securities and are reported at fair value.

 Receivables:

  Receivables consist of amounts collectible from merchandise vendors for promotional and advertising allowances, from third party pharmacy insurance carriers and self-funded medical plan sponsors for medical claims, from pharmaceutical manufacturers and third party formulary administrators for formulary fees and from retail store customers for optical, main store layaway and pharmacy purchases. Substantially all amounts are expected to be collected within one year.

 Merchandise Inventories:

  Merchandise inventories are stated at the lower of cost or market. Cost, which includes certain distribution and transportation costs, is determined through use of the last-in, first-out (LIFO) method for substantially all inventories. If the first-in, first-out (FIFO) method had been used to determine cost of inventories, the Company's inventories would have been higher by approximately $41.8 million at February 22, 1997, $39.2 million at February 24, 1996 and $37.0 million at February 25, 1995.

 Property and Equipment:

  Property and equipment are carried at cost. The cost of buildings and equipment is depreciated over the estimated useful lives of the assets. Buildings and certain equipment (principally computer and retail store equipment) are depreciated using the straight-line method. Remaining properties are depreciated on an accelerated basis. Useful lives generally assigned are: buildings-25 to 50 years; retail store equipment-8 to 10 years; warehouse, transportation and other equipment-3 to 10 years. Costs of leasehold improvements are amortized over the period of the lease or the estimated useful

                     SHOPKO STORES, INC. AND SUBSIDIARIES
life of the asset, whichever is shorter, using the straight-line method. Property under capital leases is amortized over the related lease term using the straight-line method. Interest on property under construction of $0.1, $0.2 and $1.3 million was capitalized in fiscal years 1997, 1996 and 1995, respectively.

  The components of property and equipment are:

                                                              FEB. 22, FEB. 24,
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
      Property and equipment at cost:
        Land................................................. $107,982 $107,915
        Buildings............................................  492,001  479,124
        Equipment............................................  313,505  286,763
        Leasehold improvements...............................   49,929   49,306
        Property under construction..........................    2,219   10,585
        Property under capital leases........................   26,419   21,968
                                                              -------- --------
                                                               992,055  955,661
      Less accumulated depreciation and amortization:
        Property and equipment...............................  380,643  331,541
        Property under capital leases........................    8,580    6,972
                                                              -------- --------
      Net property and equipment............................. $602,832 $617,148
                                                              ======== ========

 Intangible Assets:

  The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over 20 to 22 years. Accumulated amortization for these costs was $2.5 million and $0.9 million at February 22, 1997 and February 24, 1996, respectively.

 Impairment of Long Lived Assets:

  The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of February 22, 1997 or February 24, 1996.

 Accrued Other Liabilities:

  Accrued other liabilities include amounts related to ProVantage for medical claims and formulary rebate sharing and other current liabilities not related to compensation or taxes. As of February 22, 1997 and February 24, 1996, the amounts payable by ProVantage for medical claims and formulary rebate sharing included in the accrued other liabilities were $39.8 million and $11.6 million, respectively.

 ProVantage Accounting:

  ProVantage records as sales the amounts billed to insurance companies, third party administrators and self-funded medical plan sponsors and the amounts billed to pharmaceutical manufacturers and third party formulary administrators for formulary fees. Cost of sales includes the amounts paid to network pharmacies and optical centers for medical claims and the amounts paid to plan sponsors for shared formulary fees.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

 Pre-opening Costs:

  Pre-opening costs of retail stores are charged against earnings in the year of the store openings.

 Net Earnings Per Common Share:

  Net earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding. Outstanding stock options do not have a significant dilutive effect on earnings per share.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

 Reclassifications:

  Certain reclassifications have been made to the fiscal 1996 and 1995 consolidated financial statements to conform to those used in fiscal 1997.

 Pro Forma Balance Sheet:

  The unaudited pro forma consolidated balance sheet assumes the Common Stock Buyback and Secondary Offering (See Note L) had occurred on February 22, 1997 and that available cash and short-term debt were used to finance the Stock Buyback. It assumes no exercise of the Underwriters' over-allotment options and does not give effect to the possible payment by the Company of the underwriting discounts and commissions in connection with the Offerings.

B. ACQUISITIONS:

  On August 2, 1996, the Company completed the acquisition of CareStream Scrip Card from Avatex Corporation, formerly known as Foxmeyer Health Corporation. CareStream Scrip Card is a prescription benefit management company which is being integrated with the Company's ProVantage subsidiary. The purchase price was $30.5 million in cash, with a supplemental cash payment of between $2.5 million and $5.0 million due between six months and five years after August 2, 1996. The purchase price was funded from the Company's available cash.

  On January 3, 1995, the Company completed the acquisition of Bravell, Inc. ("Bravell"). The transaction was accounted for as a purchase, whereby the Company acquired 97% of the outstanding common stock of Bravell for approximately $17.3 million. The Company was also required to make additional payments which were contingent upon future results of Bravell's operations. In fiscal 1997, $0.7 million was paid based on the results of fiscal 1996. Bravell is a pharmacy benefit management firm that provides custom prescription benefit plan design, program administration and claims and benefit processing services to insurance companies, third party administrators and self-funded medical plan sponsors.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  On October 4, 1996, the Company and the founders of Bravell entered into an agreement whereby the Company (i) acquired the remaining 3% of the common stock of Bravell which the Company did not acquire in January 1995, (ii) extinguished all remaining contingent payment obligations to the founders and
(iii) terminated the founders' employment agreements. On April 10, 1997, the Company satisfied its obligations under this agreement by making a payment of approximately $8.9 million to the founders.

  The allocation of the purchase prices of Bravell and CareStream ScripCard were based on fair values at the dates of acquisition. The excess of the purchase prices over the fair value of the net assets acquired ("goodwill") of approximately $57.3 million is being amortized on a straight-line basis over 20 to 22 years. The results of Bravell's and Carestream ScripCard's operations since the dates of acquisition have been included in the consolidated statement of earnings.

C. SHORT-TERM DEBT:

  As of February 22, 1997, the Company had a $125.0 million revolving credit agreement with a consortium of banks. The credit agreement is unsecured and will expire October 4, 1997. The Company pays an annual facility and commitment fee of 1/4 of one percent. As of February 22, 1997 and February 24, 1996, the Company had no amounts outstanding under this agreement. There were no borrowings under the credit agreement during fiscal 1997. The Company anticipates being able to replace this agreement with a revolving credit agreement based on current market terms.

  The Company also issues letters of credit during the ordinary course of business as required by foreign vendors. As of February 22, 1997 and February 24, 1996, the Company had issued letters of credit for $33.4 million and $19.8 million, respectively.

D. LONG-TERM OBLIGATIONS AND LEASES

                                                              FEB. 22, FEB. 24,
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
   Senior Unsecured Notes, 9.0% due November 15, 2004, less
    unamortized discount of $227 and $257, respectively...... $ 99,773 $ 99,743
   Senior Unsecured Notes, 8.5% due March 15, 2002, less
    unamortized discount of $184 and $221, respectively......   99,816   99,779
   Senior Unsecured Notes, 9.25% due March 15, 2022, less
    unamortized discount of $480 and $499, respectively......   99,520   99,501
   Senior Unsecured Notes, 6.5% due August 15, 2003, less
    unamortized discount of $182 and $209, respectively......   99,818   99,791
   Industrial Revenue Bond, 6.4% due May 1, 2008.............    1,000    1,000
   Capital lease obligations.................................   20,801   16,451
                                                              -------- --------
                                                               420,728  416,265
   Less current portion......................................    2,014    1,127
                                                              -------- --------
   Long-term obligations..................................... $418,714 $415,138
                                                              ======== ========

  The notes contain certain covenants which, among other things, restrict the ability of the Company to consolidate, merge or convey, transfer or lease its properties and assets substantially as an entirety, to create liens or to enter into sale and leaseback transactions.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  The underwriting and issuance costs of all the long-term obligations are being amortized over the terms of the notes using the straight-line method. At February 22, 1997 and February 24, 1996, $2.6 million and $2.9 million remained to be amortized over future periods. Amortization expense for these costs was $0.3, $0.3 and $0.2 million in fiscal years 1997, 1996 and 1995, respectively.

  The Company leases certain stores and computer equipment under capital leases. Many of these leases include renewal options, and occasionally, include options to purchase.

  Amortization of property under capital leases was $2.7, $1.1 and $0.9 million in fiscal years 1997, 1996 and 1995, respectively. Minimum future obligations under capital leases in effect at February 22, 1997 are as follows (in thousands):

                                                                        LEASE
      YEAR                                                           OBLIGATIONS
      ----                                                           -----------
      1998..........................................................   $ 4,112
      1999..........................................................     3,968
      2000..........................................................     2,689
      2001..........................................................     2,492
      2002..........................................................     2,492
      Later.........................................................    27,297
                                                                       -------
      Total minimum future obligations..............................    43,050
      Less interest.................................................    22,249
                                                                       -------
      Present value of minimum future obligations...................   $20,801
                                                                       =======

  The present values of minimum future obligations shown above are calculated based on interest rates ranging from 7.4% to 13.4%, with a weighted average of 11.8%, determined to be applicable at the inception of the leases.

  Interest expense on the outstanding obligations under capital leases was $2.2, $1.7 and $1.2 million in fiscal years 1997, 1996 and 1995, respectively.

  Contingent rent expense, based primarily on sales performance, for capital and operating leases was $0.5 million in each of the fiscal years 1997, 1996 and 1995.

  In addition to its capital leases, the Company is obligated under operating leases, primarily for land and buildings. Minimum future obligations under operating leases in effect at February 22, 1997 are as follows (in thousands):

                                                                        LEASE
      YEAR                                                           OBLIGATIONS
      ----                                                           -----------
      1998..........................................................   $ 4,037
      1999..........................................................     3,951
      2000..........................................................     3,765
      2001..........................................................     3,625
      2002..........................................................     3,383
      Later.........................................................    48,066
                                                                       -------
      Total minimum obligations.....................................   $66,827
                                                                       =======

  Total minimum rental expense, net of sublease income, related to all operating leases with terms greater than one year was $4.6, $3.5 and $2.9 million in fiscal years 1997, 1996 and 1995, respectively.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  Certain operating leases require payments to be made on an escalating basis. The accompanying consolidated statements of earnings reflect rent expense on a straight-line basis over the term of the leases. An obligation of $1.8 million and $1.4 million, representing pro-rata future payments, is reflected in the accompanying consolidated balance sheets at February 22, 1997 and February 24, 1996, respectively.

E. INCOME TAXES

  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's net deferred tax liability are as follows (in thousands):

                                                                1997     1996
                                                               -------  -------
      Deferred tax liabilities:
        Property and equipment................................ $25,812  $22,556
        LIFO inventory valuation..............................   6,518    6,415
        Other.................................................   2,418    2,181
                                                               -------  -------
        Total deferred tax liabilities........................  34,748   31,152
                                                               -------  -------
      Deferred tax assets:
        Reserves and allowances............................... (15,155) (11,239)
        Capital leases........................................  (2,033)    (733)
                                                               -------  -------
        Total deferred tax assets............................. (17,188) (11,972)
                                                               -------  -------
      Net deferred tax liability.............................. $17,560  $19,180
                                                               =======  =======

  The amounts reflected in the provision for income taxes are based on applicable federal statutory rates, adjusted for permanent differences between financial and taxable income. The provision for federal and state income taxes includes the following (in thousands):

                                                        1997     1996    1995
                                                       -------  ------- -------
      Current
        Federal....................................... $25,858  $16,163 $24,379
        State.........................................   4,838    3,332   4,488
        General business and other tax credits........     --       --     (475)
      Deferred........................................  (1,620)   5,206  (3,764)
                                                       -------  ------- -------
      Total provision................................. $29,076  $24,701 $24,628
                                                       =======  ======= =======

  The effective tax rate varies from the statutory federal income tax rate for the following reasons:

                                                               1997  1996  1995
                                                               ----  ----  ----
      Statutory income tax rate............................... 35.0% 35.0% 35.0%
      State income taxes, net of federal tax benefits.........  4.0   4.0   4.1
      Other...................................................  0.3   0.1   0.3
                                                               ----  ----  ----
      Effective income tax rate............................... 39.3% 39.1% 39.4%
                                                               ====  ====  ====

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  Provision is made for deferred income taxes and future income tax benefits applicable to temporary differences between financial and tax reporting. The sources of these differences and the effects of each are as follows (in thousands):

                                                       1997     1996    1995
                                                      -------  ------  -------
      Depreciation................................... $ 3,256  $2,804  $  (247)
      Inventory and LIFO valuation reserves..........    (212)  2,544   (3,631)
      Bad debt and return reserves...................    (685)    241     (806)
      Insurance accruals & valuation reserves........  (1,625)   (537)    (315)
      Other property related items...................    (707)    117      432
      Deferred compensation..........................    (433)   (329)    (224)
      Other..........................................  (1,214)    366    1,027
                                                      -------  ------  -------
      Total deferred tax (benefit) expense........... $(1,620) $5,206  $(3,764)
                                                      =======  ======  =======

  Other temporary differences between financial and tax reporting include amortization and interest relating to capital leases and certain provisions for expenses which are not deducted for tax purposes until paid.

F. PREFERRED AND COMMON STOCK

  The Company has 20,000,000 shares of $0.01 preferred stock authorized but unissued.

  There are 75,000,000 shares of $0.01 par value common stock authorized with 32,166,720 and 32,005,000 shares issued and outstanding at February 22, 1997 and February 24, 1996, respectively.

  The Company's Stock Option Plans allow the granting of stock options to various officers, directors and other employees of the Company at prices not less than 100 percent of fair market value, determined by the closing price on the date of grant. The Company has reserved 2,400,000 and 1,200,000 shares for issuance under the 1991 and 1995 Stock Option Plans. The majority of these options vest at the rate of 40% on the second anniversary of the grant date and 20% annually thereafter for officers and employees and at the rate of 60% on the second anniversary of the date of grant and 20% annually thereafter for non-employee directors. All stock options vest immediately upon a change of control. Changes in the options are as follows (shares in thousands):

                                                                   WEIGHTED AVE.
                                                        PRICE        EXERCISE
                                           SHARES       RANGE          PRICE
                                           ------  --------------- -------------
   Outstanding, February 26, 1994......... 1,924   $10.13 - $16.25    $13.99
   Granted................................   250    10.00 -  11.00     10.31
   Canceled and forfeited.................  (238)   10.00 -  16.25    (13.80)
                                           -----   ---------------    ------
   Outstanding, February 25, 1995......... 1,936    10.00 -  16.25     13.54
   Granted................................   576    10.50 -  10.75     10.64
   Canceled and forfeited.................  (139)   10.00 -  16.25    (13.77)
                                           -----   ---------------    ------
   Outstanding, February 26, 1996......... 2,373    10.00 -  16.25     12.82
   Granted................................   542    10.63 -  16.25     11.59
   Exercised..............................   (97)   10.00 -  15.00    (12.91)
   Canceled and forfeited.................  (182)   10.00 -  16.25    (11.84)
                                           -----   ---------------    ------
   Outstanding, February 22, 1997......... 2,636    10.00 -  16.25     12.63
                                           =====   ===============    ======

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  The following table summarizes information about stock options outstanding at February 22, 1997 (shares in thousands):

                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                  --------------------------------------------- ----------------------------
                    SHARES                                        SHARES
                  OUTSTANDING WEIGHTED-AVERAGE                  EXERCISABLE
RANGE OF          AT FEB. 22,    REMAINING     WEIGHTED-AVERAGE AT FEB. 22, WEIGHTED AVERAGE
EXERCISE PRICES      1997     CONTRACTUAL LIFE  EXERCISE PRICE     1997      EXERCISE PRICE
---------------   ----------- ---------------- ---------------- ----------- ----------------
$10.00 to $12.00     1,451       8.1 years          $10.62           263         $10.64
 12.01 to  14.00       --        --                    --            --             --
 14.01 to  16.25     1,185       5.1                 15.09         1,042          15.03
                     -----                                         -----
$10.00 to $16.25     2,636       6.7                $12.63         1,305         $14.14
                     =====                                         =====

  In October 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" was issued. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation; however, it allows entities to continue accounting for employee stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires certain disclosures, including pro forma net income and earnings per share as if the fair value based accounting method had been used for employee stock-based compensation cost. The Company has decided to adopt SFAS No. 123 through disclosure with respect to employee stock-based compensation.

  If the Company had elected to recognize compensation cost for the Stock Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net earnings and net earnings per common share would have been changed to the pro forma amounts indicated below:

                                                                 1997    1996
                                                                ------- -------
      Net earnings (in thousands)
         As reported........................................... $44,946 $38,439
        Pro forma..............................................  44,228  38,316
                                                                ------- -------
      Net earnings per common share
        As reported............................................ $  1.40 $  1.20
        Pro forma..............................................    1.38    1.20
                                                                ------- -------

  The fair value of stock options used to compute pro forma net earnings and net earnings per common share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with weighted average assumptions for fiscal years 1997 and 1996 as follows:

      Risk-free interest rate.......................................  7.0%
      Expected volatility........................................... 29.0%
      Dividend yield................................................  0.0%
      Expected option life, standard option.........................  5.0 years
      Expected option life, performance vested option...............  2.5 years

  In fiscal 1994, the Company adopted a Restricted Stock Plan which provides awards of up to 200,000 shares of common stock to key employees of the Company. Plan participants are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares during a restricted period. There were 70,000 and 5,000 shares of restricted stock outstanding at February 22, 1997 and February 24, 1996, respectively.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

G. EMPLOYEE BENEFITS

  Substantially all employees of the Company are covered by a defined contribution profit sharing plan. The plan provides for two types of company contributions; an amount determined annually by the Board of Directors and an employer matching contribution equal to one-half of the first 6 percent of compensation contributed by participating employees. Contributions were $11.8, $7.7 and $6.7 million for fiscal years 1997, 1996 and 1995, respectively.

  The Company also has change of control severance agreements with certain key officers. Under these agreements, the officers are entitled to a lump-sum cash payment equal to a multiple of one, two or three times their annual salary plus a multiple of one, two or three times their average annual bonus for the three fiscal years immediately preceding the date of termination, if, within two years after a "change of control" (as defined in such agreements) the Company terminates the individual's employment without cause.

  In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the Company accrues the estimated cost of retiree benefits, other than pensions, during employees' credited service period. The net periodic costs for postretirement benefits include the following (in thousands):

                                                                 1997 1996 1995
                                                                 ---- ---- ----
      Service cost for benefits accumulated during the year..... $ 98 $ 98 $ 78
      Interest cost on accumulated benefit obligation...........   95   96   60
                                                                 ---- ---- ----
        Net periodic postretirement benefit cost................ $193 $194 $138
                                                                 ==== ==== ====

  The Company's postretirement healthcare plans currently are not funded. The accumulated postretirement benefit obligations are as follows (in thousands):

                                                                    FEB.   FEB.
                                                                    22,    24,
                                                                    1997   1996
                                                                   ------ ------
      Retirees.................................................... $  423 $  371
      Active plan participants....................................  1,163  1,022
                                                                   ------ ------
        Total accumulated postretirement obligations.............. $1,586 $1,393
                                                                   ====== ======

  The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.3% in both fiscal 1997 and fiscal 1996.

  The assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.3% for fiscal 1997 decreasing each successive year until it reaches 5.5% in fiscal 2015 after which it remains constant. A 1% increase in the healthcare trend rate would have an immaterial effect on the accumulated postretirement benefit obligation at the end of fiscal 1997 and fiscal 1996 and on the net periodic cost for the fiscal years.

H. RELATED PARTY TRANSACTIONS

  As a result of the initial public offering, the Company and Supervalu entered into certain agreements of which the following are still in effect:

    A food products supply agreement under which the Company has agreed to purchase from Supervalu, through October 16, 1998, all of the Company's requirements for certain products sold in any food store owned or operated by the Company and located within the geographic areas serviced by Supervalu.

    A registration rights agreement under which SOA (and certain other affiliates of Supervalu) has the right to require the Company to file up to three registration statements under the Securities Act of 1933.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

  The Company's purchases of inventory from Supervalu were $1.9, $1.0 and $2.7 million for the fiscal years 1997, 1996 and 1995, respectively.

I. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following disclosure is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  Short-term debt and long-term obligations: The carrying amounts, if any, of the Company's borrowings under its short-term revolving credit agreement approximate their fair value. The fair values of the Company's long-term obligations are estimated using discounted cash flow analysis based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

  The carrying amounts and fair values of the Company's financial instruments at February 22, 1997 are as follows (amounts in thousands):

                                                              CARRYING   FAIR
                                                               AMOUNT   VALUE
                                                              -------- --------
      Long-term obligations:
        Senior Unsecured Notes, due November 15, 2004........ $99,773  $108,916
        Senior Unsecured Notes, due March 15, 2002...........  99,816   105,595
        Senior Unsecured Notes, due March 15, 2022...........  99,520   112,661
        Senior Unsecured Notes, due August 15, 2003..........  99,818    95,355
        Industrial Revenue Bond, due May 1, 2008.............   1,000     1,000
        Capital lease obligations............................  20,801    23,425

J. UNAUDITED QUARTERLY FINANCIAL INFORMATION

  Unaudited quarterly financial information is as follows:

                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     FISCAL YEAR (52 WEEKS) ENDED FEBRUARY 22, 1997
                          ---------------------------------------------------------------------
                              FIRST        SECOND         THIRD        FOURTH         YEAR
                            (16 WKS)      (12 WKS)      (12 WKS)      (12 WKS)      (52 WKS)
                          ------------- ------------- ------------- ------------- -------------
Net sales...............  $     610,911 $     498,517 $     591,208 $     632,771 $   2,333,407
Gross margins...........        146,391       112,974       131,258       159,043       549,666
Net earnings............          5,759         3,922        10,936        24,329        44,946
Net earnings per common
 share..................           0.18          0.12          0.34          0.76          1.40
Weighted average shares.         32,020        32,052        32,073        32,092        32,092
Dividends declared per
 common share...........  $        0.11 $        0.11 $         --  $         --  $        0.22
Price range per common
 share*.................  16 1/2-11 1/4 16 1/4-13 1/2     16 1/4-15 16 1/8-14 3/8 16 1/2-11 1/4
                                     FISCAL YEAR (52 WEEKS) ENDED FEBRUARY 24, 1996
                          ---------------------------------------------------------------------
                              FIRST        SECOND         THIRD        FOURTH         YEAR
                            (16 WKS)      (12 WKS)      (12 WKS)      (12 WKS)      (52 WKS)
                          ------------- ------------- ------------- ------------- -------------
Net sales...............  $     560,472 $     418,165 $     491,019 $     498,360 $   1,968,016
Gross margins...........        143,359       103,745       122,670       131,509       501,283
Net earnings............          5,368         1,869        10,132        21,070        38,439
Net earnings per common
 share..................           0.17          0.06          0.32          0.66          1.20
Weighted average shares.         32,005        32,005        32,005        32,005        32,005
Dividends declared per
 common share...........  $        0.11 $        0.11 $        0.11 $        0.11 $        0.44
Price range per common
 share*.................   11 3/4-8 3/4     14-10 1/4 13 1/4-10 1/4 11 3/4-10 7/8      14-8 3/4

--------
* Price range per common share reflects the highest and lowest stock market prices on the New York Stock Exchange during the quarter.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

K. BUSINESS SEGMENT INFORMATION

  The Company has redefined its business segments from the classifications of General Merchandise and Health Services (which had included ProVantage's managed healthcare operations and ShopKo's retail pharmacy and optical departments), to a Retail Store segment (which includes general merchandise, retail pharmacy and retail optical operations) and a ProVantage segment (which includes prescription benefit management, mail service pharmacy, vision benefit management and health information technology).

  Information about the Company's operations in the different businesses is as follows (in thousands):

                                                       FISCAL YEARS
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
      Net sales
        Retail Store.......................  $2,005,731  $1,881,038  $1,839,908
        ProVantage.........................     348,780      93,845      14,060
        Intercompany*......................     (21,104)     (6,867)     (1,039)
                                             ----------  ----------  ----------
        Total net sales....................  $2,333,407  $1,968,016  $1,852,929
                                             ==========  ==========  ==========
      Earnings before income taxes
        Retail Store.......................  $  113,683  $  107,216  $  102,691
        ProVantage.........................       9,533       2,713       1,494
        Corporate..........................     (17,417)    (12,507)    (12,725)
        Interest expense...................     (31,777)    (34,282)    (29,042)
                                             ----------  ----------  ----------
        Earnings before income taxes.......  $   74,022  $   63,140  $   62,418
                                             ==========  ==========  ==========
      Assets
        Retail Store.......................  $  985,374  $  991,285  $1,066,156
        ProVantage.........................     123,847      38,981      27,267
        Corporate..........................     124,671      87,694      16,328
                                             ----------  ----------  ----------
        Total assets.......................  $1,233,892  $1,117,960  $1,109,751
                                             ==========  ==========  ==========
      Depreciation and amortization expenses
        Retail Store.......................  $   57,036  $   54,982  $   52,727
        ProVantage.........................       2,312       1,009         254
        Corporate..........................         485         392         493
                                             ----------  ----------  ----------
        Total depreciation and amortization
         expenses..........................  $   59,833  $   56,383  $   53,474
                                             ==========  ==========  ==========
      Capital expenditures
        Retail Store.......................  $   34,258  $   51,915  $   93,466
        ProVantage.........................       2,953         136         620
        Corporate..........................       1,688         961         514
                                             ----------  ----------  ----------
        Total capital expenditures.........  $   38,899  $   53,012  $   94,600
                                             ==========  ==========  ==========

--------
  * Intercompany sales consist of prescriptions that were both sold at a ShopKo pharmacy and processed by ProVantage.

                     SHOPKO STORES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

L. SUBSEQUENT EVENT

 Termination of Combination:

  On September 7, 1996, the Company entered into a Plan of Reorganization with Phar-Mor and Cabot Noble. Pursuant to the Plan of Reorganization, the Company and Phar-Mor would have become subsidiaries of Cabot Noble. On April 2, 1997, the Company and Phar-Mor mutually agreed to terminate the planned business combination of the two companies. The Company anticipates recording a one-time pre-tax charge of approximately $2.8 million ($0.05 per share) during the first quarter of fiscal 1998 to cover costs associated with the terminated business combination.

 Common Stock Buyback and Secondary Offering:

  On April 24, 1997, the Company and Supervalu entered into an agreement pursuant to which Supervalu will exit its 46% investment in the Company. Under the terms of the agreement, the companies will enter into two simultaneous transactions. The first transaction is a secondary public offering of 6,557,280 shares of the Company's common stock. The second transaction is a stock buyback of $150.0 million representing 8,174,387 shares of its common stock held by Supervalu. Supervalu will pay the underwriting discount and certain other expenses related to the secondary offering up to an amount equal to the excess of the aggregate public offering price over $123.6 million ($18.85 per share). The Company will pay the underwriting discount and such expenses to the extent not paid by Supervalu. However, the Company and Supervalu have each agreed to bear the costs and expenses of its own counsel and the Company has agreed to bear certain marketing costs. Should the Company be required to pay all of the cost, it may incur a one-time charge of approximately $8.5 million ($0.37 per share) at the time of closing.

[Inside back cover to include a map of the United States indicating: (i) location of ShopKo stores; (ii) location of ShopKo distribution centers; (iii) location of ProVantage processing center and regional offices; (iv) ShopKo's headquarters; and (v) states covered by ProVantage's operations, differentiating between states with more and less than 10,000 resident lives under contract.]

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    5
Risk Factors..............................................................   12
Price Range of Common Stock and Dividend Policy...........................   15
Capitalization............................................................   16
Historical and Pro Forma Statements of Earnings...........................   17
Selected Consolidated Financial Data......................................   18
Use of Proceeds...........................................................   19
Recent Developments ......................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   20
Business..................................................................   26
Management................................................................   37
Certain Anti-Takeover Provisions..........................................   39
Selling Shareholder.......................................................   42
Certain U.S. Tax Consequences to Non-U.S. Shareholders....................   44
Underwriting..............................................................   46
Legal Matters.............................................................   48
Experts...................................................................   48
Index to Financial Statements.............................................  F-1

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                               6,557,280 SHARES


                              SHOPKO STORES, INC.

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

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                                     LOGO

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                          GOLDMAN SACHS INTERNATIONAL

                          MERRILL LYNCH INTERNATIONAL

                    SALOMON BROTHERS INTERNATIONAL LIMITED

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